UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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CenterPoint Energy, Inc.

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CenterPoint Energy, Inc.

Notice of Annual Meeting of Shareholders

to be held on April 23, 2021

and Proxy Statement

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Welcome to the CenterPoint Energy Annual Shareholder Meeting

March 12, 2021

Dear Fellow Shareholders:

We are pleased to invite you to attend our annual shareholder meeting to be held on April 23, 2021, at 9:00 a.m. central time in our auditorium located at 1111 Louisiana Street in Houston, Texas.

As explained in the enclosed proxy statement, at this year’s meeting you will be asked to vote (i) for the election of nine directors, (ii) for the ratification of the appointment of CenterPoint Energy’s independent registered public accounting firm and (iii) for the approval, on an advisory basis, of CenterPoint Energy’s executive compensation, and to consider any other business that may properly come before the meeting.

Your vote is very important to us – participate in the future of CenterPoint Energy and exercise your shareholder right by voting your shares right away.

Only holders of record of CenterPoint Energy common stock at the close of business on February 26, 2021 or their proxy holders, may vote at the meeting. Attendance at the meeting is limited to holders of our common stock or their proxy holders and CenterPoint Energy guests. Only holders of our common stock or their valid proxy holders may address the meeting.

Please review the proxy card for instructions on how you can vote your shares of CenterPoint Energy common stock over the internet, by telephone or by mail. It is important that all holders of CenterPoint Energy common stock, regardless of the number of shares owned, participate in the affairs of the Company. At CenterPoint Energy’s 2020 Annual Shareholder Meeting, approximately 86 percent of the Company’s outstanding shares of common stock was represented in person or by proxy.

Thank you for your continued investment in CenterPoint Energy.

Sincerely,

Milton Carroll Executive Chairman of the Board	David J. Lesar President and Chief Executive Officer

2021 Proxy Statement

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2021 Proxy Statement

Table of Contents (continued)

CenterPoint Energy

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Notice of Annual Meeting of Shareholders

Dear Shareholders:

You are cordially invited to attend the 2021 annual meeting of shareholders of CenterPoint Energy, Inc. This is your notice for the meeting.

TIME AND DATE

9:00 a.m. Central Time on April 23, 2021.

PLACE

The CenterPoint Energy auditorium at 1111 Louisiana, Houston, Texas.

ITEMS OF BUSINESS

•	elect the nine nominees named in the proxy statement as directors to hold office until the 2022 annual meeting;
•	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021;
•	conduct an advisory vote on executive compensation; and
•	conduct other business if properly raised.

RECORD DATE

Holders of record of CenterPoint Energy common stock at the close of business on February 26, 2021 are entitled to vote.

PROXY VOTING

Each share of CenterPoint Energy common stock entitles the holder to one vote on each matter to be voted on at the meeting. You may vote either by attending the meeting or by proxy. For specific voting information, please see “Frequently Asked Questions About Voting” beginning on page 1 of the proxy statement that follows. Even if you plan to attend the meeting, please sign, date and return the enclosed proxy card or submit your proxy using the Internet or telephone procedures described on the proxy card.

Sincerely,

Vincent A. Mercaldi

Corporate Secretary

Dated and first mailed

to shareholders

on or about March 12, 2021

Important Notice Regarding the Availability of Proxy Materials

for the Annual Shareholder Meeting to be Held April 23, 2021

The proxy statement and annual report to shareholders are available at:

http://materials.proxyvote.com/15189T

2021 Proxy Statement

CENTERPOINT ENERGY, INC.

1111 Louisiana

Houston, Texas 77002

(713) 207-1111

For deliveries by U.S. Postal Service:

P.O. Box 4567

Houston, Texas 77210-4567

Proxy Statement

FREQUENTLY ASKED QUESTIONS ABOUT VOTING

On what am I voting?

Item Description	More Information	Board Recommendation	Broker non-votes	Abstentions	Votes required for approval
Item 1: Election of directors	Page 4	FOR each nominee	Do not count	Do not count	Shares voted for must exceed shares voted against
Item 2: Ratification of appointment of the independent registered public accounting firm	Page 83	FOR	None expected	Do not count	Shares voted for must exceed shares voted against
Item 3: Advisory vote on executive compensation	Page 84	FOR	Do not count	Do not count	Shares voted for must exceed shares voted against

Who may vote?

Holders of our common stock recorded in our stock register at the close of business on February 26, 2021 may vote at the meeting. As of that date, there were 551,580,936 shares of our common stock outstanding.

How many votes do I have?

You have one vote for each share of our common stock you owned as of the record date for the meeting.

How do I vote?

Your vote is important. You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You may always change your vote at the meeting if you are a holder of record or have a proxy from the record holder. Giving us your proxy means that you authorize us to vote your shares of our common stock at the meeting in the manner you indicated on your proxy card. You may also provide your proxy using the Internet or telephone procedures described on the proxy card.

You may vote for or against each director nominee under Item 1 (election of directors) and the proposals under Item 2 (ratification of appointment of the independent registered public accounting firm) and Item 3 (advisory vote on executive compensation), or you may abstain from voting on these items. If you give us your proxy but do not specify how to vote, we will vote your shares of our common stock in accordance with the Board’s recommendations.

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2021 Proxy Statement

Frequently Asked Questions About Voting (continued)

What are the Board’s recommendations?

The Board’s recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board and, with respect to the ratification of the appointment of the independent registered public accounting firm, the Audit Committee, recommends a vote as follows:

•	FOR the election of the nine nominees named in this proxy statement as directors;

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021; and

•	FOR the approval, on an advisory basis, of the compensation paid to our named executive officers as disclosed in this proxy statement.

If any other matters properly come before the meeting, we will vote the shares of common stock in accordance with our best judgment and discretion.

What if I change my mind after I have voted?

You may revoke your proxy before it is voted by:

•	submitting a new proxy card with a later date;

•	voting in person at the meeting; or

•	giving written notice to Mr. Vincent A. Mercaldi, Corporate Secretary, at CenterPoint Energy’s address shown above.

Will my shares be voted if I do not provide my proxy?

It depends on whether you hold your shares of our common stock in your own name or in the name of a bank or brokerage firm. If you hold your shares of our common stock directly in your own name, they will not be voted unless you provide a proxy or vote in person at the meeting.

Brokerage firms generally have the authority to vote their customers’ unvoted shares of common stock on certain “routine” matters as determined by the New York Stock Exchange. If your shares of our common stock are held in the name of a broker, bank or other nominee, such nominee can vote your shares for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021 if you do not timely provide your proxy because this matter is considered “routine” under the applicable rules. However, no other items are considered “routine” and may not be voted on by your nominee without your instruction.

For all items other than ratification of the appointment of our independent registered public accounting firm, brokers holding shares of our common stock must vote according to specific instructions they receive from the beneficial owners of those shares because the New York Stock Exchange precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner as to how to vote. Brokers cannot vote on Item 1 (election of directors) or Item 3 (advisory vote on executive compensation) without instructions from the beneficial owners. If you do not instruct your broker how to vote with respect to Item 1 or Item 3, your broker will not vote for you with respect to those items.

Do I need a ticket to attend the meeting?

To be admitted to the meeting, you must provide proof of ownership of our common stock and proof of identification. If you plan to attend the meeting and your shares of common stock are held by banks, brokers, stock plans or other holders of record (in “street name”), you will need to provide proof of ownership. Examples of proof of ownership include a recent brokerage statement or letter from your broker or bank. All holders of our common stock will be required to present valid picture identification, such as a driver’s license, before being admitted to the meeting.

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2021 Proxy Statement

Frequently Asked Questions About Voting (continued)

What constitutes a quorum?

To carry on the business of the meeting, we must have a quorum. This means at least a majority of the shares of our common stock outstanding as of the record date must be represented at the meeting, either by proxy or in person. Shares of our common stock owned by CenterPoint Energy are not voted and do not count for this purpose.

Abstentions and proxies submitted by brokers that do not indicate a vote because they do not have discretionary authority and have not received instructions as to how to vote on a proposal (so-called “broker non-votes”) will be considered as present for quorum purposes.

What vote is required to approve each of the proposals?

Under our third amended and restated bylaws (bylaws), directors are elected by a majority of the votes cast at the meeting. Under our bylaws, this means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. Abstentions and broker non-votes will not affect the outcome of the vote. For additional information on the election of directors, see “Item 1: Election of Directors—Majority Voting in Director Elections.”

Each of the ratification of the appointment of independent registered public accounting firm in Item 2 and the approval of the resolution included in Item 3 regarding the advisory vote on executive compensation requires the affirmative vote of a majority of the shares of our common stock entitled to vote at the meeting and voted for or against the item. Abstentions and broker non-votes (none of which are expected for Item 2) will not affect the outcome of the vote on these items.

Who conducts the proxy solicitation and how much will it cost?

CenterPoint Energy is requesting your proxy for the annual shareholder meeting and will pay all the costs of requesting shareholder proxies, including a fee of $13,000 plus expenses to Morrow Sodali LLC, 470 West Ave, Stamford, CT 06902, who will help us solicit proxies. We can request proxies through the mail, in person, or by telephone, fax or Internet. We can use directors, officers and other employees of CenterPoint Energy to request proxies. Directors, officers and other employees will not receive additional compensation for these services. We will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock.

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2021 Proxy Statement

ITEM 1: ELECTION OF DIRECTORS

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2021 Proxy Statement

Item 1: Election of Directors (continued)

Executive Summary

Overview. In this section, we introduce the nine nominees for election to our Board of Directors. These nominees bring relevant expertise and skills and represent a diverse mix of professional experience, backgrounds and perspectives appropriate to oversee our Company’s businesses and operations. In addition, we describe our corporate governance practices and policies. Strong corporate governance is a priority for the Company and the Board of Directors, is in the best interests of our shareholders and is critical to the Company’s long-term success. We have implemented corporate governance and business conduct policies and procedures designed to help us operate effectively with accountability, integrity and transparency, some of which are reflected below.

Nominees for Directors

Each of our directors will be elected at this year’s meeting to a one-year term expiring at the annual meeting of shareholders in 2022.

If any nominee becomes unavailable for election, the Board of Directors can name a substitute nominee, and proxies will be voted for the substitute nominee pursuant to discretionary authority. Proxies cannot be voted for a greater number of persons than the number of nominees named below.

Unless otherwise indicated or the context otherwise requires, when we refer to periods prior to September 1, 2002, CenterPoint Energy should be understood to mean or include the public companies that were its predecessors.

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2021 Proxy Statement

Item 1: Election of Directors (continued)

Board Composition Highlights

Our Board of Directors believes that having a diverse mix of directors with complementary qualifications, skills and expertise is essential to effectively discharging its oversight responsibility while advancing the Company’s long-term business strategy. Accordingly, the Board of Directors is focused on striking an appropriate balance between retaining directors with a deep knowledge of the Company and adding new directors with a fresh perspective, among other factors that are set forth below with respect to the nominees for election this year.

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2021 Proxy Statement

Item 1: Election of Directors (continued)

Our Board of Directors collectively represents the following backgrounds, key skills and competencies:

Board of Directors Backgrounds, Key Skills and Competencies
Regulated Electric / Natural Gas Distribution Utility Experience	✓
Public Company Board Service	✓
Current or Recent Public Company Senior Executive Officer	✓
Legal and Regulatory Experience	✓
Strategic Planning / Mergers and Acquisitions Experience	✓
Corporate Governance Experience	✓
Accounting, Banking and Financial Literacy	✓
Risk Management Experience	✓
Human Capital Management Experience	✓
Business Operations Experience	✓
Natural Gas / Oil Midstream Experience	✓
Executive Compensation Experience	✓
Technology Experience	✓
Community Relationships / Non-Profit or Charitable Board Service	✓

Listed below are the biographies of each director nominee. The biographies include information regarding each individual’s service as a director of the Company, business experience, director positions at public companies held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Governance Committee and the Board to determine that the person should serve as a director for the Company.

The nine nominees for election at the annual meeting are listed below.

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2021 Proxy Statement

Item 1: Election of Directors (continued)

LESLIE D. BIDDLE

Leslie D. Biddle, age 54, has been a director since April 2018. Ms. Biddle has served as a Partner and the President of Serengeti Asset Management since 2013 where she heads its risk committee and its energy research efforts. Before joining Serengeti, Ms. Biddle spent nearly ten years at Goldman Sachs, where she was most recently Global Head of Commodity Sales and the Chief Financial Officer of its investments in the metals and mining sector. Ms. Biddle was responsible for many of the structured transactions in the private equity and power spaces, including the Texas Genco acquisition and the TXU leveraged buyout, and was also a member of Goldman Sachs’ Finance Committee, Business Practices Committee, Firmwide New Activity Committee, Structured Investment Products Committee and European Audit and Compliance Committee. Prior to joining Goldman Sachs, Ms. Biddle served as a Vice President at the AES Corporation focusing on project finance and power plant development. Ms. Biddle has served on the Board of Directors of Empire State Realty Trust, Inc. since March 2017. She is also a member of the Council on Foreign Relations and serves on the advisory boards of NatureVest and the Hawthorn Club. Ms. Biddle previously served as the Vice Chair of the Board of Trustees of Colby College.

The Board determined that Ms. Biddle should be nominated for election as a director due to her extensive expertise in finance, complex structured transactions and project finance, particularly in the energy industry. The Board also values her service on the board of directors of another public company.

Independent Director Nominee Committees: Audit, Finance

MILTON CARROLL

Milton Carroll, age 70, has been a director since 1992. He has served as Executive Chairman since June 2013 and previously served as Chairman from September 2002 until May 2013. Mr. Carroll has served as a director of Halliburton Company since 2006. He has served as a director of Health Care Service Corporation since 1998 and as its chairman since 2002. He previously served as a director of Western Midstream Holdings, LLC, the general partner of Western Midstream Partners, LP, from February 2019 to August 2019, Western Gas Holdings, LLC, the general partner of Western Gas Partners, LP, from 2008 to February 2019, LyondellBasell Industries N.V. from July 2010 to July 2016 and LRE GP, LLC, the general partner of LRR Energy, L.P., from November 2011 to January 2014.

The Board determined that Mr. Carroll should be nominated for election as a director due to his extensive knowledge of the Company and its operations gained in nearly 30 years of service as a director of the Company, its predecessors and affiliates. The Board values Mr. Carroll’s knowledge of the oil and natural gas industry, board leadership skills and corporate governance expertise.

Non-Independent Director Nominee Executive Chairman Committees: None

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2021 Proxy Statement

Item 1: Election of Directors (continued)

WENDY MONTOYA CLOONAN

Wendy Montoya Cloonan, age 41, has been a director since February 2021. Ms. Cloonan is sole shareholder of The Law Office of Wendy Montoya Cloonan, PLLC, since August 2019, which specializes in the areas of public finance and public law. Before founding her own firm, Ms. Cloonan worked at the Houston Endowment, Inc., a private foundation that partners with other organizations in the non-profit, public and private sectors to improve quality of life for the residents of greater Houston, from February 2015 to July 2019 where she served as Senior Program Officer in Education, Assistant General Counsel and Director of Legal. Prior to joining Houston Endowment, Inc., Ms. Cloonan served as an attorney at Hunton Andrews Kurth LLP (formerly, Andrews Kurth LLP), Schwartz, Page & Harding, L.L.P. and Vinson & Elkins LLP. Ms. Cloonan has served as a commissioner of the Port of Houston Authority since 2019 and on the board of directors of the Houston Downtown Management District since 2015. She has previously served on the boards of directors of several non-profit organizations, which included leadership roles with the Hispanic Bar Association and United Way.

The Board determined that Ms. Cloonan should be nominated for election as a director due to her legal expertise and financial acumen, as well as her strong ties to the Houston community, including through her role as a commissioner of the Port of Houston Authority and by her significant non-profit involvement.

Independent Director Nominee Committees: Audit, Compensation

EARL M. CUMMINGS

Earl M. Cummings, age 56, has been a director since July 2020. Since 2012, Mr. Cummings has served as Managing Partner of MCM Houston Properties, LLC, a real estate fund that invests in single family residential properties in Houston, Texas. In his role as Managing Partner, he is responsible for overall capital raising, investment, acquisition, and business strategies of the fund and its assets. Mr. Cummings also serves as Chief Executive Officer of The BTS Team, which began as an information technology and staffing firm providing solutions and services across various regions and evolved into a company that also invested financial resources in various industries to create value for shareholders and other stakeholders, and he previously served as its Chief Information Officer and Chairman of its board. He also served as Chief Executive Officer of BestAssets, Inc., a private company providing real estate portfolio management and related services. Active across communities and in non-profit board service, Mr. Cummings has served on the boards of the University of Houston Board of Visitors, C-STEM Robotics (where he was founding Chairman of the Executive Board for C-STEM), Yellowstone Academy and has also served on the advisory boards for KIPP Academy and Texas Southern University School of Business.

The Board determined that Mr. Cummings should be nominated for election as a director due to his executive management experience with various enterprises focusing on technology and real estate and his financial and business development expertise.

Independent Director Nominee Committees: Audit, Compensation

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2021 Proxy Statement

Item 1: Election of Directors (continued)

DAVID J. LESAR

David J. Lesar, age 67, has been a director since May 2020 and President and Chief Executive Officer of CenterPoint Energy since July 2020. He served as interim Chief Executive Officer of Health Care Service Corporation, the largest privately held health insurer in the United States, from July 2019 through June 1, 2020 and a director from 2018 to July 2020. Prior to joining Health Care Service Corporation, Mr. Lesar served as the Chairman of the Board and Chief Executive Officer of Halliburton Company from 2000 to 2017 and as its Executive Chairman of the Board from June 2017 until December 2018. Mr. Lesar joined Halliburton in 1993 and served in a variety of other roles, including executive vice president of Finance and Administration for Halliburton Energy Services, a Halliburton business unit, Chief Financial Officer of Halliburton from 1995 through May 1997 and President and Chief Operating Officer from May 1997 through August 2000 and continued as President until August 2014. He has also served on the board of directors of several companies, most recently Agrium, Inc. as well as Lyondell Chemical Co., Southern Co., Cordant Technologies and Mirant Corp.

The Board determined that Mr. Lesar should be nominated for election as a director due to his extensive public company experience from his tenure as chief executive officer of several companies as well as his energy industry and financial expertise.

Non-Independent Director Nominee Chief Executive Officer Committees: None

MARTIN H. NESBITT

Martin H. Nesbitt, age 58, has been a director since April 2018. Since 2013, Mr. Nesbitt has served as Co-Chief Executive Officer of The Vistria Group, LLC, a Chicago-based investment firm focused on the education, healthcare and financial services industries. Prior to co-founding Vistria, Mr. Nesbitt served as Chief Executive Officer of PRG Parking Management (known as The Parking Spot), an owner and operator of off-airport parking facilities, from 1996 to 2012. Prior to The Parking Spot, Mr. Nesbitt also served as officer of the Pritzker Realty Group, L.P. and as Vice President and Investment Manager at LaSalle Partners, with a variety of responsibilities including investment management for regional retail properties. Mr. Nesbitt has served on the Boards of Directors of Jones Lang LaSalle since 2011, American Airlines Group, Inc. since 2015 and Chewy, Inc. since 2020. He is a Trustee of Chicago’s Museum of Contemporary Art and serves as Chairman of the Barack Obama Foundation. He previously served as a director of Norfolk Southern Corporation from 2013 to May 2019.

The Board determined that Mr. Nesbitt should be nominated for election as a director due to his extensive financial, strategic and operational experience as chief executive officer and founder of various companies. The Board also values his expertise in executive leadership and his public company board experience.

Independent Director Nominee Committees: Compensation, Governance (Chair)

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2021 Proxy Statement

Item 1: Election of Directors (continued)

THEODORE F. POUND

Theodore F. Pound, age 66, has been a director since April 2015. Mr. Pound is a private investor and attorney. He served as Vice President, General Counsel and Corporate Secretary of Select Energy Services, LLC, a private company providing water solutions and well-site services to energy producers, from January 2013 to January 2016. He previously served as Vice President, General Counsel and Secretary of Allis-Chalmers Energy, Inc., a publicly traded oilfield services company, from September 2004 to March 2011, when it was acquired by Seawall Limited. Mr. Pound has practiced law in Texas for nearly 40 years, primarily in the areas of mergers and acquisitions, corporate finance, securities, compliance and governance.

The Board determined that Mr. Pound should be nominated for election as a director due to his extensive legal, compliance and corporate governance expertise and his nearly 40 years of experience in advising public and private companies.

Independent Director Nominee Committees: Compensation (Chair), Audit

PHILLIP R. SMITH

Phillip R. Smith, age 69, has been a director since March 2014. Since December 2019, Mr. Smith has been President and Chief Executive Officer of Marathon-Sparta Holdings, Inc., a private company involved in non-healthcare related employee benefits programs and affiliated through common ownership with Torch Energy Advisors, Inc., a private energy company with interests in oil, gas and renewable energy, where he served as President and Chief Executive Officer from January 2013 through December 2019. Prior to joining Torch, Mr. Smith was a partner with KPMG LLP from 2002 to 2012. Mr. Smith also served on the Board of Directors and as audit committee chair for Oilstone Energy Services, Inc., a position he held from October 2014 to June 2016.

The Board determined that Mr. Smith should be nominated for election as a director due to his over 40 years of business, financial and accounting experience, including a 25-year partner career with international accounting firms managing engagements of large and complex multi-national companies with extensive audit committee and board interaction.

Independent Director Nominee Committees: Audit (Chair), Governance

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2021 Proxy Statement

Item 1: Election of Directors (continued)

BARRY T. SMITHERMAN

Barry T. Smitherman, age 63, has been a director since May 2020. Since January 2017, Mr. Smitherman has served as President and principal attorney of Barry Smitherman, P.C., a law firm specializing in water, electric and natural gas utilities, and as the managing partner of Smitherman + Associates, L.P., a firm providing consulting services to infrastructure related entities, since January 2017. Mr. Smitherman is also an adjunct professor at The University of Texas School of Law where he teaches courses in Texas energy law. He previously served as a partner in the energy regulatory practice at Vinson & Elkins LLP, an international law firm, from March 2015 to January 2017. He previously served on the Railroad Commission of Texas, a state agency that oversees the oil, natural gas, pipeline and natural gas utility industries in Texas, from July 2011 through January 2015; he was its chairman from February 2012 to August 2014. Mr. Smitherman also served on the Public Utility Commission of Texas, a state agency that regulates the electric, water and landline telecommunications industries in Texas, from April 2004 through July 2011; he was its chairman from November 2007 through July 2011. Over this time period, Mr. Smitherman served two terms on the U.S. Department of Energy Electricity Advisory Committee, on the board of directors of the National Association of Regulatory Utility Commissioners (NARUC), including as Chairman of its gas committee, on the Electric Reliability Council of Texas (ERCOT) board of directors and on the regional state committee of the Southwest Power Pool (SPP). Prior to public service, Mr. Smitherman spent 16 years as an investment banker, holding leadership roles with First Boston, J.P. Morgan Securities and Banc One Capital Markets (as National Head of Public Finance). Mr. Smitherman currently serves as Chairman of the Brookwood in Georgetown board of directors, a non-profit organization.

The Board determined that Mr. Smitherman should be nominated for election as a director due to his extensive expertise with public utilities and the regulatory process from his service with federal and state regulatory authorities, including as chairman of both the Public Utility Commission of Texas and the Texas Railroad Commission, as well as his extensive legal experience and financial acumen.

Independent Director Nominee Committees: Finance, Governance

The Board of Directors recommends a vote FOR the election of each of the nominees as directors.

Director Nomination Process

In assessing the qualifications of candidates for nomination as director in addition to qualifications set forth in our bylaws, the Governance Committee and the Board consider the following:

The nominee’s personal and professional integrity, experience, reputation and skills;

The nominee’s ability and willingness to devote the time and effort necessary to be an effective board member;

The nominee’s commitment to act in the best interests of CenterPoint Energy and its shareholders;

The requirements under the listing standards of the New York Stock Exchange for a majority of independent directors, as well as qualifications applicable to membership on Board committees under the listing standards and various regulations; and

The Board’s desire that the directors possess a broad range of business experience, diversity, professional skills, geographic representation and other qualities it considers important in light of our business plan.

At least annually, the Governance Committee reviews the overall composition of the Board, including the skills represented by incumbent directors, and the need for Board refreshment or expansion. The Board evaluates the makeup of its membership in the context of the Board as a whole, with the objective of recommending a group that (i) can effectively work together using its diversity of experience, skills, perspectives and backgrounds to see that the Company is well-managed with a focus of achieving the Company’s long-term business strategy and (ii) represents the interests of the Company and its shareholders. In seeking new director candidates, the Governance Committee and the Board consider the skills, expertise and qualities that will be required to effectively oversee management of the

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2021 Proxy Statement

Item 1: Election of Directors (continued)

business and affairs of the Company. The Governance Committee and the Board also consider the diversity of the Board in terms of the geographic, gender, age and ethnic makeup of its members. The Board believes that a diverse membership enhances the Board’s deliberations and promotes inclusiveness.

Suggestions for potential nominees for director can come to the Governance Committee from a number of sources, including incumbent directors, officers, executive search firms and others. If an executive search firm is engaged for this purpose, the Governance Committee has sole authority with respect to the engagement. The Governance Committee will also consider director candidates recommended by shareholders. The extent to which the Governance Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the Committee about the qualifications and suitability of the individual, viewed in light of the needs of the Board, and is at the Committee’s discretion. The Governance Committee and the Board evaluate the desirability for incumbent directors to continue on the Board following the expiration of their respective terms, taking into account their contributions as Board members, the benefit that results from increasing insight and experience developed over a period of time and the skills needed to achieve the Company’s long-term business strategy.

On May 6, 2020, the Company entered into a governance arrangement agreement with Elliott International, L.P. and Elliott Associates, L.P., pursuant to which the Company agreed to appoint Messrs. Lesar and Smitherman as directors to further bolster the composition of the Board with their leadership experience and skillsets tailored for the Company’s opportunities, including service on the Business Review and Evaluation Committee. Messrs. Lesar and Smitherman were each elected to a vacant seat on the Board effective May 6, 2020. Additionally, in connection with the Board’s ongoing refreshment process, Mr. Cummings and Ms. Cloonan were identified as director candidates and recommended to the Board by Messrs. Lesar and Carroll, respectively. The Governance Committee evaluated and recommended their appointment to the Board. The Board elected Mr. Cummings and Ms. Cloonan to the Board effective July 1, 2020 and February 19, 2021, respectively. Following the Annual Meeting, the Board expects to reduce the size of the Board to nine directors.

Our bylaws provide that a shareholder may nominate a director for election if the shareholder sends a notice to our Corporate Secretary, which must be received at our principal executive offices between October 25, 2021 and January 23, 2022. The bylaws require that the notice must contain prescribed information, including, among other things, the name and address of the shareholder, the number of shares owned beneficially by the shareholder, the name and address of each of the persons with whom the shareholder is acting in concert, the number of shares of capital stock beneficially owned by each such person with whom the shareholder is acting in concert, and a description of all arrangements or understandings between the shareholder and each nominee and any other persons with whom the shareholder is acting in concert pursuant to which the nomination or nominations are made, as well as other procedural requirements. The shareholder must also provide the documentation and information about the nominee required by our bylaws, including information about the nominee that would be required to be disclosed in the proxy statement. If any of the foregoing information changes or requires supplementation, the proponent must update the information at the times provided in our bylaws. Except as required under the proxy access provisions of our bylaws, CenterPoint Energy is not required to include any shareholder proposed nominee in the proxy statement. You may obtain a copy of the bylaws describing the requirements for nomination of director candidates by shareholders on our website at https://investors.centerpointenergy.com/governance.

Proxy Access Requirements

In February 2017, we proactively adopted amendments to our bylaws to implement proxy access for our shareholders. These proxy access amendments permit a nominating group of up to 20 shareholders owning three percent or more of our common stock continuously for at least three years to nominate and include in our proxy materials for an annual meeting of shareholders director candidates constituting up to the greater of (i) 20 percent (or if such amount is not a whole number, the closest whole number below 20 percent) of our Board or (ii) two, provided that the shareholder (or group) and each nominee satisfy the requirements specified in our bylaws. An eligible shareholder wishing to

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nominate a candidate for election to the Board at the 2022 annual meeting of our shareholders, in accordance with the proxy access provisions in our bylaws, must provide such notice no earlier than November 24, 2021 and no later than December 24, 2021. Any such notice and accompanying nomination materials must meet the requirements set forth in our bylaws, which are publicly available at http://investors.centerpointenergy.com/governance.

Annual Board Self-Assessment and Director Peer Evaluation

The Board of Directors conducts a self-assessment of its performance and effectiveness as well as that of the four standing committees on an annual basis. The purpose of the self-assessment is to track progress from year to year and to identify ways to enhance the Board’s and its Committees’ effectiveness. Further, the Board of Directors, as part of its self-assessment, evaluates management’s preparation for Board and Committee meetings and the content presented at such meetings. As part of the assessment, each director completes a written questionnaire developed by the Governance Committee to provide feedback on the effectiveness of the Board and its Committees.

Additionally, each director completes an individual evaluation for each of the other directors. The collective ratings and comments of the directors are compiled and presented by Mr. Nesbitt, the chairman of the Governance Committee, or by Mr. Carroll, with respect to Mr. Nesbitt’s evaluation, to the Governance Committee and the full Board for discussion and action in connection with the director nomination process.

Director Independence

The Board of Directors determined that Messrs. Cummings, McLean*, Nesbitt, Pound, Smith, Smitherman and Wareing** and Mses. Biddle, Cloonan and Rheney* are independent within the meaning of the listing standards for general independence of the New York Stock Exchange.

Under the listing standards, a majority of our directors must be independent, and the Audit, Compensation and Governance Committees are each required to be composed solely of independent directors. The standards for audit committee and compensation committee membership include additional requirements under rules of the Securities and Exchange Commission. The Board has determined that all of the members of each of its standing committees meet the applicable independence requirements. The listing standards relating to general independence require an affirmative determination by the Board that the director has no material relationship with the listed company and contain a listing of several specific relationships that preclude independence.

As contemplated by New York Stock Exchange rules then in effect, the Board adopted categorical standards in 2004 to assist in making determinations of independence. Under the rules then in effect, relationships falling within the categorical standards were not required to be disclosed or separately discussed in the proxy statement in connection with the Board’s independence determinations.

The categorical standards cover two types of relationships. The first type involves relationships of the kind addressed in either:

•	the rules of the Securities and Exchange Commission requiring proxy statement disclosure of relationships and transactions; or

•	the New York Stock Exchange listing standards specifying relationships that preclude a determination of independence.

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For those relationships, the categorical standards are met if the relationship neither requires disclosure nor precludes a determination of independence under either set of rules.

The second type of relationship is one involving charitable contributions by CenterPoint Energy to an organization in which a director is an executive officer. In that situation, the categorical standards are met if the contributions do not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years.

In making its subjective determination regarding the independence of Messrs. Cummings, McLean*, Nesbitt, Pound, Smith, Smitherman and Wareing** and Mses. Biddle, Cloonan and Rheney*, the Board reviewed and discussed additional information provided by the directors and the Company with regard to each director’s business and personal activities as they related to the Company and Company management. The Board considered the transactions in the context of the New York Stock Exchange’s objective listing standards, the categorical standards noted above and the additional standards established for members of audit, compensation and governance committees.

*	Mr. McLean and Ms. Rheney will continue to serve on the Board until the 2021 Annual Meeting.
**	Mr. Wareing served on the Board until the 2020 Annual Meeting.

Code of Ethics and Ethics and Compliance Code

We have a Code of Ethics for our Chief Executive Officer and Senior Financial Officers, which group consists of our Chief Financial Officer, Chief Accounting Officer, Treasurer and Assistant Controller. We will post information regarding any amendments to, or waivers of, the provisions of this code applicable to these officers at the website location referred to below under “Website Availability of Documents.”

We also have an Ethics and Compliance Code applicable to all directors, officers and employees. This code addresses, among other things, issues required to be addressed by a code of business conduct and ethics under New York Stock Exchange listing standards. Any waivers of this code for executive officers or directors may be made only by the Board of Directors or a committee of the Board and must be promptly disclosed to shareholders.

In 2020, no waivers of our Code of Ethics or our Ethics and Compliance Code were granted.

Conflicts of Interest and Related-Party Transactions

The Governance Committee will address and resolve any issues with respect to related-party transactions and conflicts of interest involving our executive officers, directors or other “related persons” under the applicable disclosure rules of the Securities and Exchange Commission.

Our Ethics and Compliance Code provides that all directors, executive officers and other employees should avoid actual conflicts of interest as well as the appearance of a conflict of interest, and our Code of Ethics for our Chief Executive Officer and Senior Financial Officers similarly obligates the employees covered by that Code of Ethics (our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Treasurer and Assistant Controller) to handle actual or apparent conflicts of interest between personal and professional relationships in an ethical manner. Under our Ethics and Compliance Code, prior approval is required for any significant financial interest with suppliers, partners, subcontractors or competitors. Any questionable situation is required to be disclosed to the Legal Department or an employee’s direct manager.

Pursuant to our Corporate Governance Guidelines, the Governance Committee Charter and our Related-Party Transaction Approval Policy, the Board has delegated to the Governance Committee the responsibility for reviewing and resolving any issues with respect to related-party transactions and conflicts of interests involving executive officers or directors of the Company or other related persons under the applicable rules of the Securities and Exchange Commission. The Company’s Corporate Governance Guidelines require that (i) each director shall promptly

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disclose to the Chairman of the Board and the Chairman of the Governance Committee any potential conflicts of interest he or she may have with respect to any matter involving the Company and, if appropriate, recuse himself or herself from any discussions or decisions on any of these matters, and (ii) the Chairman of the Board shall promptly advise the Governance Committee of any potential conflicts of interest he or she may have with respect to any matter involving the Company and, if appropriate, recuse himself or herself from any discussions or decisions on any of these matters.

The Office of the Corporate Secretary periodically gathers information from directors and executive officers regarding matters involving potential conflicts of interest or related-party transactions and provides that information to the Governance Committee for review. Directors and executive officers are also required to inform the Company immediately of any changes in the information provided concerning related-party transactions in which the director or executive officer or other related person was, or is proposed to be, a participant. In accordance with our Related-Party Transaction Approval Policy, the standard applied in approving the transaction is whether the transaction is in the best interests of the Company and its shareholders.

There were no related-party transactions in 2020 that were required to be reported pursuant to the applicable disclosure rules of the Securities and Exchange Commission.

Majority Voting in Director Elections

Our bylaws include a majority voting standard in uncontested director elections. This standard applies to the election of directors at this meeting. To be elected, a nominee must receive more votes cast “for” that nominee’s election than votes cast “against” that nominee’s election. In contested elections, the voting standard will be a plurality of votes cast. Under our bylaws, contested elections occur where, as of a date that is 14 days in advance of the date we file our definitive proxy statement with the Securities and Exchange Commission (regardless of whether or not thereafter revised or supplemented), the number of nominees exceeds the number of directors to be elected.

Our Corporate Governance Guidelines include director resignation procedures. In brief, these procedures provide that:

Incumbent director nominees must submit irrevocable resignations that become effective upon and only in the event that (1) the nominee fails to receive the required vote for election to the Board at the next annual meeting of shareholders at which such nominee faces re-election and (2) the Board accepts such resignation;

Each director candidate who is not an incumbent director must agree to submit an irrevocable resignation upon election or appointment as a director;

Upon the failure of any nominee to receive the required vote, the Governance Committee makes a recommendation to the Board on whether to accept or reject the resignation;

The Board takes action with respect to the resignation and publicly discloses its decision and the reasons therefor within 90 days from the date of the certification of the election results; and

The resignation, if accepted, will be effective at the time specified by the Board when it determines to accept the resignation, which effective time may be deferred until a replacement director is identified and appointed to the Board.

Our bylaws and our Corporate Governance Guidelines can be found on our website at https://investors.centerpointenergy.com/governance.

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Board Leadership

The offices of Chairman of the Board and Chief Executive Officer are currently separate and have been separate since the formation of the Company as a new holding company in 2002. The Board believes that the separation of the two roles continues to provide, at present, the best balance of these important responsibilities with the Chairman directing board operations and leading oversight of the Chief Executive Officer and management, and the Chief Executive Officer focusing on developing and implementing the Company’s board-approved strategic vision and managing its day-to-day business. The Board believes that separating the offices of Chairman of the Board and Chief Executive Officer, coupled with regular executive sessions with only independent directors present, helps strengthen the Board’s independent oversight of management and provides an opportunity for the Board members to have more direct input to management in shaping the organization and strategy of the Company. A presiding independent director (typically the chairman of the Governance Committee) leads the executive sessions. The presiding director provides the independent directors with a key means for communication and collaboration.

The Board’s Role in Risk Oversight

CenterPoint Energy is a public utility holding company that, through its subsidiaries, owns and operates electric transmission, distribution and generation facilities and natural gas distribution facilities, provides energy performance contracting and sustainable infrastructure services and holds interests in a midstream master limited partnership. Risks are inherent in these businesses and investments, including, among other risks, regulatory and compliance risks, safety and operational risks, financial risks, environmental and climate risks and cybersecurity risks. The Board of Directors has responsibility for and is actively involved in the oversight of risks that could impact the Company. Our Corporate Governance Guidelines specify that the Board has ultimate oversight responsibility for the Company’s system of enterprise risk management.

Management is responsible for developing and implementing the Company’s program of enterprise risk management. A risk oversight committee, which is composed of senior executives from across the Company, monitors and oversees risks facing the Company. The Company’s General Counsel facilitates risk oversight committee meetings. The Committee provides risk assessment and control oversight for certain business activities, among other things. The Company’s enterprise risk management function further supports executive management’s, operational management’s and functional management’s execution of the Company’s strategic business objectives by conducting ongoing risk assessments and assisting with risk mitigation planning.

Throughout the year, the Board participates in reviews with management of the Company’s risk management process, the major risks facing the Company and steps taken to mitigate those risks. Board reviews include the following areas, among others:

Safety, including COVID-19	Regulatory and legislative developments

Environmental, social and governance matters	Cybersecurity and data privacy

Business strategy and policy, including industry and economic developments	Human capital management and diversity and inclusion

Operations and system integrity	Annual budget, including capital investment plan

Litigation and other legal matters	Integration

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In addition to these reviews, in 2020, for example, management’s corporate response planning team provided the Board with periodic updates on the Company’s COVID-19 response efforts, including, among other things, precautions and protocols developed to mitigate such risks in an effort to protect the Company’s employees and customers and maintain business continuity as a provider of an essential service.

To help the Board carry out its responsibility for risk oversight, the Board’s standing committees focus on the following specific key areas of risk:

Committee	Risk Oversight Responsibilities
Audit	Accounting and financial matters, including compliance with legal and regulatory requirements, and financial reporting and internal controls systems
Compensation	Compensation policies and practices, diversity and inclusion initiatives and succession planning
Finance	Financial affairs of the Company and its subsidiaries, including the Company’s capital structure
Governance	Corporate governance, including Board structure, cybersecurity, environmental matters and sustainability

The Board believes that the administration of its risk oversight function has not affected its leadership structure. In reviewing the Company’s compensation program, the Compensation Committee has made an assessment of whether compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company and has concluded that they do not create such risks as presently constituted.

Environmental, Social and Governance Oversight

As noted in the table above, the Board has charged the Governance Committee with oversight responsibility of the Company’s environmental matters as well as assessing its sustainability strategy and initiatives. The Governance Committee receives regular reports from management on the Company’s environmental and sustainability activities and risks, including risks related to climate change, among others. The Governance Committee provides periodic updates to the Board on the Company’s sustainability strategy and initiatives. The Compensation Committee assists the Board in discharging its oversight responsibility for the Company’s human capital management matters, including its diversity and inclusion initiatives and supplier diversity program, among other programs. Management provides regular updates to the Compensation Committee on human capital management strategy and programs, and the Board is kept apprised of any developments in these areas. Additionally, management periodically provides updates directly to the Board on the Company’s environmental and sustainability activities as well as its diversity and inclusion initiatives.

The Company voluntarily discloses key environmental, social and governance (“ESG”) matters and metrics in its Corporate Responsibility Report that follows the Global Reporting Initiative (“GRI”) framework and has been prepared in accordance with GRI Standards: Core Option. The Company has also disclosed information using the Sustainability Accounting Standards Board (“SASB”) standards and incorporated both the Edison Electric Institute (“EEI”) and American Gas Association (“AGA”) Version 2 Templates into its annual sustainability reporting activities. This Corporate Responsibility Report reaffirmed the Company’s carbon policy, including its carbon emissions reduction goals, detailed the Company’s diversity and inclusion initiatives and provided an overview of the Company’s response to COVID-19, among other key ESG disclosures. The Company’s most recent Corporate Responsibility Report, published in November 2020, is available on its website at www.centerpointenergy.com/responsibility, in addition to the GRI Index, SASB Index and EEI and AGA Version 2 Templates. Unless specifically stated herein, documents and information on CenterPoint Energy’s website are not incorporated by reference in this proxy statement.

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Executive Succession Planning and Leadership Development

As part of the Company’s leadership transition, our former President and Chief Executive Officer Scott Prochazka departed the organization in February 2020. Upon such departure, the Board conducted a search process to select a permanent Chief Executive Officer. During the Board’s search process, Mr. John W. Somerhalder II served as the Company’s Interim President and Chief Executive Officer. Effective July 1, 2020, the Board appointed Mr. David J. Lesar to serve as the Company’s permanent President and Chief Executive Officer, and Mr. Somerhalder resigned from his interim officer position and his director position effective June 30, 2020. For further information, see “Chief Executive Officer Search Committee” below.

In connection with the appointment of Mr. Lesar as the Company’s President and Chief Executive Officer, the Board, in conjunction with management, is refreshing its current executive succession plan for the Company, which, among other things, is intended to identify senior executive talent and provide development opportunities. As part of this refresh process, the Company has taken into account feedback from shareholders received during its shareholder engagement program. For further information on the Company’s outreach efforts in 2020, see “Shareholder Engagement” below.

Director Attendance

Last year, the Board met 20 times, and the standing committees met a total of 24 times. Each incumbent director attended more than 75% of the meetings of the Board of Directors and each of the committees on which he or she served.

Directors are expected to attend annual meetings of shareholders. All then-current directors attended the 2020 annual meeting of shareholders.

Board Organization and Committees

The Board oversees the management of the Company’s business and affairs. The Board appoints committees to help carry out its duties. Messrs. Carroll and Lesar do not serve on any standing committees. The following table sets forth the standing committees of the Board and their members as of the date of this proxy statement, as well as the number of meetings each committee held during 2020:

Director	Audit Committee	Compensation Committee	Finance Committee	Governance Committee
Leslie D. Biddle	✓		✓
Wendy Montoya Cloonan*	✓	✓
Earl M. Cummings	✓	✓
Scott J. McLean			✓	✓
Martin H. Nesbitt		✓		Chair
Theodore F. Pound	✓	Chair
Susan O. Rheney		✓	Chair
Phillip R. Smith	Chair; Financial Expert			✓
Barry T. Smitherman			✓	✓
Number of Meetings Held in 2020	5	7	7	5

*	Ms. Cloonan was elected to the Board effective February 19, 2021.

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AUDIT COMMITTEE

The primary responsibilities of the Audit Committee are to assist the Board in fulfilling its oversight responsibility for:

•    the integrity of our financial statements;

•    the qualifications, independence and performance of our independent registered public accounting firm;

•    the performance of our internal audit function; and

•    compliance with legal and regulatory requirements and our systems of disclosure controls and internal controls.

The Audit Committee has sole responsibility to appoint and, where appropriate, replace our independent registered public accounting firm and to approve all audit engagement fees and terms. Please refer to “Report of the Audit Committee” for further details.

The Board of Directors has determined that Mr. Smith, the Chairman of our Audit Committee, is an audit committee financial expert within the meaning of the regulations of the Securities and Exchange Commission.

COMPENSATION COMMITTEE

The primary responsibilities of the Compensation Committee are to:

•    oversee compensation for our senior executive officers, including salary and short-term and long-term incentive awards;

•    administer incentive compensation plans;

•    evaluate our Chief Executive Officer’s performance;

•    review management succession planning and development;

•    review and monitor the Company’s diversity and inclusion practices; and

•    select, retain and oversee the Company’s compensation consultant.

For information concerning policies and procedures relating to the consideration and determination of executive compensation, including the role of the Compensation Committee and its report concerning Compensation Discussion and Analysis, see “Compensation Discussion and Analysis” and “Report of the Compensation Committee,” respectively.

FINANCE COMMITTEE

The primary responsibilities of the Finance Committee are to assist the Board in fulfilling its oversight responsibility for:

•    reviewing management’s recommendations regarding capital structure objectives, parameters and forecasts, including liquidity, short-term and long-term financial requirements, credit exposures, target credit ratings and related financial risk;

•    reviewing management’s recommendations regarding the financing plan, proposed financing transactions and use of derivatives and, following such review, making recommendations to the Board, as appropriate;

•    approving pricing and other terms and conditions relevant to specific transactions in the capital markets and other financing transactions, if authorized by the Board, or recommend that the Board authorize management to determine such terms and conditions;

•    authorizing share repurchases, new series of preferred or preference stock and exchange offers, if authorized by the Board;

•    reviewing and recommending for approval by the Board the declaration of dividends, including the amount and record date of dividends;

•    reviewing the Company’s risk transfer strategies; and

•    reviewing and approving the Company’s short-term investment policy.

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GOVERNANCE COMMITTEE

The primary responsibilities of the Governance Committee are to:

•    identify, evaluate and recommend, for the approval of the entire Board of Directors, potential nominees for election to the Board;

•    recommend membership on standing committees of the Board;

•    address and resolve any issues with respect to related-party transactions and conflicts of interest involving our executive officers, directors or other “related persons”;

•    review the independence of each Board member and make recommendations to the Board regarding director independence;

•    oversee annual evaluations of the Board and its standing committees, including individual director evaluations;

•    review any shareholder proposals submitted for inclusion in our proxy statement and make recommendations to the Board regarding the Company’s response;

•    review and recommend fee levels and other elements of compensation for non-employee directors;

•    evaluate whether to accept a conditional resignation of an incumbent director who does not receive a majority vote in favor of election in an uncontested election;

•    periodically review the Company’s programs, practices, initiatives and strategies relating to environmental and sustainability matters and cybersecurity; and

•    establish, periodically review and recommend to the Board any changes to our Corporate Governance Guidelines.

For information concerning policies and procedures relating to the consideration and determination of compensation of our directors, including the role of the Governance Committee, see “Compensation of Directors.”

Business Review and Evaluation Committee

In May 2020, the Board established the Business Review and Evaluation Committee as a non-standing committee of the Board to provide advice and recommendations to the Board to evaluate and execute on a comprehensive range of potential value-maximizing strategic business actions and alternatives related to the Company’s current configuration and alignment of businesses, assets and other ownership interests. In October 2020, the Business Review and Evaluation Committee completed its review and made final recommendations to the full Board for its consideration. CenterPoint Energy’s business strategy incorporated certain recommendations of the Business Review and Evaluation Committee, which the Company announced during its Investor Day in December 2020. The Business Review and Evaluation Committee was comprised of four members, including Mr. Lesar as its chairman and Messrs. Nesbitt, Smith and Smitherman.

Chief Executive Officer Search Committee

Upon the departure of the Company’s President and Chief Executive Officer in February 2020, the Board established a non-standing Chief Executive Officer Search Committee to oversee the search process to identify potential candidates to serve as the Company’s permanent Chief Executive Officer. The Chief Executive Officer Search Committee conducted a comprehensive and robust search, supported by a leading executive recruiting firm. This search ultimately resulted in the appointment of Mr. Lesar as the President and Chief Executive Officer in July 2020. Mr. Smith chaired the Chief Executive Officer Search Committee, and Mses. Biddle and Rheney and Messrs. Nesbitt and Pound also served on the committee.

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Executive Sessions of the Board

Our Corporate Governance Guidelines provide that the members of the Board of Directors who are not officers of CenterPoint Energy will hold regular executive sessions without management participation. If at any time the non-management directors include one or more directors who do not meet the listing standards of the New York Stock Exchange for general independence, the Board must hold an executive session at least once each year including only the non-management directors who are also independent. An executive session of independent directors is currently scheduled in conjunction with each regular meeting of the Board of Directors. Currently, the Governance Committee Chairman (Mr. Nesbitt) presides at these sessions.

Shareholder Engagement

The Company believes that good governance practices include maintaining a consistent and transparent dialogue throughout the year with our shareholders, which helps contribute to the Company’s long-term success. Each year, we engage in shareholder outreach through various engagement channels including direct meetings, analyst conferences and road shows, among others, and proactively solicit feedback. We also reach out to the proxy governance teams of certain of our large institutional investors to solicit feedback on a range of topics, including, among other topics, our executive compensation program, including short-term and long-term incentive plan design and executive succession planning, ESG matters, including our corporate governance practices such as board composition and refreshment, environmental and sustainability matters, such as climate change and our carbon emissions reduction targets, human capital management, including our diversity and inclusion initiatives and COVID-19 response, and proxy statement disclosure.

In response to the outcome of the 2020 advisory vote on the compensation of our named executive officers, commonly known as a “say-on-pay” vote, CenterPoint Energy solicited feedback and perspectives from our shareholders, particularly with respect to our executive compensation program. As part of this process, we contacted shareholders representing 64% of our outstanding shares of common stock during 2020, and shareholders representing 42% of our outstanding shares agreed to engage with us. Key members of our executive leadership representing Human Resources, Investor Relations, Environmental and Corporate Governance, along with our Compensation Committee Chair in certain instances, participated in our shareholder engagement. For further information on the results of our 2020 “say-on-pay” vote, the shareholder feedback we received and our responses thereto, please refer to “Compensation Discussion and Analysis—Executive Summary—Shareholder Outreach and Say-On-Pay.”

At this year’s meeting, our shareholders will again have the opportunity to cast an advisory vote on the compensation of our named executive officers. This vote provides our shareholders the opportunity to express their views regarding the compensation program for our named executive officers as disclosed in this proxy statement. As an advisory vote, the say-on-pay vote at the meeting will not be binding upon CenterPoint Energy or the Board of Directors. However, the Board of Directors values the opinions expressed by our shareholders, and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers. For additional information, please refer to “Advisory Vote on Executive Compensation (Item 3).”

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At our 2017 annual meeting of shareholders, we conducted an advisory vote on the frequency of future shareholder advisory votes on executive compensation, at which the Board of Directors recommended that our shareholders vote in favor of holding annual say-on-pay votes instead of the other options presented. At our 2017 annual meeting of shareholders, the shares of our common stock that voted in favor of one of the three available frequency recommendations (excluding abstentions and broker non-votes) were as follows:

2017 Annual Meeting Results on the Frequency of Future Shareholder Advisory Votes on Executive Compensation
Annually	Every Two Years	Every Three Years
86.8%	0.5%	12.7%

Consistent with the results of both the 2011 and 2017 advisory votes, we will continue to hold future say-on-pay votes annually until we next hold an advisory vote on the frequency of say-on-pay votes in 2023 as required under Securities and Exchange Commission rules.

Communications with Directors

Interested parties who wish to make concerns known to the non-management directors may communicate directly with the non-management directors by making a submission in writing to “Board of Directors (independent members)” in care of our Corporate Secretary at the address indicated on the first page of this proxy statement. Aside from this procedure for communications with the non-management directors, the entire Board of Directors will receive communications in writing from shareholders. Any such communications should be addressed to the Board of Directors in care of the Corporate Secretary at the same address.

Website Availability of Documents

CenterPoint Energy’s Annual Report on Form 10-K, Corporate Governance Guidelines, the charters of the Audit Committee, Compensation Committee, Finance Committee and Governance Committee, the Code of Ethics and the Ethics and Compliance Code can be found on its website at https://investors.centerpointenergy.com/governance. Additionally, CenterPoint Energy’s Corporate Responsibility Report and related disclosure can be found on its website at www.centerpointenergy.com/responsibility. Unless specifically stated herein, documents and information on CenterPoint Energy’s website are not incorporated by reference in this proxy statement.

Compensation of Directors

The Governance Committee of the Board oversees fee levels and other elements of compensation for CenterPoint Energy’s non-employee directors. The Governance Committee evaluates on an annual basis the non-employee director compensation program with a view to approximate CenterPoint Energy’s peer group median and align non-employee director compensation with our shareholders’ interests. This evaluation considers the significant time expended and background, experience and skill levels required to fulfill the duties of a non-employee director. The Governance Committee’s independent compensation consultant annually benchmarks and evaluates the competitiveness of CenterPoint Energy’s non-employee directors’ compensation program, including a comparison of the compensation components to that of peer companies. Based on the Governance Committee’s recommendations, the Board of Directors then determines the final compensation for all non-employee directors each year.

Directors receive a cash retainer and are eligible to receive annual grants of our common stock under the CenterPoint Energy, Inc. Stock Plan for Outside Directors, as amended. Directors no longer receive meeting fees, and participation in a plan providing split-dollar life insurance coverage has been discontinued for directors commencing service after 2000.

Stock ownership guidelines for non-employee directors were originally adopted in February 2011. Under the current guidelines, each non-employee director is required to own shares of CenterPoint Energy common stock with a value equal to at least five times the director’s regular annual cash retainer. New directors are required to attain the specified level of ownership within five years of joining the Board.

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Retainer Fees

Retainers are paid to our non-employee directors on a quarterly basis in arrears. Our non-employee directors receive an annual retainer of $110,000. The Chairs of the Audit, Compensation, Finance and Governance Committees each receive a supplemental annual retainer for service as committee chair. In addition to the annual retainer and standing committee chair supplemental retainers, non-employee directors serving on the Business Review and Evaluation Committee and the Chief Executive Officer Search Committee also receive supplemental retainers for their service on such committees. Our current non-employee annual and supplemental retainer fees are as follows:

Type of Retainer Fee	Current Retainer Fee
Annual Cash Retainer for Non-Employee Directors	$110,000
Annual Standing Committee Chair Supplemental Retainers
Audit Committee Chair	$20,000
Compensation Committee Chair	$20,000
Finance Committee Chair	$15,000
Governance Committee Chair	$15,000
Special Committee Chair and Member Supplemental Retainers
Business Review and Evaluation Committee Chair	Not Applicable
Business Review and Evaluation Committee Member	$20,000
Chief Executive Officer Search Committee Chair	$25,000
Chief Executive Officer Search Committee Member	$15,000

Fees earned or paid in 2020 are set forth in the Fees Earned or Paid in Cash column of the Director Compensation Table.

Stock Plan for Outside Directors

Each non-employee director serving as of May 1, 2020 was granted an annual stock award under our Stock Plan for Outside Directors in 2020. The cash value of these awards, as of the grant date, is set annually by the Board. The number of shares awarded is then determined by dividing the cash value by the fair market value of the common stock on the grant date. In 2020, for each non-employee director serving as of May 1, 2020, the Board determined a cash value for the stock award, as of the grant date, of $150,000, resulting in a stock award to each non-employee director of 9,113 shares of common stock. The annual stock awards granted under our Stock Plan for Outside Directors are immediately fully vested upon grant.

In addition to the annual grant, our Stock Plan for Outside Directors provides that a non-employee director may receive a one-time, initial grant of shares of common stock upon first commencing service as a director, based on a cash value, as of the date of the grant, set by the Board. Any such awards granted are immediately fully vested. The Board made one-time initial grants under this provision of the Stock Plan for Outside Directors to Messrs. Lesar* and Smitherman on June 4, 2020 with a cash value for such award, as of the grant date, of $150,000, resulting in a stock award to each of Messrs. Lesar and Smitherman of 8,310 shares of common stock, and to Mr. Cummings on July 1, 2020 with a cash value for such award, as of the grant date, of $125,000, resulting in a stock award to Mr. Cummings of 6,487 shares of common stock.

*	Mr. Lesar was serving as a non-employee director at the time of this grant.

Deferred Compensation Plan

We maintain a deferred compensation plan that permits directors to elect each year to defer all or part of their annual retainer and supplemental annual retainer for committee chairmanship. Interest accrues on deferrals at a

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Item 1: Election of Directors (continued)

rate, adjusted annually, equal to the average yield during the year of the Moody’s Long-Term Corporate Bond Index plus two percent. Directors participating in this plan may elect at the time of deferral to receive distributions of their deferred compensation and interest in three ways:

An early distribution of either 50% or 100% of their deferrals for the year in any year that is at least four years from the year of deferral or, if earlier, the year in which they attain their normal retirement date under the plan (the first day of the month coincident with or next following attainment of age 70);

A lump sum distribution payable in the year after the year in which they reach their normal retirement date or leave the Board of Directors, whichever is later; or

In 15 annual installments beginning on the first of the month coincident with or next following their normal retirement date or upon leaving the Board of Directors, whichever is later.

The deferred compensation plan is a nonqualified, unfunded plan, and the directors are general, unsecured creditors of CenterPoint Energy with respect to their plan benefits. No fund or other assets of CenterPoint Energy have been set aside or segregated to pay benefits under the plan. Refer to “Rabbi Trust” under “Executive Compensation Tables—Potential Payments upon Change in Control or Termination” for funding of the deferred compensation plan upon a change in control.

The amounts deferred by directors in 2020 are described in footnote (1) to the Director Compensation Table. The above market earnings are reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Director Compensation Table.

Director Compensation Table

The table below and the narrative in the footnotes provide compensation amounts for our non-employee directors for 2020, as well as additional material information in connection with such amounts. For summary information on the provision of the plans and programs, refer to the “Compensation of Directors” discussion immediately preceding this table. For further information regarding the compensation received by Messrs. Lesar and Somerhalder for their respective service as non-employee directors during a portion of 2020, refer to “Compensation Discussion and Analysis—Executive Compensation Tables—Summary Compensation Table for Fiscal Year 2020.”

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	Total ($)
Leslie D. Biddle	125,000	150,000	—	275,000
Earl M. Cummings(4)	55,000	125,004	—	180,004
Scott J. McLean	110,000	150,000	—	260,000
Martin H. Nesbitt	155,302	150,000	—	305,302
Theodore F. Pound	143,434	150,000	—	293,434
Susan O. Rheney	140,000	150,000	—	290,000
Phillip R. Smith	175,000	150,000	—	325,000
Barry T. Smitherman(4)	91,621	149,996	—	241,617
Peter S. Wareing(5)	40,714	—	50,715	91,428

(1)

Includes annual retainer and chairmen retainers for each director as more fully explained under “—Compensation of Directors—Retainer Fees.” Mr. Wareing elected to defer his annual retainer and committee chairman supplemental annual retainer during 2020.

(2)

Reported amounts in the table represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718: Compensation—Stock Compensation (FASB ASC Topic 718). For purposes of the table above, the effects of estimated forfeitures are excluded.

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Item 1: Election of Directors (continued)

Each non-employee director then in office as of May 1, 2020 received an annual value-based stock award under our Stock Plan for Outside Directors in 2020. Upon the recommendation of the Governance Committee, the Board determined a cash value for each award, as of the grant date, of $150,000, resulting in a stock award of 9,113 shares of common stock for each non-employee director then in office as of May 1, 2020. The grant date fair value of the awards, based on the market price of our common stock on the New York Stock Exchange Composite Tape on that date, was $16.46 per share. With respect to Mr. Smitherman, upon the recommendation of the Governance Committee, the Board determined a cash value for his award, as of the grant date of June 4, 2020, of $150,000, resulting in a stock award of 8,310 shares of common stock for Mr. Smitherman. The grant date fair value of the award, based on the market price of our common stock on the New York Stock Exchange Composite Tape on that date, was $18.05 per share. With respect to Mr. Cummings, upon the recommendation of the Governance Committee, the Board determined a cash value for his award, as of the grant date of July 1, 2020, of $125,000, resulting in a stock award of 6,487 shares of common stock for Mr. Cummings. The grant date fair value of the awards, based on the market price of our common stock on the New York Stock Exchange Composite Tape on that date, was $19.27 per share. No stock awards under our Stock Plan for Outside Directors were outstanding at December 31, 2020.

(3)	In 2020, Mr. Wareing accrued above-market earnings on his deferred compensation account balance of $50,715.

(4)

Messrs. Smitherman and Cummings were elected to the Board effective May 6, 2020 and July 1, 2020, respectively. The fees earned or paid in cash and initial stock awards granted under our Stock Plan for Outside Directors reflect a partial year of service.

(5)	Mr. Wareing served on the Board until the 2020 Annual Meeting.

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STOCK OWNERSHIP

The following table shows stock ownership of known beneficial owners of more than 5% of CenterPoint Energy’s common stock, each director or nominee for director, the Interim Chief Executive Officer, the Chief Financial Officer, the other executive officers for whom we are providing detailed compensation information under “Executive Compensation Tables” and our executive officers and directors as a group. Information for the executive officers and directors is given as of March 5, 2021 except as otherwise indicated. The directors and officers, individually and as a group, beneficially own less than 1% of CenterPoint Energy’s outstanding common stock. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (Exchange Act) and, except as otherwise indicated, the respective holders have sole voting and investment powers over such shares.

Name(1)	Number of Shares of CenterPoint Energy Common Stock
The Vanguard Group, Inc.	64,911,895	(2)
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
BlackRock, Inc.	45,749,772	(3)
55 East 52nd Street
New York, New York 10055
FMR LLC	31,528,071	(4)
245 Summer Street
Boston, Massachusetts 02210
Capital International Investors	29,324,036	(5)
333 South Hope Street, 55th Floor
Los Angeles, CA 90071
State Street Corporation	28,708,016	(6)
One Lincoln Street
Boston, Massachusetts 02111
Leslie D. Biddle	34,096
Milton Carroll	117,340
Wendy Montoya Cloonan	—
Earl M. Cummings	7,987
Kristie L. Colvin	54,746	(7)
Scott E. Doyle	48,453	(7)
Gregory E. Knight	19,298	(7)
David J. Lesar	25,420
Scott J. McLean	39,928
Martin H. Nesbitt	19,096
Theodore F. Pound	32,294
Susan O. Rheney	65,928
Phillip R. Smith	44,428
Barry T. Smitherman	36,310
Jason P. Wells	—
All executive officers and directors as a group (19 persons)	672,209	(7)(8)

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o CenterPoint Energy, Inc., 1111 Louisiana Street, Houston, Texas 77002.

(2)

This information is as of December 31, 2020 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2021 by The Vanguard Group, Inc. This represents 11.91% of the outstanding common stock of CenterPoint Energy. The Schedule 13G/A reports no sole voting power for shares of common stock, shared voting power for 1,168,971 shares of common stock, sole dispositive power for 62,234,750 shares of common stock and shared dispositive power for 2,677,145 shares of common stock.

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Stock Ownership (continued)

(3)

This information is as of December 31, 2020 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 5, 2021 by BlackRock, Inc. This represents 8.4% of the outstanding common stock of CenterPoint Energy. The Schedule 13G/A reports sole voting power for 41,375,896 shares of common stock, no shared voting power for shares of common stock, sole dispositive power for 45,749,772 shares of common stock and no shared dispositive power for shares of common stock.

(4)

This information is as of December 31, 2020 and is based on a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2021 by FMR LLC. This represents 5.785% of the outstanding common stock of CenterPoint Energy. The Schedule 13G reports sole voting power for 3,169,822 shares of common stock, no shared voting power for shares of common stock, sole dispositive power for 31,528,071 shares of common stock and no shared dispositive power for shares of common stock.

(5)

This information is as of December 31, 2020 and is based on a Schedule 13G filed with the Securities and Exchange Commission on February 16, 2021 by Capital International Investors. This represents 5.4% of the outstanding common stock of CenterPoint Energy. The Schedule 13G reports sole voting power for 28,014,128 shares of common stock, no shared voting power for shares of common stock, sole dispositive power for 29,324,036 shares of common stock and no shared dispositive power for shares of common stock.

(6)

This information is as of December 31, 2020 and is based on a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2021 by State Street Corporation. This represents 5.27% of the outstanding common stock of CenterPoint Energy. The Schedule 13G reports no sole voting power for shares of common stock, shared voting power for 24,896,836 shares of common stock, no sole dispositive power for shares of common stock and shared dispositive power for 28,705,052 shares of common stock.

(7)

Includes shares of CenterPoint Energy common stock held under CenterPoint Energy’s savings plan, for which the participant has sole voting power (subject to such power being exercised by the plan’s trustee in the same proportion as directed shares in the savings plan are voted in the event the participant does not exercise voting power).

(8)	Does not include Messrs. Prochazka, Somerhalder and Vortherms and Ms. Liu, who departed from the Company.

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2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis as well as the information provided under the “Executive Compensation Tables” section contains information regarding measures applicable to performance-based compensation and targets and other achievement levels associated with these measures. CenterPoint Energy cautions investors not to regard this information, to the extent it may relate to future periods or dates, as forecasts, projections or other guidance. The reasons for this caution include the following: The information regarding performance objectives and associated achievement levels was formulated as of earlier dates and does not take into account subsequent developments. The objectives may include adjustments from, or otherwise may not be comparable to, financial and operating measures that are publicly disclosed and may be considered of significance to investors. Some achievement levels, such as those relating to incentives for exceptional performance, may be based on assumptions that differ from actual results.

CD&A Table of Contents
Executive Summary	29
Executive Compensation Program Overview	37
Design of Executive Compensation Program	38
2020 Executive Compensation Program	40
Our Executive Compensation Decision-Making Process	49
Other Compensation Programs and Practices	52

The Compensation Committee of the Board of Directors has developed a compensation program that aligns executive compensation with short-term and long-term performance against financial, operational and strategic goals that are key to delivering long-term value for our shareholders. This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program, including the objectives and elements of compensation, as well as recommendations and determinations made by the Compensation Committee regarding the compensation of our named executive officers.

Executive Summary

Our named executive officers for 2020 are listed below:

David J. Lesar	Jason P. Wells	Milton Carroll	Kristie L. Colvin	Scott E. Doyle	Gregory E. Knight
President, Chief Executive Officer & Director	Executive Vice President & Chief Financial Officer	Executive Chairman	Senior Vice President & Chief Accounting Officer and Former Interim Executive Vice President & Chief Financial Officer	Executive Vice President, Natural Gas	Executive Vice President, Customer Transformation & Business Services

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2021 Proxy Statement

Compensation Discussion and Analysis (continued)

Our named executive officers for 2020 include the following individuals who departed the Company during 2020:

•	Scott M. Prochazka, our former President, Chief Executive Officer and Director;

•	Xia Liu, our former Executive Vice President and Chief Financial Officer;

•	John W. Somerhalder II, our former Interim President and Chief Executive Officer and Director; and

•	Joseph J. Vortherms, our former Senior Vice President, Energy Services.

In this proxy statement, we refer to David J. Lesar, Jason P. Wells, Kristie L. Colvin, Scott E. Doyle and Gregory E. Knight and, for periods prior to their respective departures, Scott M. Prochazka (February 19, 2020), Xia Liu (April 1, 2020), John W. Somerhalder II (June 30, 2020) and Joseph J. Vortherms (October 2, 2020) as our “senior executive officers.” We also describe and discuss the compensation of our Executive Chairman, Milton Carroll. We refer to our Executive Chairman and our senior executive officers collectively as our “named executive officers” in this proxy statement.

Shareholder Engagement and Say-on-Pay Vote

Feedback from our shareholders is a critical part of our Company’s and our Compensation Committee’s approach to designing our executive compensation program. Each year, we engage in shareholder outreach through various engagement channels including direct meetings, analyst conferences and road shows, among others, and proactively solicit feedback. We also reach out to the proxy governance teams of certain of our large institutional investors to solicit feedback on a range of topics, including, among other topics, our executive compensation program, including short-term and long-term incentive plan design and executive succession planning, ESG matters, including our corporate governance practices such as board composition and refreshment, environmental and sustainability matters, such as climate change and our carbon emissions reduction targets, human capital management, including our diversity and inclusion initiatives and COVID-19 response, and proxy statement disclosure.

At the 2020 Annual Meeting of Shareholders, we received 57% support on our annual advisory vote on executive compensation, down from 93.5% support at our 2019 Annual Meeting. Our executive compensation programs have historically received strong shareholder support (averaging approximately 93% over 2017, 2018 and 2019).

In response to the outcome of the 2020 advisory vote on executive compensation, we reached out to our top 28 shareholders, representing approximately 64% of our outstanding shares, to request meetings to discuss any issues or concerns they had, particularly with respect to our executive compensation program. Shareholders representing 42% of our outstanding shares agreed to engage with us. For those that did not respond or agree to engage with us, we reached out to them again to request meetings.

In November and December of 2020, key members of our executive leadership team representing Human Resources, Investor Relations, Corporate Governance and Environmental, along with our Compensation Committee Chair in certain instances, participated in our shareholder engagement. We provided an open forum to each shareholder to discuss and comment on any aspects of the Company’s executive compensation program or ESG matters. Overall, we received generally positive and constructive feedback from the shareholders who engaged with us regarding the Company’s executive compensation program and our ESG practices. The Company, after this engagement with these shareholders, agreed to keep in contact with them, as well as the other shareholders who chose not to engage with the Company, to continue to receive any such feedback they may have on the Company’s executive compensation program and our ESG practices.

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Compensation Discussion and Analysis (continued)

SHAREHOLDER REPRESENTATION	We reached out to our top 28 shareholders, representing 63.5% of our outstanding shares, and met with 13 shareholders, representing 42% of our outstanding shares.

MEETING PARTICIPATION

Key members of our executive leadership team representing Human Resources, Investor Relations, Corporate Governance and Environmental, along with our Compensation Committee Chair in certain instances, participated in our shareholder engagement.

SHAREHOLDER FEEDBACK

The table below summarizes the topics our shareholders asked us to consider, and we shared the shareholder feedback with our Compensation Committee for their consideration as we seek to enhance our executive compensation program and improve our disclosures. Upon consideration of their feedback, we implemented certain changes as summarized in the table below.

These meetings with our shareholders provided the Compensation Committee and the Board with valuable insights into our shareholders’ perspectives on our compensation program and potential improvements to the program, as described further below. Following the shareholder outreach, with input from its independent compensation consultant and management, the Compensation Committee conducted a comprehensive review of our programs, including performance metrics and targets, with particular emphasis on our short-term and long-term incentive plans, as discussed below.

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2021 Proxy Statement

Compensation Discussion and Analysis (continued)

The table below summarizes the executive compensation topics our shareholders asked us to consider and our response.

WHAT WE HEARD FROM OUR SHAREHOLDERS	HOW WE RESPONDED

Increase focus on Earnings Per Share (EPS) in incentive plans to more directly align with shareholders

Short-term Incentive Plan: Effective in 2021, the funding of awards for our named executive officers under the short-term incentive plan is solely based on achieving a utility EPS goal.

Long-term Incentive Plan: Effective with the 2021 performance share unit awards under the long-term incentive plan, we replaced cumulative net income with cumulative utility EPS as a performance condition.

Enhance performance-based compensation and ensure rigorous metrics

Financial Performance: Effective in 2021, we incorporated a funding trigger whereby a threshold EPS must be achieved to fund the short-term incentive plan pool and, as described above, the funding of awards for our named executive officers under the short-term incentive plan is solely based on achieving a utility EPS goal. We also reduced the maximum payout opportunity under the short-term incentive plan to 150%.

The 2021 performance share unit awards will represent 75% (previously 70%) of the total award under the long-term incentive plan and, as described above, we replaced cumulative net income with cumulative utility EPS as a performance condition. We decreased the weighting on 2021 restricted stock unit awards to 25% (previously 30%) of the total award under the long-term incentive plan and incorporated a positive operating income trigger into our restricted stock unit awards, which will require positive operating income in the last full calendar year of the restricted period for the awards to vest.

Shareholder Return: Effective with the 2021 performance share unit awards, we increased the weighting on relative TSR from 40% to 45% of the total award under the long-term incentive plan.

Safety and Customer Service Performance and Accountability: While the funding of awards for our named executive officers under the short-term incentive plan beginning in 2021 is based on achieving a utility EPS goal as described above, the Compensation Committee has authority to adjust downward named executive officer awards under the plan if certain operational goals, such as safety and customer service, are not met.

Incorporate ESG metrics into incentive plans

Effective in 2021, we introduced an ESG modifier focused on diversity and inclusion into the short-term incentive plan design. The ESG modifier is a downward-only modifier and can only reduce the potential payout; it cannot increase the short-term incentive plan awards.

The terms of our separation with our former CEO did not appear to clearly support a separation payment

In 2020, our Board made changes to the leadership team as part of a strategic shift to position the Company for long-term success. The terms of the payment provided to Mr. Prochazka required Mr. Prochazka to release claims against us and agree to a non-solicitation covenant, which promoted business continuity and a smooth transition to new leadership. Our shareholders indicated that they better understood the terms of Mr. Prochazka’s payment after our discussions. Absent good reason, the Compensation Committee determined not to make such payments upon a voluntary departure in the future.

Shareholders requested additional disclosure regarding the Board’s rationale for additional compensation paid to the Executive Chairman with respect to CEO transition efforts

In early 2020, our Board determined that it was in the best interest of shareholders for Milton Carroll, our Executive Chairman, to have increased responsibilities in light of changes to leadership during our strategic shift. Specifically, the Board tasked Mr. Carroll to help ensure business continuity through each of the Company’s transitions, including transitioning the prior CEO out, identifying and selecting the next CEO and assisting with the transition from the prior CEO, to the interim CEO, and to the new CEO. Mr. Carroll’s one-time additional awards were intended to reflect these contributions and time commitments.

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Compensation Discussion and Analysis (continued)

In addition to engaging with our shareholders, we also engaged with representatives from Institutional Shareholder Services and Glass Lewis to gain clarity on matters they highlighted in their reports to investors, including how they evaluated our 2020 proxy disclosure and how they intend to evaluate our 2021 proxy disclosure.

2020 Business Strategy Highlights

We are committed to delivering shareholder value, and in 2020, the Company’s management advanced our strategy of delivering long-term value against the backdrop of an unusual and challenging year. Although we experienced headwinds, including the COVID-19 pandemic and a record hurricane season, our employees maintained business continuity and provided reliable service to our millions of customers.

2020 was a transformational year for our leadership team, as our Board of Directors made changes to the leadership team to position the Company for long-term success. Concurrent with the Company’s leadership transition discussed further below, we undertook a strategic business review and evaluation process (the “BREC review”) focused on maximizing the value from our various businesses, assets and ownership interests. Following the BREC review, we held an Investor Day to introduce to our shareholders our Company’s new long-term growth strategy that we believe will position us as a premium utility company. Our long-term value proposition focuses on (i) growing our regulated utility businesses through an accelerated capital investment plan by concentrating on safety, optimizing service to our customers and emphasizing cleaner energy generation and delivery, (ii) delivering operational excellence while reducing our operations and maintenance expenses and (iii) accessing constructive regulatory recovery, among other key components. We delivered strong operational and financial performance in 2020 in service of that strategy. We believe that our business strategy and long-term value proposition position us to be a new CenterPoint Energy.

2020 Executive Compensation Highlights

Our 2020 named executive officer compensation reflects the Company’s significant financial, operational and strategic successes in a challenging year. Our Compensation Committee considered our named executive officers’ leadership of the Company’s business and operations during the COVID-19 pandemic, in an active hurricane season and with a significant leadership transition and recognized the Company’s strong performance with its compensation decisions. We believe our strong performance is not yet reflected in our stock price and shareholder returns, as reflected in our performance share unit award results addressed below; however, we remain committed to delivering on a strategy that will create value for our customers and investors. The Company did not make any adjustments to its performance metrics under the short-term and long-term incentive plans due to COVID-19.

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Compensation Discussion and Analysis (continued)

•

Vesting of the 2018 performance share unit awards is based on the Company’s three-year relative total shareholder return (“TSR”) performance and three-year cumulative utility net income. Although the Company exceeded the target for cumulative utility net income, the overall performance share unit award results were impacted by lower relative TSR during the performance period. In recognition of our below-target shareholder return, the Compensation Committee approved the vesting of the 2018 performance share unit awards at 58% of target.

•

In assessing the 2020 short-term incentive plan payout, our Compensation Committee considered our achievement of strong financial results, including above-target core net income, underscored by the delivery of significant reductions in operations and maintenance expenses and improved year-over-year customer satisfaction. In recognition of this performance, the Committee approved an above-target 2020 short-term incentive plan payout of 146% of target.

Compensation actions associated with our 2020 leadership transition activities are described below.

Transition to New Leadership

As noted above, our Board of Directors and new President and Chief Executive Officer, David Lesar, took steps to strengthen our management team in 2020. A high-performing team enhances the value we deliver to stakeholders. Further, our team is now more diverse and brings a significant amount of utility experience. In connection with, and in support of, these transitions, the Compensation Committee approved certain compensation arrangements as described below.

President and Chief Executive Officer, David Lesar

On July 1, 2020, Mr. Lesar became the new President and Chief Executive Officer of CenterPoint Energy. Mr. Lesar was previously the Chairman of the Board and Chief Executive Officer of Halliburton Company from 2000 to 2017. In recognition of his significant experience leading a large public company, the Compensation Committee approved a competitive compensation package for Mr. Lesar. To induce Mr. Lesar to join the organization and create immediate alignment with shareholders, he received a sign-on restricted stock unit grant valued at $1,000,000 as of the grant date. This award will vest ratably upon his continued employment on the first, second and third anniversaries of the grant date. Additionally, the Company provided Mr. Lesar with relocation benefits, including the purchase of his home, to facilitate an expedited move to Houston and allow Mr. Lesar to quickly engage in his Chief Executive Officer duties and responsibilities. The Company’s purchase of Mr. Lesar’s home, as opposed to Mr. Lesar executing the sale individually, also helped to minimize his exposure to COVID-19, which exposure would have been more likely as a result of multiple home showings while he continued to reside in the home.

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Compensation Discussion and Analysis (continued)

Mr. Lesar’s annual pay package was designed so that a significant portion of his compensation is at-risk and structured to incentivize long-term shareholder value creation, with 87% of his compensation delivered as performance or stock-based compensation. The details of Mr. Lesar’s annual pay package are described as part of our 2020 Executive Compensation Program disclosure below.

Executive Vice President and Chief Financial Officer, Jason Wells

On September 28, 2020, Jason Wells was appointed as the new Executive Vice President and Chief Financial Officer of CenterPoint Energy. Mr. Wells has extensive utility-focused financial leadership experience and most recently held the position of Executive Vice President and Chief Financial Officer of PG&E Corporation. In recognition of his leadership experience, the Compensation Committee approved a competitive compensation package and a sign-on equity incentive award comprised of restricted stock units valued at $1,000,000 as of the grant date, half of which will vest upon his continued employment through the first anniversary of the grant date and the remaining half of which will vest upon his continued employment through the second anniversary of the grant date. Additionally, the Company provided Mr. Wells with relocation benefits, including the purchase of his home, to facilitate an expedited move to Houston and allow Mr. Wells to quickly engage in his Chief Financial Officer duties and responsibilities. The Company’s purchase of Mr. Wells’ home, rather than Mr. Wells executing the sale himself, also helped to minimize his exposure to COVID-19, which exposure would have been more likely as a result of multiple home showings while he continued to reside in the home. The details of Mr. Wells’ annual pay package are described as part of our 2020 Executive Compensation Program disclosure below.

Executive Vice President, Customer Transformation and Business Services, Gregory Knight

Mr. Knight was appointed as Executive Vice President, Customer Transformation and Business Services, effective August 17, 2020. Mr. Knight is a recognized leader in utility customer operations, focusing on technology and innovation to enhance the customer experience. In recognition of his leadership experience, the Compensation Committee approved for Mr. Knight a sign-on cash bonus of $400,000 and a sign-on equity incentive award consisting of restricted stock units valued at $300,000 as of the grant date, which will vest ratably upon his continued employment on the first, second and third anniversaries of the grant date. Additionally, the Company provided Mr. Knight with relocation benefits to facilitate an expedited move to Houston and allow Mr. Knight to quickly engage in his duties and responsibilities. The details of Mr. Knight’s annual pay package are described as part of our 2020 Executive Compensation Program disclosure below.

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Compensation Discussion and Analysis (continued)

Executive Chairman of the Board, Milton Carroll

As part of the strategic shift and changes in the Company’s executive leadership, the Board determined that it was in the best interests of shareholders for Mr. Carroll, our Executive Chairman, to have increased responsibilities. The Board tasked Mr. Carroll to help ensure business continuity through each of the Company’s transitions, including identifying and selecting a new Chief Executive Officer to support the development of, and lead, the Company’s new strategy. Specifically, his increased role included significant contributions and time commitment involved with the Chief Executive Officer transition, including transitioning the prior Chief Executive Officer out, identifying and selecting the next Chief Executive Officer and assisting with the transition from the prior Chief Executive Officer to the interim Chief Executive Officer and finally to the new Chief Executive Officer. His efforts helped provide for business continuity through each of the Company’s leadership transitions. Mr. Carroll’s institutional knowledge of the Company’s business, operations and culture was particularly relevant in supporting, advising and consulting with the interim Chief Executive Officer and new Chief Executive Officer. In recognition of the above, on February 26, 2020, the Compensation Committee approved the following one-time additional compensation awards for Mr. Carroll:

•	A $500,000 cash bonus; and

•

A fully-vested equity award with a value at grant equal to $1,500,000, which was granted in July 2020 upon the appointment of Mr. Lesar as CenterPoint Energy’s permanent President and Chief Executive Officer, with one-third of the underlying shares paid upon the grant date, one-third to be paid upon the first anniversary of the grant date, and the remaining one-third to be paid on the second anniversary of the grant date; provided, however, if Mr. Carroll earlier separates from CenterPoint Energy such that he is neither an employee nor director, any remaining unpaid shares under the award will be payable upon his separation.

Senior Vice President and Chief Accounting Officer and Former Interim Executive Vice President and Chief Financial Officer, Kristie Colvin

Ms. Colvin was appointed Interim Executive Vice President and Chief Financial Officer effective April 2, 2020, in addition to her role as the Company’s Chief Accounting Officer. On April 6, 2020, for Ms. Colvin’s service as Interim Executive Vice President and Chief Financial Officer, the Compensation Committee approved the following in respect of her additional responsibilities:

•	A quarterly cash payment of $105,000; and

•

A quarterly restricted stock unit award with a value at each grant date equal to $105,000, which will vest upon her continued employment through the third anniversary of each grant date. However, if Ms. Colvin is involuntarily separated from the Company without cause, these restricted stock unit awards will fully vest.

Upon her appointment as Interim Executive Vice President and Chief Financial Officer, in addition to her February 19, 2020 awards, Ms. Colvin also received performance share unit and restricted stock unit awards to reflect changes made to her base salary and long-term incentive target award level. If Ms. Colvin is involuntarily separated from the Company without cause, these awards will fully vest.

Concurrent with Mr. Wells’ appointment, Ms. Colvin stepped down from the role of Interim Executive Vice President and Chief Financial Officer. Ms. Colvin received two of the quarterly cash payments and grants during the interim period.

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Compensation Discussion and Analysis (continued)

Please refer to “—2020 Executive Compensation Program—Executive Officer Departures” for further information.

Executive Compensation Program Overview

Our Compensation Objectives

Our executive compensation program is designed to achieve the objectives as set forth below:

RECRUIT AND RETAIN TALENT	A key objective of our executive compensation program is to enable us to recruit and retain highly qualified executive talent by providing market-based compensation.

PAY FOR PERFORMANCE

We have structured our compensation program to motivate our executives to achieve individual and business performance objectives by varying their compensation in accordance with the success of our businesses. Accordingly, while compensation targets will to a large extent reflect the market, actual compensation realized will reflect our attainment of (or failure to attain) specified financial and operational performance objectives.

ALIGN INTERESTS OF EXECUTIVES WITH SHAREHOLDERS

We believe compensation programs can drive our employees’ behavior. We try to design our executive compensation program to align compensation with current and desired corporate performance and shareholder interests by providing a significant portion of total compensation in the form of stock-based incentives and requiring target levels of stock ownership.

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Compensation Discussion and Analysis (continued)

Compensation Program Key Features and Best Practices

The following are key features of our executive compensation program, which we believe are governance best practices and align the interests of management with those of our shareholders.

KEY FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM
✓

Strong Pay for Performance. A substantial portion of the compensation for our named executive officers is at-risk and performance-based, meaning that actual compensation realized in a given year will vary depending on Company financial and stock price performance and individual performance

✓

No Employment Agreements. We do not maintain executive employment agreements with any of our named executive officers, and our named executive officers are not entitled to guaranteed severance payments upon a termination of employment except pursuant to our change in control plan.

✓

“Double Trigger” Provisions for Change in Control Plan and Equity Awards. Our change in control plan and equity award agreements include a “double trigger,” whereby the executive is eligible for change in control benefits only if employment is terminated under certain circumstances within a set period before or after a change in control.

✓	No Excise Tax Gross Up Payments. Our change in control plan does not provide for excise tax gross up payments.
✓

Stock Ownership Guidelines. We have established executive stock ownership guidelines applicable to all of our officers, including our Executive Chairman, to appropriately align the interests of our officers with our shareholders’ interests.

✓

Benchmark to Market Median. We benchmark each major element of target compensation against the market median (50th percentile) because we believe the market median is a generally accepted benchmark of external competitiveness.

✓

Incentive Recoupment Policy. We have implemented a policy for the recoupment of short-term and long-term incentive payments in the event an officer is found to have engaged in any fraud, intentional misconduct or gross negligence that leads to a restatement of all, or a portion of, our financial results.

✓

Anti-Hedging Policy. As part of our insider trading policy, we have a policy prohibiting all of our officers and directors from hedging the risk of stock ownership by purchasing, selling or writing options on CenterPoint Energy securities or engaging in transactions in other third-party derivative securities with respect to CenterPoint Energy stock.

✓	100% Independent Compensation Committee. Our Compensation Committee consists entirely of independent directors.
✓	Independent Compensation Consultant. The Compensation Committee retains an independent consultant to provide advice on executive compensation matters and compensation for our Executive Chairman.

Design of Executive Compensation Program

Key Compensation Components and Purpose

We strive to provide compensation that is competitive, both in total and in individual components, with the companies we believe are our peers and likely competitors for executive talent.

We also motivate our executives to achieve individual and business performance objectives by varying their compensation in accordance with our overall success. Actual compensation in a given year will vary based on our performance, and to a lesser extent, on qualitative appraisals of individual performance. We expect our senior executive officers to have a higher percentage of their total compensation at risk to align each of our senior executive officers with the short-term and long-term performance objectives of CenterPoint Energy and with the interests of our shareholders.

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Compensation Discussion and Analysis (continued)

The key components of our 2020 compensation programs, including certain changes beginning in 2021, and their purpose in advancing our strategic objectives are outlined below.

	ELEMENT	FORM OF AWARD	PERIOD	PURPOSE
Fixed	Base Salary	Cash	One year	✓ Fixed, competitive level of compensation based on scope and complexity of role, individual experience and performance to attract and retain top talent

At Risk	Short-Term Incentive	Cash	One year

✓ Rewards delivery of near-term objectives aligned with the Company’s long-term business strategy

✓ Considers individual performance and contributions to Company performance

✓ NEW: Beginning in 2021, our short-term incentive funding will be subject to a utility EPS funding trigger, with funding for our named executive officers based solely on achieving a utility EPS goal

	Long-Term Incentives	Performance Share Units (“PSUs”) 70%	Three-year cliff vesting, subject to absolute corporate performance	✓ Rewards creation of long-term value through cumulative net income generation ✓ NEW: Beginning in 2021, PSU performance will be linked to cumulative utility EPS
Three-year cliff vesting, subject to relative stock performance

✓ Incentivizes Company outperformance relative to peer companies

✓ Aligns with shareholder interests

✓ NEW : Beginning in 2021, PSUs will represent 75% of total award value with 45% based on relative TSR performance and 30% linked to cumulative utility EPS

		Restricted Stock Units (“RSUs”) 30%	Three-year cliff vesting, subject to continued employment

✓ Promotes retention, facilitates stock ownership and supports succession planning

✓ Aligns with long-term shareholder interests

✓ NEW: Beginning in 2021, RSUs will represent 25% of total award value and will vest only if CenterPoint Energy achieves positive operating income in the last full calendar year of the restricted period

Pay For Performance

The guiding principle of our compensation philosophy is that the interests of executives and shareholders should be aligned and that pay should be based on performance. Our program provides upside and downside potential, depending on actual results, as compared to predetermined measures of success.

A significant portion of our named executive officers’ total direct compensation, which includes base salary in addition to the short-term and long-term incentive components, as applicable, is conditioned upon achieving results that are key to our long-term success and increasing shareholder value.

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Compensation Discussion and Analysis (continued)

The following graphics reflect the components of the target total direct compensation opportunities provided to our named executive officers.

TARGET COMPENSATION MIX AS OF DECEMBER 31, 2020

(consisting of base salary, short-term incentives and long-term incentives)

*The graphic represents the average size of each component as a percentage of each named executive officer’s (other than the Chief Executive Officer’s and former senior executive officers’) target total direct compensation opportunities (approved by the Compensation Committee in 2020).

2020 Executive Compensation Program

2020 Target Compensation Opportunities for Named Executive Officers

Prior to our shareholder engagement effort, the overall objectives and structure of our executive compensation program for our named executive officers remained largely unchanged in 2020 as compared to 2019. In February 2020, or, for our new executive officers, prior to their employment, the Compensation Committee reviewed the base salary and short-term and long-term incentive targets, as applicable, for each of our named executive officers and certain of our named executive officers serving in interim positions in 2020, and determined their respective base salaries and short-term and long-term incentive targets, as applicable, to provide each officer a competitive total direct compensation opportunity as shown below.

Name	2020 Base Salary	2020 Short- term Incentive Target (% of Salary)	2020 Short-term Target Opportunity	2020 Long- term Incentive Target (% of Salary)	2020 Long-term Target Opportunity	2020 Total Direct Target Compensation
David J. Lesar*	$1,350,000	125%	$1,687,500	520%	$7,020,000	$10,057,500
Jason P. Wells*	$ 650,000	75%	$ 487,500	250%	$1,625,000	$ 2,762,500
Milton Carroll	$ 820,000	Not eligible**	Not eligible**	325%	$2,665,000	$ 3,485,000
Kristie L. Colvin*	$ 380,000	55%	$ 209,000	100%	$ 380,000	$ 969,000
Scott E. Doyle	$ 500,000	65%	$ 325,000	170%	$ 850,000	$ 1,675,000
Gregory E. Knight*	$ 485,000	65%	$ 315,250	160%	$ 776,000	$ 1,576,250

*	Amounts reflect annualized base salary, short-term and long-term incentive opportunities

**	Beginning with the 2021 plan year, Mr. Carroll will be eligible to participate in the short-term incentive plan. For further information, please see “—Short-Term Incentive Plan” below.

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Compensation Discussion and Analysis (continued)

Executive Officer Departures

Departure of Former President and Chief Executive Officer, Scott Prochazka

As part of our leadership transition, our former President and Chief Executive Officer Scott Prochazka departed the organization in February 2020. In connection with his departure, the Company entered into a separation and release agreement with Mr. Prochazka and approved a one-time payment in exchange for a release of claims and protective covenants such as a non-solicitation agreement. This separation and release agreement and the associated one-time payment were enacted to support business continuity and a smooth transition following his departure.

Upon executing the release, Mr. Prochazka received the following:

•

Lump-sum cash payment of $7,348,584, which represented two years of annual base salary and short-term incentive plan awards at target and included an amount equal to his short-term incentive plan award for the 2019 performance year at 92% of funding;

•	Full vesting of his outstanding 2017, 2018 and 2019 stock awards, including dividend equivalents; and

•

Continued vesting of his 2018 and 2019 performance share unit awards, including dividend equivalents, subject to the achievement of the relevant performance metrics in accordance with the terms of the awards.

Additionally, Mr. Prochazka was eligible for 18 months of COBRA at active employee rates, and, until December 31, 2020, he received financial planning services, which are available to the Company’s senior executive officers.

Former Interim President and Chief Executive Officer, John Somerhalder II

During the interim period following Mr. Prochazka’s departure and prior to Mr. Lesar’s hire date, John Somerhalder II filled the role of Interim President and Chief Executive Officer. As a retired utility chief executive officer, Mr. Somerhalder provided leadership at a crucial time for the Company—during the initial height of the COVID-19 pandemic and unprecedented market reaction thereto—and his leadership supported continuous operations of the Company’s essential electric and natural gas distribution services. In connection with his role in this interim capacity, Mr. Somerhalder received the following compensation intended to reflect the uncertain and short timeframe of his service to the Company:

•	Annualized base salary of $1,000,000 while serving as Interim President and Chief Executive Officer;

•

Annualized target cash incentive of $1,000,000, payable pro-rata at the end of his term as Interim President and Chief Executive Officer, the payout of which was subject to the Compensation Committee’s discretion; and

•

Quarterly grants of fully-vested stock unit awards, each with a value at grant date equal to $1,375,000 beginning in March 2020 until the end of his term as Interim President and Chief Executive Officer, not to exceed four quarterly grants. As of his resignation from his interim officer and director positions on June 30, 2020, Mr. Somerhalder had received two of these quarterly grants, and the underlying shares were paid upon Mr. Somerhalder’s resignation.

Departure of Former Executive Vice President and Chief Financial Officer, Xia Liu

Our former Executive Vice President and Chief Financial Officer, Ms. Liu, resigned from the organization in April 2020. Ms. Liu did not receive any additional compensation associated with her departure.

Departure of Former Senior Vice President, Energy Services, Joseph Vortherms

On October 2, 2020, Mr. Vortherms departed from the Company due to the elimination of his role in connection with the divestitures of certain of the Company’s competitive energy businesses, including its competitive natural gas

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Compensation Discussion and Analysis (continued)

marketing and infrastructure services businesses, as part of the Company’s strategic transition to focus on its regulated utility businesses. The Compensation Committee approved a severance payment to Mr. Vortherms of $925,000 and elected to vest Mr. Vortherms’ outstanding equity awards under CenterPoint Energy’s long-term incentive plan pursuant to certain vesting provisions under the applicable equity award agreements such that his outstanding awards fully vested upon his departure, subject, in the case of performance share unit awards, to achievement of the relevant performance metrics in accordance with the terms of the award agreements. Please refer to “Executive Compensation Tables—Equity Incentive Plan Awards – Additional Information—Additional Information Regarding Our Equity Incentive Plan Awards” for further discussion regarding application of the termination provisions under the Company’s long-term incentive plan. Additionally, Mr. Vortherms is eligible for 18 months of COBRA at active employee rates, and, until December 31, 2020, he received financial planning services, which are available to the Company’s senior executive officers.

Base Salary

Base salary is the foundation of total compensation. Base salary recognizes the job being performed and the value of that job in the competitive market. Base salary must be sufficient to attract and retain the executive talent necessary for our continued success and provides an element of compensation that is not at risk to avoid fluctuations in compensation that could distract our executives from the performance of their responsibilities. The Compensation Committee generally seeks to position the base salary for our most senior executives near the 50th percentile of base salaries in the peer group and published compensation surveys.

Adjustments to base salary primarily reflect either changes or responses to changes in market data or increased experience and individual contribution of the employee. The typical date for making these adjustments is April 1 of each year; however, adjustments may occur at other times during the year to recognize new responsibilities or new data regarding the market value of the job being performed.

In February 2020, the Compensation Committee reviewed the base salary for each of our named executive officers, with the exception of Messrs. Lesar, Knight and Wells, who were appointed to their positions in July, August and September 2020, respectively, and certain of our named executive officers serving in interim positions in 2020, and determined their respective base salaries in recognition of the scope of their respective roles and to align their base salaries with market benchmarks for our peer group.

NAME	2020 BASE SALARY
David J. Lesar*	$1,350,000
Jason P. Wells*	$650,000
Milton Carroll	$820,000 (increase of 8% from 2019)
Kristie L. Colvin*	$380,000
Scott E. Doyle	$500,000 (increase of 11% from 2019)
Gregory E. Knight*	$485,000
Scott M. Prochazka**	$1,323,000 (no change)
Xia Liu**	$620,000 (increase of 13% from 2019)
Joseph J. Vortherms**	$400,000

*	Represents annualized base salary, as authorized by the Compensation Committee upon appointment

**	Departed from their respective positions with the Company during 2020; see above for further information

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Compensation Discussion and Analysis (continued)

Short-Term Incentive Plan

Our short-term incentive plan provides an annual cash award that is designed to link each employee’s annual compensation to the achievement of annual performance objectives for CenterPoint Energy as well as to recognize the employee’s performance during the year. The target award for each employee is expressed as a percentage of base salary earned during the year.

The Compensation Committee generally determines each senior executive officer’s short-term incentive target based on the competitive market data developed by its compensation consultant and recommendations from the Chief Executive Officer for officers other than himself. In light of the Company’s strong 2020 performance, in February 2021, the Compensation Committee recognized Mr. Lesar’s performance and key contributions with a short-term incentive plan payment for 2020 based on his annualized full year salary. Historically, our Executive Chairman was not eligible to participate in our short-term incentive plan. Due to Mr. Carroll’s significant contributions to the Company during the aforementioned leadership transitions in 2020, his role in the development of the Company’s strategic initiatives and new strategy, as well as his increased responsibilities and involvement with management and the operations of the Company to drive both short-term and long-term Company performance, in February 2021, the Compensation Committee determined that Mr. Carroll will be eligible to participate in the short-term incentive plan beginning with the 2021 plan year, with a short-term incentive compensation target of 75% of base salary. In recognition of Mr. Carroll’s significant contributions and performance throughout 2020 that, in part, played a key role in the Company’s 2020 performance, in February 2021, the Compensation Committee also approved a cash bonus to Mr. Carroll of $881,475, payable in 2021, which is the amount he would have received under the short-term incentive plan had he been eligible to participate in 2020.

Each year, our Compensation Committee identifies incentive plan metrics that align with our strategy and with the interests of, and our commitments to, our shareholders. The Compensation Committee establishes and approves the specific performance objectives under the short-term incentive plan based on financial and operational factors determined to be critical to achieving our desired business plans and designed to reflect goals and objectives to be accomplished over a 12-month measurement period. After the end of the year, the Compensation Committee compares the actual results to the pre-established performance objectives and certifies the extent to which the objectives are achieved under the plan.

The entirety of each individual award is subject to the Compensation Committee’s discretion, consistent with the Company’s philosophy to pay for performance. In determining whether to exercise its discretion, the Compensation Committee may assess an individual executive’s contribution to the achievement of the performance objectives and any special circumstances and may also consider the input of our Chief Executive Officer on the amount to be awarded to each of the other senior executive officers.

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Compensation Discussion and Analysis (continued)

The short-term incentive plan metrics for the 2020 performance year, along with the description of each metric and its critical linkage to our strategy for value creation, are provided in the table below.

PERFORMANCE OBJECTIVES	WEIGHTING	DESCRIPTION	STRATEGY ALIGNMENT
Overall Company Core Net Income	35%	CenterPoint Energy’s core net income is determined by adjusting GAAP reported net income to remove the effect of specified items, either positive or negative, to reflect what we consider to be our fundamental business performance in the period being measured, which also excludes the net income from our midstream investments business segment. *	A critical component of our strategy for success is strong financial performance as measured by our core net income.
Utility Diluted EPS	10%	Utility diluted EPS represents CenterPoint Energy’s utility net income divided by the weighted average diluted shares outstanding during the year and then adjusted for unusual or one-time items. This measure includes after-tax operating income from our Corporate and Other business segment as well as an allocation of corporate overhead based on our utility business segments’ relative earnings contributions. *	An EPS measure aligns with our commitment to return value to investors through earnings and dividends paid. This measure is focused on utility EPS, which excludes the net income from our midstream investments business segment, because we view our utility operations as the principal driver of overall financial performance.
Overall Company Operations and Maintenance (“O&M”) Expenditures	25%	Overall Company O&M expenditures is defined as all O&M expenses (excluding transmission cost of service, stranded cost recovery and system restoration bonds), with additional adjustments. *	Consistent with our focus on financial strength and efficient operations to provide safe and reliable service to our customers, this measure of O&M expenditures incentivizes the organization’s commitment to cost discipline.
Customer Satisfaction Composite	15%	Customer satisfaction composite includes: - Customer Surveys - Power Alert Service Surveys - Reliability Metrics	Customer satisfaction and reliability measures evaluate the delivery of services provided by CenterPoint Energy and its subsidiaries, which has a significant impact on our ability to deliver consistent and strong customer growth.
Safety Composite	15%	Safety composite includes: - Days Away, Restricted or Transferred - Leadership Safety Engagement Rate - Preventable Vehicle Collision Incident Rate	We are committed to the safety and wellbeing of our employees, contractors, customers and communities, and the safety composite measures the effectiveness of our safety protocols and leadership on safety initiatives as well as communicates the importance of safe operations to all participants.
Total Weightings	100%

* Adjustments are detailed as part of the “Executive Compensation Tables – Non-Equity Incentive Plan Awards” disclosure.

Establishing Performance Measures and Target Ranges

The Compensation Committee establishes annual performance measures that align with our business strategy and contribute to our long-term shareholder value proposition. The Compensation Committee establishes performance measures and the scaling of the levels necessary to achieve threshold, target and maximum performance, and, for certain financial metrics in 2020, exceptional performance, based on strategic priorities for the organization and an assessment of expected business performance during the measurement period. Generally, the target level for financial metrics is based on our 2020 business plan as approved by the Board of Directors. For the Customer Satisfaction and Safety composites, threshold, target and maximum goals are determined with consideration to historical performance, industry standards and the incremental performance we would expect to see as part of our approach to continuous improvement.

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Compensation Discussion and Analysis (continued)

2020 Short-Term Incentive Plan Results

The table below illustrates CenterPoint Energy’s 2020 performance against the pre-established short-term incentive plan measures. The Compensation Committee considered the formulaic results and, in light of the Company’s strong performance against the backdrop of a challenging year, determined not to apply discretion to adjust the formulaic outcome. The overall payout under the short-term incentive plan for our named executive officers was calculated as follows:

Performance Objectives	Threshold (50%)	Target (100%)	Maximum (150%)	Exceptional (200%)*	Actual Results	Actual Achievement	Weighting
Overall Company Core Net Income ($MM)	$ 497	$ 534	$ 553	$571	$ 592	200%	35%
Utility Diluted Earnings Per Share	$ 1.06	$ 1.14	$ 1.18	$1.22	$ 1.15	113%	10%
Overall Company Operations and Maintenance Expenditures ($MM)	$1,602	$1,540	$1,478	$1,417	$1,449	174%	25%
Customer Satisfaction Composite						119%	15%
Customer Survey – Legacy CNP Gas Operations / Home Service Plus	4.36	4.47	4.56	N/A	4.55	144%	37.5%
Customer Survey – Houston Electric Operations	3.86	3.96	4.04		4.07	150%	15%
Power Alert Service Survey – Houston Electric Operations	4.36	4.47	4.56		4.47	100%	15%
Reliability – Blue Sky System Average Interruption Duration Index (SAIDI)							5.6%
First Quarter	13.38	12.86	12.34		13.69	0%
Second Quarter	27.05	25.98	24.94		22.13	150%
Third Quarter	25.76	24.75	23.75		32.67	0%
Fourth Quarter	17.75	17.05	16.37		20.49	0%
Reliability – Repeating 200% Circuits – Houston Electric Operations	4	2	0		4	50%	1.9%
Indiana and Ohio Perception Surveys	70.3%	74.3%	78.3%		72.7%	80%	12.5%
Indiana and Ohio Contact Surveys	75.2%	79.2%	83.2%		80.1%	111%	12.5%
Safety Composite**						24%	15%
Days Away, Restricted or Transferred	1.00	0.75	0.50	N/A	0.98	54%	30%
Leadership Safety Engagement Rate	61.2%	67.3%	73.4%		67.9%	105%	30%
Preventable Vehicle Collison Incident Rate	1.90	1.81	1.71		2.11	0%	40%
Funded Achievement Level						146%

*	Operational measures are subject to a maximum performance level of 150%

**	As a result of a serious work-related incident, the Compensation Committee exercised its discretion to reduce the Safety Composite payouts by 50%.

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Compensation Discussion and Analysis (continued)

Individual Short-Term Incentive Plan Awards for 2020 Performance

Based on our level of achievement of the 2020 performance objectives at 146% and an assessment of each individual’s performance by the Compensation Committee, the 2020 short-term incentive awards for our senior executive officers, expressed as a percentage of their individual target awards, were as follows:

Name	2020 Short-term Incentive Achievement (as a Percentage of Target)
David J. Lesar(1)	146%
Jason P. Wells(1)	146%
Kristie L. Colvin(1)	146%
Scott E. Doyle	146%
Gregory E. Knight	146%
Joseph J. Vortherms(2)	100%

(1)	The 2020 short-term incentive award payment amount was based on full annualized base salary.

(2)

Due to his termination of employment during the plan year, Mr. Vortherms received a pro rata 2020 short-term incentive award payment at the target level of achievement in accordance with the terms of the short-term incentive plan.

Mr. Prochazka and Ms. Liu departed the Company on February 19, 2020 and April 1, 2020, respectively, and therefore, they were not eligible for, and did not receive payment of, any award under the short-term incentive plan for 2020. Due to Mr. Somerhalder’s interim service to the Company, he did not receive an award under the short-term incentive plan for 2020. Rather, Mr. Somerhalder received a prorated cash bonus payment of $364,384 reflecting his interim service period, as approved by the Compensation Committee in connection with his compensation arrangements, upon his departure from the Company. For information on Mr. Carroll’s eligibility for our short-term incentive plan beginning with the 2021 plan year as well as his cash bonus award for 2020, please see “—Short-Term Incentive Plan” above.

Long-Term Incentive Plan

We provide a long-term incentive plan in which each of our named executive officers and certain other management-level employees participate. Our long-term incentive plan is designed to align the interests of our participants with those of our shareholders and reward participants for sustained improvements in our financial performance and increases in the value of our common stock and dividends over an extended period.

The vesting period for long-term incentive plan awards is three years to incentivize participants to deliver sustainable business results in service of our long-term strategy, reward longer-term Company performance and encourage retention. In accordance with the terms of our long-term incentive plan, our practice is to price annual grants of equity awards at the closing market price for our common stock on the New York Stock Exchange on the grant date, which is the date the Compensation Committee approves the grants.

2020 Long-Term Incentive Plan Design

The total long-term incentive opportunity for each executive officer is determined on an annual and individual basis, considering the executive’s position and performance and the long-term compensation provided to similar roles in the peer group. Each year, the Compensation Committee also reviews the allocation of the long-term incentive opportunity between performance share units and restricted stock unit awards. Consistent with the allocation utilized for 2019 annual long-term incentive awards, the Compensation Committee approved an allocation between performance share units and restricted stock unit awards of 70% and 30% respectively for 2020.

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Compensation Discussion and Analysis (continued)

Performance Share Unit (“PSU”) Awards (70% of Award Value)

Our 2020 PSU awards were made in two separate grants, with the payout opportunity for each grant based on a different performance objective. The first is based on total TSR over the three-year performance cycle as compared to that of the other 18 companies included in our peer group. Forty percent of long-term compensation is based on the TSR metric. The remaining 30% is based on achieving specified cumulative net income goals over the three-year performance cycle.

If actual achievement for the performance objective under an award does not meet at least the threshold level, the Compensation Committee will not approve a distribution for the award. If a performance objective meets or exceeds the threshold level, the threshold payout for these awards is 33% of target for the total shareholder return performance objective and 50% of target for the cumulative net income performance objective, and the maximum payout opportunity is 200% of target.

2020 PSU Awards	Relative TSR 40% of PSUs	Percentile Rank	Payout Scale	Cumulative Net Income* 30% of PSUs	Payout Scale**
Payout Range 0% - 200%	Measures average share price performance over a three-year performance period, relative to Peer Group***	2nd position or higher	Maximum (200%)	Measures three- year performance relative to absolute utility net income targets	Exceptional (200%)
		Achievement between these two levels determined utilizing linear interpolation based on position			Maximum (150%)
		25th percentile	Threshold (33%)		Target (100%)
		Below 25th percentile	0%		Threshold (50%)

*Cumulative net income is calculated based on GAAP net income and then adjusted for certain factors to reflect what we consider to be our core net income

**Linear interpolation between award levels

***Results will represent an average of 20 TSR calculation periods, beginning the first 20 of the last 30 trading days preceding the performance period and ending the first 20 of the last 30 trading days of the performance period

Relative TSR (40% of PSU Awards)

Maximum achievement (200% of target) requires CenterPoint Energy to rank second or higher in our TSR Peer Group, but no shares would vest if the Company ranks below the 25th percentile in that comparison (threshold level). For this performance objective, the number of PSUs granted will vest using linear interpolation between the threshold and maximum achievement levels.

The 18 companies utilized for measuring TSR are the same companies represented in our Peer Group disclosure below. We believe the peer group is a reasonable proxy for the universe of companies engaged in businesses similar to ours and is appropriate for measuring relative TSR.

Cumulative Net Income (30% of PSU Awards)

The Compensation Committee established a cumulative net income target as the other performance objective for long-term incentive awards made in 2020. We calculate net income based on GAAP, adjusted for certain factors to reflect what we consider to be our core net income. We intend that this objective will require significant earnings growth for maximum payout. For a detailed description of the calculation of cumulative net income, see “Executive Compensation Tables—Equity Incentive Plan Awards – Additional Information.”

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Compensation Discussion and Analysis (continued)

Restricted Stock Unit Awards (30% of Award Value)

The restricted stock units (“RSUs” or “stock awards”) are intended to retain executive officers and reward them for absolute long-term stock appreciation while providing some value to the recipient even if the stock price declines. In this way, the restricted stock units help balance against the variable, at-risk nature of the performance share unit awards and promote retention.

2020 Long-Term Incentive Awards for Named Executive Officers

On February 19, 2020, the Compensation Committee authorized awards as shown in the table below. The awards shown for Messrs. Lesar, Wells and Knight and Ms. Colvin were authorized by the Compensation Committee upon their respective appointments during 2020. Vesting and payout of the performance unit shares will be determined based on the level of achievement of each performance objective over the three-year cycle of 2020 through 2022. Vesting of restricted stock unit awards requires continuous service through the vesting date. For additional detail regarding the grants, see “Executive Compensation Tables—Equity Incentive Plan Awards—Long-term Incentive Plan Awards Granted in 2020.”

The awards shown for Mr. Lesar also include a sign-on equity incentive award of restricted stock units valued at $1,000,000 as of the grant date, which will vest ratably upon his continued employment on the first, second and third anniversaries of the grant date. The awards shown for Mr. Knight also include a sign-on equity incentive award of restricted stock units valued at $300,000 as of the grant date, which will vest ratably upon his continued employment on the first, second and third anniversaries of the grant date. The awards shown for Mr. Wells also include a sign-on equity incentive award of restricted stock units valued at $1,000,000 as of the grant date, half of which will vest upon his continued employment through the first anniversary of the grant date and the remaining half of which will vest upon his continued employment through the second anniversary of the grant date. The April 6, 2020 awards shown for Ms. Colvin include awards authorized in addition to her February 19, 2020 awards granted upon her appointment as Interim Executive Vice President and Chief Financial Officer to reflect changes made to her base salary and long-term incentive target award level, and the April 6, 2020 and July 1, 2020 awards shown for Ms. Colvin also include quarterly restricted stock unit awards granted during her service as Interim Executive Vice President and Chief Financial Officer, which will vest upon her continued employment through the third anniversary of the grant date.

Description	Lesar	Wells	Carroll	Colvin	Doyle	Knight	Liu	Vortherms
Base Salary	$1,350,000	$650,000	$820,000	$380,000	$500,000	$485,000	$620,000	$400,000
Long-term incentive target	520%	250%	325%	100%	170%	160%	225%	140%
Long-term incentive compensation at target	$7,020,000	$1,625,000	$2,665,000	$380,000	$850,000	$776,000	$1,395,000	$560,000
Performance share unit portion (70%)	$4,914,000	$1,137,500	$1,865,500	$266,000	$595,000	$543,200	$976,500	$392,000
Stock award portion (30%)	$2,106,000	$487,500	$799,500	$114,000	$255,000	$232,800	$418,500	$168,000
Sign-on awards	$1,000,000	$1,000,000	—	—	—	$300,000	—	—
Interim officer awards	—	—	—	$210,000	—	—	—	—

Mr. Prochazka departed the Company on February 19, 2020, and therefore, he was not eligible for, and did not receive a grant of, any award under the long-term incentive plan for 2020. With respect to Mr. Somerhalder’s service as Interim President and Chief Executive Officer of the Company, he received two quarterly grants of fully-vested restricted stock unit awards with a value at each grant date equal to $1,375,000, and the underlying shares were paid upon Mr. Somerhalder’s resignation.

Both the performance share units and the stock awards accrue dividend equivalents over the performance cycle or vesting period, respectively, until they are delivered, at the same level as dividends earned by shareholders on shares of our common stock outstanding. Dividend equivalents on the shares which are vested are paid in cash when the shares are delivered. Dividend equivalents are not paid with respect to unearned and unvested shares.

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Compensation Discussion and Analysis (continued)

2018 – 2020 PSU Award Vesting

The calculated payout for the 2018 – 2020 PSU awards was 58% of target based on the Company’s three-year relative TSR performance and three-year cumulative utility net income. Although the Company exceeded the target for cumulative utility net income, the overall performance share results were impacted by lower relative TSR during the performance period.

2018 – 2020 PSU AWARD GOALS	AWARD DETERMINATION ($ in millions)				WEIGHTING	ACHIEVEMENT

TSR Performance	Threshold (33%) 14th Position		Maximum (200%) 2nd Position		40%	18th Position	0%

Cumulative Utility Net Income	Threshold (50%) $1,379	Target (100%) $1,484	Maximum (150%) $1,559	Exceptional (200%) $1,617	30%	$1,536	135%

					Overall Achievement		58%

For a detailed description of the calculation of cumulative utility net income, see “Executive Compensation Tables – Equity Incentive Plan Awards – Additional Information.”

Our Executive Compensation Decision-Making Process

The Compensation Committee of the Board of Directors oversees compensation for our named executive officers and other senior executives, including base salary and short-term and long-term incentive awards, as applicable. The Compensation Committee also administers incentive compensation plans, evaluates our Chief Executive Officer’s performance and reviews management succession planning and development. The Board of Directors has determined that the members of the Compensation Committee meet the applicable requirements for independence under the standards of the Securities and Exchange Commission and the New York Stock Exchange discussed under “Director Independence.” The following graphic and narrative depict the Compensation Committee’s decision-making process.

Role of Compensation Committee

The Compensation Committee reviews each element of compensation annually to confirm or improve alignment with stated compensation objectives. As a result of its review, the Compensation Committee may approve adjustments to base salary, short-term and long-term incentive target compensation levels for the named executive officers to better align compensation with our market-based pay philosophy. In its review, the Compensation Committee also takes into consideration whether any incentive compensation target or performance objective could lead to a decision by an executive to take an inappropriate level of risk for the Company. In establishing individual incentive targets and awards, the Compensation Committee considers the data provided by its consultant, the level and nature of the executive’s responsibility, the executive’s experience and the Compensation Committee’s own qualitative assessment of the executive’s performance. In making these determinations, the Compensation Committee also takes into account our Chief Executive Officer’s performance evaluations of and recommendations regarding his direct reports.

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Compensation Discussion and Analysis (continued)

Annually, the Compensation Committee directs its consultant to review the base salary and short-term and long-term incentive levels of our senior or named executive officers, as applicable. To ensure that our compensation programs are market-based, the compensation consultant analyzes and matches the position and responsibilities of each senior executive officer to proxy statement data from a peer group of utility companies and to published compensation surveys covering both the utility industry and general industry. We do not consider geographical differences to be a relevant factor since we recruit on a national basis.

Role of Management

Of our senior executive officers, only our Chief Executive Officer has a role in determining executive compensation policies and programs. Our Chief Executive Officer works with business unit and functional leaders along with our internal compensation staff to provide information to the Compensation Committee to help ensure that all elements of compensation support our business strategy and goals.

Our Chief Executive Officer also periodically reviews and recommends specific Company performance metrics to be used in short-term and long-term incentive plans. Our Chief Executive Officer works with the various business units and functional departments to develop these metrics, which are then presented to the Compensation Committee for its consideration and approval.

Our Chief Executive Officer reviews and recommends changes to the peer companies used for compensation purposes using internal analyses of revenue, market capitalization and comparable business mix (e.g., natural gas versus electric; regulated versus unregulated; generation versus transmission and distribution). These recommendations are reviewed by the Compensation Committee’s independent consultant and then presented to the Committee for its consideration and approval.

Within the parameters of the compensation policies established by the Compensation Committee, our Chief Executive Officer also makes preliminary recommendations for base salary adjustments and short-term and long-term incentive levels for the other senior executive officers. Our Chief Executive Officer also recommends payment amounts for the other executive officers’ short-term incentive plan awards. Our Chief Executive Officer bases his recommendations on a variety of factors such as his appraisal of the executive’s job performance and contribution to CenterPoint Energy, improvement in organizational and employee development and accomplishment of strategic priorities. Our Chief Executive Officer does not make any recommendations regarding his own compensation.

Role of Consultant

To assist in carrying out its responsibilities, the Compensation Committee retains a consultant to provide independent advice on executive compensation and to perform specific tasks as requested by the Compensation Committee. The Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant due in large part to its competitive market intelligence for executive pay and governance in the utilities and energy services industries. The consultant reports directly to the Compensation Committee, which preapproves the scope of work and the fees charged. The Compensation Committee or the Governance Committee may direct our compensation consultant to perform additional analyses or research related to compensation issues.

The Compensation Committee reviews and assesses the independence and performance of its compensation consultant in accordance with applicable Securities and Exchange Commission and New York Stock Exchange rules on an annual basis to confirm that the consultant is independent and meets all applicable regulatory requirements. In making this determination, the Compensation Committee reviewed information provided by its compensation consultant including the following factors:

•	the provision of other services to CenterPoint Energy by the compensation consultant;

•	the amount of fees received from CenterPoint Energy by the compensation consultant as a percentage of total revenue of the compensation consultant;

•	the policies and procedures of the compensation consultant that are designed to prevent conflicts of interest;

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Compensation Discussion and Analysis (continued)

•

any business or personal relationship of the Compensation Committee’s advisor (i.e., the employees of the compensation consultant that work on the CenterPoint Energy team) with a member of the Compensation Committee;

•	any stock of CenterPoint Energy owned by the Compensation Committee’s advisor or the advisor’s immediate family members; and

•	any business or personal relationship of the Compensation Committee’s advisor or any other employee of the compensation consultant with an executive officer at CenterPoint Energy.

In particular, except for certain services provided to the Governance Committee of the type detailed above, with respect to director compensation, the Compensation Committee noted that Meridian provided no other services to CenterPoint Energy.

Our 2020 Peer Group

In making decisions about executive pay programs and levels, the Compensation Committee references compensation data from our peer group. Selection criteria considered in establishing the peer group include companies within comparable Global Industry Classification Standard sectors, comparable business mix and complexity, companies who list CenterPoint Energy as a peer in their proxies, the peers that the current peer group list as comparable, companies listed in shareholder advisor reports regarding CenterPoint Energy and companies within a reasonable range of CenterPoint Energy relative to 12-month trailing revenue, total assets, enterprise value and current market capitalization. We believe that the use of this group as a reference for evaluating our compensation policies helps align us with our peers and competitors. We also believe this group of companies provides a sufficiently large data set that is generally not subject to wide changes in compensation data.

Our peer group stayed relatively the same from 2019 to 2020. Upon Meridian’s recommendation, the Compensation Committee approved the removal of one company (PG&E Corporation) from the 2020 peer group due to the company’s financial distress. This group of companies was identical to the group of companies used for measuring our relative total shareholder return under our 2020 long-term incentive compensation awards.

For 2020, the peer group for proxy statement data consisted of the following 18 publicly traded utility companies:

Alliant Energy Corporation	Entergy Corporation
Ameren Corporation	Evergy, Inc.
American Electric Power Company, Inc.	Eversource Energy
Atmos Energy Corporation	NiSource Inc.
Avangrid, Inc.	Pinnacle West Capital Corporation
CMS Energy Corporation	Public Service Enterprise Group Incorporated
Consolidated Edison, Inc.	Sempra Energy
DTE Energy Company	WEC Energy Group, Inc.
Edison International	Xcel Energy Inc.

This peer group had median revenues and assets comparable to CenterPoint Energy.

	TOTAL ASSETS	TOTAL REVENUE
	(in millions, except for percentages)
CenterPoint Energy, Inc.*	$34,189	$11,577
Relative Percentile Rank Position	50%	72%

Data is presented as of June 30, 2019 and sourced from Standard & Poor’s Capital IQ

Revenue represents trailing twelve months

* Total assets and revenue include amounts from the Company’s divested Energy Services and Infrastructure Services businesses

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Compensation Discussion and Analysis (continued)

Review of Tally Sheets

At least annually, the Compensation Committee reviews tally sheets for each of our then-current named executive officers that reflect all components of compensation, including base salary, short-term and long-term incentive compensation, other perquisites, imputed income, death benefits and benefits or payments that would be payable in connection with a change in control or termination of employment. Tally sheets are provided to the Compensation Committee to show how various compensation and benefits amounts are interrelated and how changes in one component of compensation impact other components and to enable Compensation Committee members to quantify amounts payable upon various termination scenarios.

Other Compensation Programs and Practices

Benefits

We have maintained a defined benefit plan for eligible employees since 1953 to help employees provide for retirement and to retain employees. This plan is closed to all non-union employees hired or rehired on or after January 1, 2020. In addition, we maintain a benefit restoration plan as a nonqualified supplemental retirement plan to generally provide for benefits in excess of those available under the retirement plan due to annual limits imposed by the Internal Revenue Code. Changes in base salary and/or short-term incentive compensation affect benefits payable under the retirement plan and the benefit restoration plan. See “Executive Compensation Tables—Pension Benefits” for a description of the retirement plan and benefit restoration plan. The present value of the accumulated benefits under the plans for each senior executive officer is set forth in the Pension Benefits table.

We maintain a savings plan, which includes employer matching contributions, designed to encourage all employees to help provide for their own retirement and to attract and retain employees. We also have a nonqualified savings restoration plan that provides for employer contributions not available under the savings plan due to Internal Revenue Code limits. Base salary and short-term incentive compensation are included as eligible plan compensation under the provisions of the savings plan and the savings restoration plan. See “Executive Compensation Tables—Savings Plan and Savings Restoration Plans” for further information. Matching contributions to the plans for the senior executive officers are included in the footnote to the All Other Compensation column of the Summary Compensation Table.

Our senior executive officers may defer salary and short-term incentive compensation under our deferred compensation plan. For further information and a description of the plan, see “Executive Compensation Tables—Deferred Compensation Plans.” The above-market portion of the 2020 aggregate earnings is reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

We also have an executive life insurance plan providing endorsement split-dollar life insurance in the form of a death benefit for non-employee directors who were elected to the Board prior to January 1, 2001 (Mr. Carroll). The purpose of this plan is to assist the executive’s beneficiaries with the impact of estate taxes on deferred compensation plan distributions. Due to changes in tax laws, we froze entry into this plan effective January 1, 2002. See footnote 6(e) to the Summary Compensation Table for a description of the plan.

We also provide executives with the same health and welfare benefits provided to all other similarly situated employees, and at the same cost charged to all other eligible employees. Executives are also entitled to the same post-retirement health and welfare benefits as those provided to similarly situated retirees.

Termination Benefits

As described later in the section titled “Potential Payments upon Change in Control or Termination,” CenterPoint Energy has a change in control plan that is intended to help ensure that our officers, including our senior executive officers and our Executive Chairman, continue to give their full attention to our business needs in the event we were to become the subject of the types of change in control transactions described in the plan. The plan includes

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Compensation Discussion and Analysis (continued)

a “double trigger,” whereby to be eligible for benefits under the plan, the executive’s employment must be terminated within a set period before or after a change in control. The plan does not provide for any excise tax gross-up payments.

We do not maintain individual employee agreements or a separate non-change-in-control severance plan for executives. Our Compensation Committee retains the discretion to evaluate the circumstances of each termination when an executive exits the Company. For a more detailed discussion, refer to “Potential Payments upon Change in Control or Termination.”

Perquisites

We do not consider perquisites to be a material component of our executive compensation. In 2020, certain of our named executive officers received certain perquisites and limited personal benefits that we view as having a sound value to our business.

•

Relocation Benefits. Messrs. Lesar, Wells and Knight received relocation benefits during 2020, including the purchase of Messrs. Lesar’s and Wells’ homes, in connection with the requirement that they relocate to Houston for their new roles. Purchase of a home by the Company, as opposed to the executive individually executing the sale of such home, also helped to minimize our executives’ exposure to COVID-19, which exposure would have been more likely as a result of multiple home showings while the executive continued to reside in the home.

•

Security-related Services. Upon Mr. Lesar’s appointment as President and Chief Executive Officer, the Company obtained a comprehensive security risk assessment conducted by an independent security consultant. As a result of such security consultant’s recommendations, the Company determined that Mr. Lesar should receive certain security-related services during 2020, most notably the use of a car and security driver and for security personnel as accompaniment on business-related travel. The Company believes the provision of these security-related services mitigates risk to the Company by supporting Mr. Lesar’s safety, health and well-being.

•

Aircraft Usage. Messrs. Lesar and Somerhalder occasionally utilized for personal travel purposes the company aircraft maintained for executive business travel. During times when company aircraft was unavailable, the Company contracted with a third-party aircraft charter company to provide executive travel services, which were utilized by Messrs. Lesar and Wells for personal travel purposes. Use of company aircraft as well as the third-party aircraft charter company for personal trips was intended to minimize executives’ potential exposure to COVID-19 and preserve business continuity during the pandemic as well as for security purposes.

•	Financial Planning Services. Our executives are eligible to receive certain financial planning services.

We do not provide tax gross-ups on perquisites, except on certain relocation-related benefits that are generally available to all employees.

Risk Assessment

The Compensation Committee, together with Meridian, conducts a compensation risk assessment, including review of performance metrics, pay mix, pay leverage, checks and balances, external market references and goal setting, and no areas of concern were identified in the assessment. The Compensation Committee considers the results of this assessment in developing and evaluating compensation program design.

Hedging Policy

As part of our Insider Trading Policy, our directors and officers are prohibited, and our non-officer employees are strongly discouraged, from hedging the risk of ownership of our common stock by purchasing, selling or writing options on our common stock or engaging in certain other types of transactions. Prohibited hedging or monetization transactions include a number of possible mechanisms, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.

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Compensation Discussion and Analysis (continued)

Recoupment of Awards

The Board has implemented a policy for the recoupment of short-term and long-term incentive payments in the event an officer is found to have engaged in any fraud, intentional misconduct or gross negligence that leads to a restatement of all, or a portion of, our financial results. This policy permits us to pursue recovery of incentive payments if the payment would have been lower based on the restated financial results.

Executive Stock Ownership Guidelines

We believe that our Executive Stock Ownership Guidelines align the interests of our officers, including our named executive officers, with the interests of shareholders. The guidelines provide that our executives maintain common stock ownership as follows:

EXECUTIVE		GUIDELINES FOR OWNERSHIP OF COMMON STOCK

Chief Executive Officer	5X	Market value of five times base salary

Executive Chairman	3X	Market value of three times base salary

Executive Vice Presidents	3X	Market value of three times base salary

Senior Vice Presidents	2X	Market value of two times base salary

In addition to shares of our common stock owned outright, equivalent shares held in our savings plan, unvested stock awards, and shares held in trust are counted towards the guidelines. Unvested performance share unit awards do not count towards the guidelines for our officers. Until the designated ownership level is reached, the officer is expected to retain at least 50% of the after-tax shares delivered through the long-term incentive plan. Certain exclusions apply to the retention expectation, such as estate planning, gifts to charity, education and the purchase of a primary residence. Newly hired or recently promoted officers are given a reasonable period of time to comply with these guidelines. The Compensation Committee reviews our officers’ stock holdings annually to monitor compliance with these guidelines. We have also adopted a policy prohibiting directors and corporate and senior division officers from pledging shares of our common and preferred stock to secure loans, subject to grandfathering of existing arrangements, or otherwise holding shares of our common stock in margin accounts.

Although we do not conduct formal benchmarking studies of ownership guidelines, the ownership guidelines and the administration of the program are reviewed annually by the Compensation Committee with advice from the Compensation Committee’s consultant.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation in excess of $1 million for any covered employee. Following the enactment of the Tax Cuts and Jobs Act of 2017, beginning with the 2018 calendar year, the covered employees subject to this limitation include any individual who serves as our chief executive officer, chief financial officer or one of our other three most highly compensated executive officers in 2017 or any subsequent calendar year, and, except for certain grandfathered arrangements, there is no longer any exception for qualified performance-based compensation (as there was for taxable years prior to 2018). The Compensation Committee believes that, in establishing the compensation program for our executives, the potential deductibility of the compensation should be only one of a number of relevant factors taken into consideration. The Compensation Committee believes it is important to maintain flexibility in structuring compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of Section 162(m) of the Internal Revenue Code.

Our change in control plan described above for our named executive officers does not provide a gross-up payment to cover any excise tax an executive is determined to owe on an “excess parachute payment.” For additional discussion about our change in control plan, refer to “Potential Payments upon Change in Control or Termination.”

Our executive plans and agreements that are subject to Section 409A of the Internal Revenue Code are intended to comply with Section 409A of the Internal Revenue Code.

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EXECUTIVE COMPENSATION TABLES

The following tables show compensation information for: (i) our former President and Chief Executive Officer and our Executive Chairman for the periods ended December 31, 2020, 2019 and 2018; (ii) our Executive Vice President, Natural Gas and our former Executive Vice President and Chief Financial Officer for the periods ended December 31, 2020 and 2019; and (iii) our President and Chief Executive Officer, our former interim President and Chief Executive Officer, our Executive Vice President and Chief Financial Officer, our Executive Vice President, Customer Transformation and Business Services, our Senior Vice President and Chief Accounting Officer and former Interim Executive Vice President and Chief Financial Officer and our former Senior Vice President, Energy Services for the period ended December 31, 2020.

Summary Compensation Table for Fiscal Year 2020

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
David J. Lesar	2020	675,000	—	8,169,996	—	2,463,750	—	637,549	11,946,295
President and Chief Executive Officer
Jason P. Wells	2020	169,886	—	2,625,007	—	711,800	—	136,813	3,643,507
Executive Vice President and Chief Financial Officer

Milton Carroll	2020	805,000	1,381,475	4,165,012	—	—	64,658	6,674	6,422,819
Executive Chairman	2019	747,500	—	2,469,991	—	—	38,067	6,803	3,262,361
	2018	701,250	—	2,130,007	—	—	48,496	6,730	2,886,483
Kristie L. Colvin	2020	368,644	210,000	589,993	—	305,100	155,761	47,559	1,677,057
Senior Vice President and Chief Accounting Officer and Former Interim Executive Vice President and Chief Financial Officer
Scott E. Doyle	2020	487,500	—	849,989	—	462,600	113,597	61,067	1,974,753
Executive Vice President, Natural Gas	2019	431,250		674,979		350,000	33,646	57,305	1,547,180

Gregory E. Knight	2020	181,875	400,000	1,076,010	—	172,600	(982)	180,392	2,009,894
Executive Vice President, Customer Transformation and Business Services
Scott M. Prochazka	2020	283,677	—	—	—	—	(1,008,367)	7,380,980	6,656,290
Former President and Chief Executive Officer	2019	1,307,250	—	5,953,495	—	—	266,837	196,540	7,724,121
	2018	1,245,000	—	5,480,987	—	1,875,593	96,842	189,559	8,887,981
John W. Somerhalder II	2020	366,667	364,384	2,272,619	—	—	8,929	63,058	3,075,656
Former Interim President and Chief Executive Officer

Xia Liu	2020	261,706	—	1,394,975	—	—	(19,318)	104,616	1,741,979
Former Executive Vice President and Chief Financial Officer	2019	381,250	100,000	1,782,562		520,000	19,318	192,271	2,995,401

Joseph J. Vortherms	2020	360,359	—	559,972	—	234,233	105,227	957,680	2,217,471
Former Senior Vice President, Energy Services

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Executive Compensation Tables (continued)

(1)

For 2018 and 2019, no discretionary bonus payments (discretionary payments above amounts under our short-term incentive plan) were made to our named executive officers. For 2020, amounts for Mr. Carroll include a cash bonus of $500,000 approved by the Compensation Committee in February 2020 in connection with his efforts during CenterPoint Energy’s leadership transition described in “Compensation Discussion and Analysis—Executive Summary—Leadership Transition” and a cash bonus of $881,475 approved by the Compensation Committee in February 2021 in recognition of his role in the development of CenterPoint Energy’s strategic initiatives and his increased responsibilities, among other key contributions, described in “Compensation Discussion and Analysis—2020 Executive Compensation Program—Short-Term Incentive Plan.” For 2020, amounts for Ms. Colvin include two quarterly cash payments approved by the Compensation Committee in respect to her additional responsibilities as the Company’s Interim Executive Vice President and Chief Financial Officer. For 2020, amounts for Mr. Knight include a sign-on cash bonus of $400,000 approved by the Compensation Committee in connection with Mr. Knight’s appointment as the Company’s Executive Vice President, Customer Transformation and Business Services effective August 17, 2020. For 2020, amounts for Mr. Somerhalder include a prorated cash incentive approved by the Compensation Committee of $364,384, paid at the end of his term as the Company’s Interim President and Chief Executive Officer. For 2019, amounts for Ms. Liu include a sign-on cash bonus of $100,000 approved by the Compensation Committee in connection with Ms. Liu’s appointment as the Company’s Executive Vice President and Chief Financial Officer effective April 22, 2019.

(2)

Reported amounts for our named executive officers represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 based on the probable achievement level of the underlying performance conditions as of the grant date. Assumptions, where applicable, are the same assumptions disclosed in “Stock Based Incentive Compensation Plans and Employee Benefit Plans” in Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2020. For purposes of the tables above and below, the effects of estimated forfeitures are excluded. Please also refer to the Grants of Plan-Based Awards for Fiscal Year 2020 table and the accompanying footnotes. For further information related to the vesting of Messrs. Prochazka’s and Vortherms’ awards in connection with their respective departures from the Company, see “Compensation Discussion and Analysis—Executive Summary—Our 2020 Executive Compensation Program.”

The maximum value at the grant date of stock awards for each of our named executive officers assuming the highest level of performance conditions is achieved is as follows:

Name	Year	Maximum Value of Stock Awards ($)
Lesar	2020	12,934,005
Wells	2020	3,762,517
Carroll	2020	6,030,521
	2019	4,198,993
	2018	3,621,006
Colvin	2020	855,988
Doyle	2020	1,444,981
	2019	1,147,467
Knight	2020	1,619,208
Prochazka	2020	—
	2019	10,120,935
	2018	9,317,677
Somerhalder	2020	2,272,619
Liu(a)	2020	2,371,458
	2019	2,496,952
Vortherms	2020	951,956

(a)	Ms. Liu’s stock awards granted in 2019 and 2020 were forfeited upon her departure from the Company.

(3)	CenterPoint Energy has not granted stock options since 2004.

(4)

Non-Equity Incentive Plan Compensation represents short-term incentive awards earned with respect to performance in the designated year and paid in the following year. For more information on the 2020 short-term incentive awards, refer to the Grants of Plan-Based Awards for Fiscal Year 2020 table and the accompanying footnotes. Under the terms of our short-term incentive plan, an individual age 55 or older with at least five years of service satisfies certain vesting provisions under the plan. If the individual terminates employment during the plan year, he or she is eligible for a pro rata payment at the target level of achievement. Mr. Vortherms satisfied these vesting provisions under the plan, and the amount shown for 2020 reflects payment under those provisions. Mr. Carroll was not eligible for short-term incentive awards. On February 19, 2021, the Compensation Committee determined that Mr. Carroll will be eligible to participate in the short-term incentive plan beginning with the 2021 plan year.

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Executive Compensation Tables (continued)

(5)	The two components of the 2020 Change in Pension Value and Nonqualified Deferred Compensation Earnings are as follows:

Name	Change in Pension Value(a) ($)	Above Market Earnings on Nonqualified Deferred Compensation(b) ($)	Total ($)
Lesar	—	—	—
Wells	—	—	—
Carroll	—	64,658	64,658
Colvin	155,761	—	155,761
Doyle	104,018	9,579	113,597
Knight	(982)	—	(982)
Prochazka	(1,008,896)	529	(1,008,367)
Somerhalder	—	8,929	8,929
Liu	(19,318)	—	(19,318)
Vortherms	105,227	—	105,227

(a)

The Change in Pension Value is the increase or decrease in the present value of accumulated benefits under our retirement plan and the related benefit restoration plans from December 31, 2019 to December 31, 2020. Benefits are assumed to commence as of the earliest age that an individual could retire without a reduction in benefits. The present value as of December 31, 2020 assumed a discount rate of 2.45% and lump sum conversion interest rate of 2.45% for benefits paid in all future years. The present value as of December 31, 2019 assumed a discount rate of 3.20% and lump sum conversion interest rate of 3.20% for benefits paid in all future years. Refer to the narrative accompanying the Pension Benefits table for a more detailed discussion of the present value calculation.

(b)	Above Market Earnings consist of the amounts that exceed 120% of the applicable federal long-term rate at the time the interest rate was set.

(6)	The following table sets forth the elements of All Other Compensation for 2020:

Name	Perquisites and Other Personal Benefits(a) ($)	Tax Reimbursements(b) ($)	Contributions to Vested and Unvested Defined Contribution Plans (qualified)(c) ($)	Contributions to Vested and Unvested Defined Contribution Plans (nonqualified)(d) ($)	Insurance Premiums(e) ($)	Other(f) ($)	Director Fees Earned or Paid in Cash(g) ($)	Total All Other Compensation ($)
Lesar	493,989	66,189	25,650	35,100	—	—	16,621	637,549
Wells	111,451	18,640	6,722	—	—	—		136,813
Carroll	—	815	—	—	5,859	—		6,674
Colvin	—	—	17,100	30,459	—	—		47,559
Doyle	15,377	—	17,100	28,590	—	—		61,067
Knight	153,477	15,395	11,519	—	—	—		180,392
Prochazka	15,375	—	17,021	—	—	7,348,584		7,380,980
Somerhalder	13,368	—	25,650	—	—	—	24,039	63,058
Liu	57,371	30,144	17,100	—	—	—		104,616
Vortherms	15,579	—	17,100	—	—	925,000		957,680

(a)

For Messrs. Lesar, Wells and Knight and Ms. Liu, the amount includes relocation payments during 2020 ($137,531, $65,076, $153,448 and $40,801, respectively). For Mr. Lesar, this amount includes the incremental cost to the Company attributable to security-related services provided to Mr. Lesar, including the use of a car and security personnel, such as a security driver, to mitigate risk to the Company by supporting Mr. Lesar’s safety, health and well-being. The Company considers costs for security-related services, which were put into place in accordance with the recommendations of an independent security consultant based on a security risk assessment, to be business expenses rather than personal benefits to Mr. Lesar; however, disclosure regulations require certain security expenses to be reported as personal benefits. The incremental cost for the use of the car is based on the annualized cost of the car over its useful life, including annual depreciation, as well as maintenance, insurance and fuel expense. The incremental cost of providing security personnel, including a security driver, includes the actual incremental cost of expenses incurred by such security personnel, but does not include the fixed costs associated with such personnel.

For Messrs. Lesar, Somerhalder and Wells, due, in part, to safety concerns related to COVID-19 as well as security risk considerations identified in the aforementioned security assessment related to Mr. Lesar, this amount includes the incremental cost to the Company for personal travel on aircraft owned by the Company or provided by a third-party aircraft charter company. The incremental cost for personal travel on aircraft owned by the Company includes variable operating costs such as landing, parking, hanger and dead-head costs, crew

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Executive Compensation Tables (continued)

travel expenses, supplies and catering, fuel costs, and passenger ground transportation, and does not include an allocable share of fixed costs associated with the Company’s ownership of the aircraft ($68,352 and $10,233 for Messrs. Lesar and Somerhalder, respectively). No amounts were included where spouses or family members accompanied the executives on Company aircraft flights because there was no incremental cost to the Company. The incremental cost to the Company for personal travel on aircraft provided by a third-party aircraft charter company includes the amount invoiced to CenterPoint Energy for the hourly rate and operating costs of a particular flight ($230,480 and $41,012 for Messrs. Lesar and Wells, respectively). No amounts were included where spouses or family members accompanied the executives on flights provided by a third-party aircraft charter company because there was no incremental cost to the Company.

Additionally, for Messrs. Lesar, Wells, Doyle, Prochazka and Vortherms and Ms. Liu, the amount includes financial planning services of $10,000, $4,002, $15,375, $15,375, $15,375 and $15,400, respectively. None of the other named executive officers received perquisites valued in excess of $10,000 during 2020.

(b)

For Messrs. Lesar, Wells and Knight, the tax reimbursement amount shown is for tax reimbursements paid to each of Messrs. Lesar, Wells and Knight, respectively, in respect of the taxes payable in respect of the relocation expenses we covered. For Mr. Carroll, the tax reimbursement amount shown represents the after-tax cost of imputed income that he is required to recognize as a result of coverage under the executive life insurance plan described in footnote (e) below. The tax reimbursement payments are calculated assuming the highest individual income tax rate is applicable. The annual premiums on the executive life insurance policies are payable solely by CenterPoint Energy, and in accordance with the Internal Revenue Code, Mr. Carroll must recognize imputed income based upon the insurer’s one-year level term rates. Mr. Carroll is also provided a tax reimbursement payment for all taxes due on the imputed income associated with the policy value so that coverage is provided at no cost to him.

(c)	These amounts represent CenterPoint Energy’s contributions to the savings plan, which is described under “Savings Plan and Savings Restoration Plans.”

(d)	These amounts represent benefits accrued under the savings restoration plan, which is described under “Savings Plan and Savings Restoration Plans.”

(e)

The insurance premium amounts include annual premiums we pay to provide life insurance coverage and long-term disability coverage for our senior executive officers. Mr. Carroll participates in an executive life insurance plan as a director who was elected to the Board before 2001 and was not an employee of the Company at the time of his initial election. This executive life insurance plan provides endorsement split-dollar life insurance with a death benefit equal to six times the director’s annual retainer, excluding any supplemental retainer, with coverage continuing after the director’s retirement from the Board. Due to limits on the increases in the death benefit under this plan, the death benefit for Mr. Carroll under the plan is $180,000. Upon the death of the insured, the director’s beneficiaries will receive the specified death benefit, and CenterPoint Energy will receive any balance of the insurance proceeds payable in excess of the specified death benefit.

(f)

In connection with their respective departures from the Company effective February 19, 2020 and October 2, 2020, the Compensation Committee approved a lump-sum cash payment to each of Messrs. Prochazka and Vortherms, respectively.

(g)

Reported amounts in the table represent fees earned by Messrs. Lesar and Somerhalder during their respective capacities as independent directors of the Company. Effective February 19, 2020, Mr. Somerhalder was appointed as Interim President and Chief Executive Officer of the Company. Mr. Somerhalder resigned from his interim officer position and director position on June 30, 2020. Effective July 1, 2020, Mr. Lesar was appointed as President and Chief Executive Officer of the Company.

Grants of Plan-Based Awards for Fiscal Year 2020

The following table presents the non-equity and equity incentive plan-based awards granted during 2020. The grant date fair value of equity awards is based on the probable achievement level of the underlying performance conditions as of the grant date at the closing price on the grant date, which was $26.43 for the February 19, 2020 grants, $23.82 for the March 13, 2020 grant (which reflects the closing price on March 4, 2020 in accordance with the terms of the compensation arrangements), $15.30 for the April 6, 2020 grants, $18.05 for the June 1, 2020 grant, $18.05 for the June 4, 2020 grant, $19.27 for the July 1, 2020 grants, $20.65 for the August 17, 2020 grant and $19.02 for the September 28, 2020 grant.

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					Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date		Committee Action Date		Threshold ($)	Target ($)	Maximum ($)	Threshold: Number of Shares (#)	Target: Number of Shares (#)	Maximum: Number of Shares (#)	All Other Stock Awards: # of Shares of Stock or Units	Grant Date Fair Value of Stock Awards ($)
David J. Lesar					843,750	1,687,500	3,121,875
	6/4/2020	(3)									8,310	149,996
	7/1/2020										161,183	3,105,996
	7/1/2020							48,087	145,719	291,438		2,808,005
	7/1/2020							54,645	109,289	218,578		2,105,999
Jason P. Wells					243,750	487,500	901,875
	9/28/2020										78,207	1,487,497
	9/28/2020							11,278	34,175	68,350		650,009
	9/28/2020							12,816	25,631	51,262		487,502
Milton Carroll					—	—	—
	2/19/2020										30,250	799,508
	2/19/2020							13,310	40,333	80,666		1,066,001
	2/19/2020							15,125	30,250	60,500		799,508
	7/1/2020										25,947	499,999
	7/1/2020										51,894	999,997
Kristie L. Colvin					104,500	209,000	386,650
	2/19/2020										3,396	89,756
	2/19/2020							1,494	4,528	9,056		119,675
	2/19/2020							1,698	3,396	6,792		89,756
	4/6/2020										8,447	129,239
	4/6/2020							697	2,113	4,226		32,329
	4/6/2020							792	1,584	3,168		24,235
	7/1/2020										5,449	105,002
Scott E. Doyle					158,437	316,875	586,219
	2/19/2020										9,648	254,997
	2/19/2020							4,245	12,864	25,728		339,996
	2/19/2020							4,824	9,648	19,296		254,997
Gregory E. Knight					59,109	118,219	218,705
	8/17/2020										25,802	532,811
	8/17/2020							4,960	15,031	30,062		310,390
	8/17/2020							5,637	11,274	22,548		232,808
Scott M. Prochazka					—	—	—
	2/19/2020
	2/19/2020							—	—	—
	2/19/2020							—	—	—
John W. Somerhalder II					—	—	—
	3/13/2020		3/4/2020	(4)							57,725	897,624
	6/1/2020										76,177	1,374,995
Xia Liu					98,140	196,279	363,116
	2/19/2020										15,834	418,493
	2/19/2020							6,967	21,112	42,224		557,990
	2/19/2020							7,917	15,834	31,668		418,493
Joseph J. Vortherms					117,117	234,233	433,332
	2/19/2020										6,356	167,989
	2/19/2020							2,797	8,475	16,950		223,994
	2/19/2020							3,178	6,356	12,712		167,989

There were no other equity awards granted to the named executive officers during the year.

(1)

The estimated payouts under non-equity incentive plan awards are based on the terms of our 2020 short-term incentive plan. Based on the goals adopted in 2020, the maximum payout amount (as shown in the Maximum column) is 185% of target for our senior executive officers.

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Actual amounts paid in 2021 for 2020 performance are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Any amount awarded by the Compensation Committee to an individual executive officer in excess of the actual performance level of the underlying performance objectives is reflected in the Summary Compensation Table in the Bonus column.

(2)

The annual grants of equity incentive plan awards consist of two types of awards for each named executive officer: a restricted stock unit award covering a number of shares listed in the All Other Stock Awards column, and two performance share unit awards, for which threshold, target and maximum numbers of shares are shown in the columns under Estimated Future Payouts Under Equity Incentive Plan Awards. For Messrs. Lesar and Wells, amounts include their sign-on equity incentive award of restricted stock units valued at $1,000,000 as of the grant date, respectively. For Mr. Knight, amounts include his sign-on equity incentive award of restricted stock units valued at $300,000 as of the grant date. For Ms. Colvin, amounts include her quarterly restricted stock unit awards with a value at each grant date equal to $105,000 and awards authorized in addition to her February 19, 2020 awards upon her appointment as Interim Executive Vice President and Chief Financial Officer to reflect changes made to her base salary and long-term incentive target award level. All of the restricted stock unit awards and the performance share unit awards accrue dividend equivalents over the vesting period or performance cycle, respectively, until they are delivered at the same level as dividends earned by shareholders on shares of common stock outstanding. Dividend equivalents on the vested shares will be paid in cash. These awards are granted under our long-term incentive plan. Refer to the footnotes to the Outstanding Equity Awards at Fiscal Year-End 2020 table for the vesting date of each of these awards.

(3)

While serving as a non-employee director of the Company, Mr. Lesar received a value-based stock award under our Stock Plan for Outside Directors in 2020. For further information on Mr. Lesar’s stock award, please see “Item 1: Election of Directors—Compensation of Directors—Stock Plan for Outside Directors.”

(4)

Reflects the date on which the Compensation Committee approved Mr. Somerhalder’s compensation arrangements as further described in “Compensation Discussion and Analysis—2020 Executive Compensation Program.”

Non-Equity Incentive Plan Awards

Each of the short-term incentive plan performance objectives is described in detail below.

To determine “Overall Company Core Net Income,” we adjust our reported consolidated net income to remove the effect of specified items, either positive or negative, to reflect what we consider to be our core business performance in the period being measured. Adjustments are the following:

•	minus net income from our midstream investments business segment;

•	plus or minus the financial impacts of any changes in accounting standards, the unplanned change in application of accounting standards and impairments of goodwill;

•	plus or minus any impact to income from the change in the value of the ZENS-related securities and the effects of mergers, acquisitions and divestitures on those securities;

•	plus or minus mark-to-market accounting entries and net natural gas inventory adjustments not reflected in the plan;

•

plus or minus significant (>$1 million pre-tax per category) differences between the plan and actual financial impact of the following items: new legislation or regulation (including the effects of the Tax Cuts and Jobs Act of 2017); any named storm; restructuring costs; costs to pursue acquisitions, mergers and divestitures (including the Vectren merger); amortization of intangibles or other purchase price accounting impacts attributable to the Vectren merger; benefit retirement plan settlement expenses triggered by lump sum distribution; costs associated with early retirement of long-term debt; adoption of the FASB-issued ASU No. 2017-07 Compensation—Retirement Benefits; gains/losses or expenses required by GAAP for mergers and acquisitions; or other unplanned items that receive written approval from the Chief Executive Officer and/or Executive Committee.

For 2020, the various levels of achievement for “Overall Company Core Net Income,” the most significant performance objective for CenterPoint Energy, were as follows:

	In Millions (except %)
	Threshold (Target less 7%) $	Target $	Maximum (Target plus 3.5%) $	Exceptional (Target plus 7%) $	Actual $ %
Overall Company Core Net Income	497	534	553	571	592	200

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The target level above is based on our 2020 business plan as approved by the Board of Directors.

“Utility Diluted Earnings Per Share” is defined as diluted earnings per share pursuant to GAAP (using the weighted average diluted shares outstanding during the year), adjusted, positively or negatively, to reflect what we consider to be our true financial performance in the period being measured. Adjustments are for the following:

•	minus diluted earnings per share from our midstream investments business segment, including a proportionate share of negative corporate earnings;

•

minus diluted earnings per share from our energy services and infrastructure services businesses (both of which the Company divested in 2020), including a proportionate share of negative corporate earnings;

•	plus or minus the financial impacts of any changes in accounting standards, the unplanned change in application of accounting standards and impairments of goodwill;

•	plus or minus any impact to income from the change in the value of the ZENS-related securities and the effects of mergers, acquisitions and divestitures on those securities;

•	plus or minus mark-to-market accounting entries and net natural gas inventory adjustments not reflected in the plan;

•

plus or minus significant (>$1 million pre-tax per category) differences between the plan and actual financial impact of the following items: new legislation or regulation (including the effects of the Tax Cuts and Jobs Act of 2017); any named storm; restructuring costs; costs to pursue acquisitions, mergers and divestitures (including the Vectren merger); amortization of intangibles or other purchase price accounting impacts attributable to the Vectren merger; benefit retirement plan settlement expenses triggered by lump sum distribution; costs associated with the early retirement of long-term debt; adoption of the FASB-issued ASU No. 2017-07 Compensation—Retirement Benefits; gains/losses or expenses required by GAAP for mergers and acquisitions; or other unplanned items that receive written approval from the Chief Executive Officer and/or Executive Committee.

For 2020, various levels of achievement for “Utility Diluted Earnings Per Share” were as follows:

	Threshold (Target less 7%) $	Target $	Maximum (Target plus 3.5%) $	Exceptional (Target plus 7%) $	Actual $ %
Utility Diluted Earnings Per Share	1.06	1.14	1.18	1.22	1.15	113

The target level above is based on our 2020 business plan as approved by the Board of Directors.

“Overall Company Operations and Maintenance Expenditures” is defined as all operations and maintenance expenses (excluding transmission cost of service, stranded cost recovery and system restoration bonds) with the following adjustments:

•	minus amounts on the company’s infrastructure services business (which the Company divested in 2020) and energy systems group;

•	plus or minus the financial impacts of any changes in accounting standards, the unplanned change in application of accounting standards and impairments of goodwill;

•

minus expenditures recovered in revenue on a dollar-for-dollar basis through expense recovery mechanisms, such as energy efficiency costs (which include mandated spending and tracked costs but excludes bonus achievement for Conservation Improvement (CIP) costs, energy efficiency costs, Gas Affordability Program (GAP) or any similar newly approved regulatory mechanisms;

•	minus any differences between plan and actual expenditures required to generate additional revenues, including Home Service Plus labor and benefits costs;

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•

plus or minus significant (>$1 million pre-tax per category) differences between the plan and actual financial impact of the following items: new legislation or regulation (including the effects of the Tax Cuts and Jobs Act of 2017); any named storm; restructuring costs; costs to pursue acquisitions, mergers and divestitures (including the Vectren merger); amortization of intangibles or other purchase price accounting impacts attributable to the Vectren merger; benefit retirement plan settlement expenses triggered by lump sum distribution; adoption of the FASB-issued ASU No. 2017-07 Compensation—Retirement Benefits; or other unplanned items that receive written approval from the Chief Executive Officer and/or Executive Committee.

For 2020, various levels of achievement for “Overall Company Operations and Maintenance Expenditures” were as follows:

	In Millions (except %)
	Threshold (Target plus 4%) $	Target $	Maximum (Target less 4%) $	Exceptional (Target less 8%) $	Actual $ %
Overall Company Operations and Maintenance Expenditures	1,602	1,540	1,478	1,417	1,449	174

The target level above is based on our 2020 business plan plus 4% as approved by the Board of Directors.

“Customer Satisfaction Composite” goal includes results from a weighted average of the Customer Satisfaction Survey for CenterPoint Energy’s Gas Operations, Houston Electric and Home Service Plus business units, the Power Alert Service Survey and Repeating 300% circuits for Houston Electric, the Blue Sky System Average Interruption Duration Index (Blue Sky SAIDI) for Houston Electric and Indiana Electric and the Perception and Contact Surveys for Vectren according to the following weights and measures:

					Actual
	Threshold	Target	Maximum	Weight	#	%
CenterPoint Energy Legacy Gas Operations / Home Service Plus
Customer Satisfaction Survey	4.36	4.47	4.56	37.5%	4.55	144
CenterPoint Energy Houston Electric Operations
Customer Satisfaction Survey	3.86	3.96	4.04	15%	4.07	150
Power Alert Service Survey	4.36	4.47	4.56	15%	4.47	100
Reliability
Blue Sky System Average Interruption Duration Index (SAIDI)				5.6%
First Quarter	13.38	12.86	12.34		13.69	0
Second Quarter	27.05	25.98	24.94		22.13	150
Third Quarter	25.76	24.75	23.75		32.67	0
Fourth Quarter	17.75	17.05	16.37		20.49	0
Repeating 300% Circuits for Houston Electric Operations	4	2	0	1.9%	4	50
Vectren — Ohio and Indiana
Perception Surveys	70.3%	74.3%	78.3%	12.5%	72.7%	80
Contact Surveys	75.2%	79.2%	83.2%	12.5%	80.1%	111
Goal Achievement						119

The target level for each of CenterPoint Energy’s Gas Operations, Houston Electric and Home Service Plus business units’ surveys is based on prior year data, and the threshold and maximum levels for such surveys are based on target less 2.5% and target plus 2%, respectively. The target level for Blue Sky SAIDI is based on the 2016–2019 average of calculated Blue Sky SAIDI for Houston Electric and Indiana Electric, then weighted against the total number of customers in such service territory. The threshold and maximum levels for Blue Sky SAIDI are based on target plus 4% and target less 4%, respectively. The target level for Houston Electric’s repeating 300% circuits is based on recent historical performance, and the threshold and maximum levels are based on target plus two circuits and target less

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Executive Compensation Tables (continued)

two circuits, respectively. The target level for each of Vectren’s surveys is based on the 2017–2019 average (including the addition of 1% for the perception surveys due to continuous improvement), and the threshold and maximum levels for such surveys are based on target less 4% and target plus 4%, respectively.

The “Safety Composite” goal incorporates safety achievements, excluding non-preventable vehicle collisions, according to the following weights and measures:

					Actual
	Threshold	Target	Maximum	Weight	#	%
Days Away, Restricted or Transferred (DART)	1.00	0.75	0.50	30%	0.98	54
Leadership Safety Engagement Rate	61.2%	67.3%	73.4%	30%	67.9%	105
Preventable Vehicle Incident Rate	1.90	1.81	1.71	40%	2.11	0
Goal Achievement(1)						24

(1)

As a result of a serious work-related incident, the Compensation Committee exercised its discretion to reduce the Safety Composite payouts by 50%. Without the exercise of discretion, the safety composite performance goal achievement would have been 48%.

The target level for the Days Away, Restricted or Transferred metric is based on recent historical performance, and the threshold and maximum levels are based on target plus 25% and target less 25%, respectively. The threshold level for the Leadership Safety Engagement Rate is based on recent historical performance, and the target and maximum levels are based on threshold plus 10% and threshold plus 20%, respectively. The threshold level for the Preventable Vehicle Incident Rate is based on the 2017–2019 average, and the target and maximum levels are based on threshold less 5% and threshold less 10%, respectively.

Equity Incentive Plan Awards – Additional Information

Three-Year Utility Net Income

For awards granted in February 2018, the performance share unit award vests based on our achievement of a three-year cumulative utility net income goal. For the three-year performance cycle ending on December 31, 2020, the cumulative utility net income performance goal reflects 6% annual growth for each of 2019 and 2020 relative to the 2018 utility net income target from our approved five-year financial plan.

Thirty percent of long-term compensation is based on this metric. If performance for the goal meets or exceeds the threshold level, the Committee may approve a payout of 50% to 200% of the number of the target performance share units awarded. Reported consolidated net income pursuant to GAAP will be adjusted for the following:

•	net income from our midstream investments business segment;

•	the financial impacts of any changes in accounting standards, the unplanned change in application of accounting standards, and impairments of goodwill;

•	any impact to income from the change in the value of the ZENS-related securities and the effects of mergers, acquisitions and divestitures on those securities;

•	any mark-to-market accounting entries and net natural gas inventory adjustments not reflected in the plan; and

•

significant (>$1 million pre-tax per category) differences between the plan and actual financial impact of the following items: new legislation or regulation (including the effects of the Tax Cuts and Jobs Act of 2017); any named storm; restructuring costs; costs to pursue acquisitions, mergers and divestitures; benefit retirement plan settlement expenses triggered by lump sum distribution; costs associated with the early retirement of long-term debt; adoption of the FASB-issued ASU No. 2017-07 Compensation – Retirement Benefits; gains/losses or expenses required by GAAP for mergers and acquisitions; or other unplanned items that receive written approval from the Chief Executive Officer or Executive Committee.

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Additional Information Regarding Our Equity Incentive Plan Awards

The outstanding performance share unit awards and stock awards (other than the sign-on awards granted to Messrs. Lesar, Wells and Knight) provide that “retirement eligible” participants (age 55 or greater with at least five years of service or, for Mr. Lesar, at least three years of service) who terminate employment will receive a payment under the award, if any, based on the actual achievement of the applicable performance objective at the end of the performance period or vesting period, if applicable, with any such amount pro-rated for the period of their employment during the performance or vesting period, as applicable. Upon termination for cause, no benefits are payable under the award agreements.

Further, for the awards made beginning in February 2018 (other than the sign-on awards granted to Messrs. Lesar, Wells and Knight), subject to Compensation Committee approval for certain of our officers, including our named executive officers, a “retirement eligible” participant will vest in amounts that would otherwise be forfeited upon retirement (the “Enhanced Retirement”) due to the proration described above if:

•	the award was granted prior to the year of termination of employment;

•	the sum of the retirement eligible participant’s service and age is 65 or greater;

•	the retirement eligible participant provides at least six months’ written notice of his or her retirement; and

•	the retirement eligible participant submits a transition plan.

Any such vesting for our named executive officers will be at the sole discretion of the Compensation Committee. With respect to awards made beginning in February 2020, to be eligible for Enhanced Retirement, certain officers, including our named executive officers, must provide reasonable advanced written notice of his or her retirement (as determined by the Compensation Committee) in place of at least six months’ written notice, in addition to satisfying the other requirements identified above for long-term awards made beginning in February 2018. Moreover, the Compensation Committee may elect to approve the Enhanced Retirement eligibility for any named executive officer who does not otherwise meet one or more of the provisions described above if it is determined to be in the best interests of the Company. The Compensation Committee adopted the Enhanced Retirement provisions to reinforce the Company’s overall compensation philosophy by further supporting its strategic workforce planning, increasing employee engagement and encouraging the development of robust succession and transition plans to effect a smooth transition and retirement from the organization and provides an opportunity for executives to become eligible for compensation that was previously awarded and was designated as total compensation, but was partially forfeited upon retirement.

Awards made beginning in February 2018 also include restrictive covenants that are beneficial to the Company by requiring forfeiture of unpaid awards and return of paid awards upon breach of confidentiality, non-solicitation and non-competition obligations. The awards (other than the sign-on awards granted to Messrs. Lesar, Wells and Knight) also provide for full vesting upon the participant’s death or termination of employment due to disability (as defined under our long-term disability plan). For performance share units, such vesting is at the target level of achievement. Awards prior to February 2018 provided for pro rata vesting upon the participant’s death or termination of employment due to disability, with such pro rata vesting based on the number of days employed in the performance cycle and the target level of achievement for performance share units and on the number of days employed in the vesting period for stock awards.

Finally, awards made beginning in February 2020 also provide for pro rata vesting upon the “sale of subsidiary,” defined as a change in the ownership of a subsidiary, or a substantial portion of the assets of a subsidiary, of the Company, if the participant is performing services for the subsidiary at the time and ceases employment with the Company upon and in connection with the sale. Such pro rata vesting is based on the number of days employed in the performance cycle and the target level of achievement for performance share units and on the number of days employed in the vesting period for stock awards.

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Executive Compensation Tables (continued)

Outstanding Equity Awards at Fiscal Year-End 2020

The following table provides information regarding the outstanding equity awards held by our named executive officers as of December 31, 2020. The closing stock price on the New York Stock Exchange on December 31, 2020 was $21.64.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Lesar	—	—	—	—	—	161,183	3,488,000	364,297	7,883,387
Wells	—	—	—	—	—	78,207	1,692,399	85,437	1,848,857
Carroll	—	—	—	—	—	77,898	1,685,713	158,764	3,435,653
Colvin	—	—	—	—	—	22,933	496,270	20,634	446,520
Doyle	—	—	—	—	—	20,345	440,266	47,991	1,038,525
Knight	—	—	—	—	—	25,802	558,355	37,579	813,210
Prochazka	—	—	—	—	—	118,742	2,569,577	139,634	3,021,680
Somerhalder	—	—	—	—	—	—	—	—	—
Liu	—	—	—	—	—	—	—	—	—
Vortherms	—	—	—	—	—	10,218	221,118	19,003	411,225

(1)	Outstanding stock awards fully vest on the following dates:

Grant Date	Type of Stock Award	Vesting Date	Lesar	Wells	Carroll	Colvin	Doyle	Knight	Prochazka(a)	Somerhalder	Liu	Vortherms(a)
2/20/2018	Stock Award	2/20/2021	—	—	23,906	2,904	4,209	—	61,515	—	—	3,519
2/19/2019	Stock Award	2/19/2022	—	—	23,742	2,737	6,488	—	57,227	—	—	5,383
2/19/2020	Stock Award	2/19/2023	—	—	30,250	3,396	9,648	—	—	—	—	1,316
4/6/2020	Stock Award	2/19/2023	—	—	—	1,584	—	—	—	—	—	—
4/6/2020	Stock Award	4/6/2023	—	—	—	6,863	—	—	—	—	—	—
7/1/2020	Stock Award	7/1/2021	17,298	—	—	—	—	—	—	—	—	—
7/1/2020	Stock Award	7/1/2022	17,298	—	—	—	—	—	—	—	—	—
7/1/2020	Stock Award	7/1/2023	126,587	—	—	5,449	—	—	—	—	—	—
8/17/2020	Stock Award	8/17/2021	—	—	—	—	—	4,843	—	—	—	—
8/17/2020	Stock Award	8/17/2022	—	—	—	—	—	4,843	—	—	—	—
8/17/2020	Stock Award	8/17/2023	—	—	—	—	—	16,116	—	—	—	—
9/28/2020	Stock Award	9/28/2021	—	26,288	—	—	—	—	—	—	—	—
9/28/2020	Stock Award	9/28/2022	—	26,288	—	—	—	—	—	—	—	—
9/28/2020	Stock Award	9/28/2023	—	25,631	—	—	—	—	—	—	—	—

Total			161,183	78,207	77,898	22,933	20,345	25,802	118,742	—	—	10,218

(a)

For further information related to the vesting of Messrs. Prochazka’s and Vortherms’ awards in connection with their respective departures from the Company, see “Compensation Discussion and Analysis—Executive Summary.”

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(2)	Outstanding performance share unit awards will fully vest on the following dates:

Grant Date	Type of Stock Award	Vesting Date	Lesar	Wells	Carroll	Colvin	Doyle	Knight	Prochazka(c)	Somerhalder	Liu	Vortherms(c)
2/19/2019	Performance Share Units(a)	12/31/2021	—	—	57,931	6,678	15,831	—	139,634	—	—	5,869
2/19/2020	Performance Share Units(b)	12/31/2022	—	—	100,833	11,320	32,160	—	—	—	—	13,134
4/6/2020	Performance Share Units(b)	12/31/2022	—	—	—	2,636	—	—	—	—	—	—
7/1/2020	Performance Share Units(b)	12/31/2022	364,297	—	—	—	—	—	—	—	—	—
8/17/2020	Performance Share Units(b)	12/31/2022	—	—	—	—	—	37,579	—	—	—	—
9/28/2020	Performance Share Units(b)	12/31/2022	—	85,437	—	—	—	—	—	—	—	—

Total			364,297	85,437	158,764	20,634	47,991	37,579	139,634	—	—	19,003

(a)	Based on 2019 results, the provided amounts reflect threshold achievement for the total shareholder return and maximum achievement for the three-year cumulative net income awards.

(b)	Based on 2020 results, the provided amounts reflect target achievement for the total shareholder return and maximum achievement for the three-year cumulative net income awards.

(c)

For further information related to the vesting of Messrs. Prochazka’s and Vortherms’ awards in connection with their respective departures from the Company, see “Compensation Discussion and Analysis—Executive Summary.”

Option Exercises and Stock Vested for Fiscal Year 2020

The following table indicates the number and value of stock options exercised and stock and performance share unit awards vested during 2020.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Lesar	—	—	—	—
Wells	—	—	—	—
Carroll	—	—	132,988	2,894,076
Colvin	—	—	6,525	164,363
Doyle	—	—	8,727	217,324
Knight	—	—	—	—
Prochazka	—	—	137,161	2,759,360
Somerhalder	—	—	133,902	2,633,138
Liu	—	—	12,500	216,781
Vortherms	—	—	7,288	181,461

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(1)	For each of the named executive officers, the stock awards and performance share unit awards consist of the following:

Name	Performance Share Unit Awards for the 2018-2020 Performance Cycle(a)		Stock Awards Granted February 21, 2017 That Vested February 21, 2020		Stock Awards Granted April 22, 2019 That Vested April 22, 2020		Stock Awards Granted March 13, 2020 That Vested July 6, 2020		Stock Awards Granted June 1, 2020 That Vested July 6, 2020		Stock Awards Granted July 1, 2020 That Vested July 1, 2020
	Number of Shares (#)	Value Realized on Vesting(b) ($)	Number of Shares (#)	Value Realized on Vesting(c) ($)	Number of Shares (#)	Value Realized on Vesting(d) ($)	Number of Shares (#)	Value Realized on Vesting(e) ($)	Number of Shares (#)	Value Realized on Vesting(f) ($)	Number of Shares (#)	Value Realized on Vesting(g) ($)
Lesar	—	—	—	—	—	—	—	—	—	—	—	—
Wells	—	—	—	—	—	—	—	—	—	—	—	—
Carroll	32,274	739,397	22,873	654,682	—	—	—	—	—	—	77,841	1,499,996
Colvin	3,921	89,830	2,604	74,533	—	—	—	—	—	—	—	—
Doyle	5,683	130,198	3,044	87,127	—	—	—	—	—	—	—	—
Knight	—	—	—	—	—	—	—	—	—	—	—	—
Prochazka	83,046	1,902,584	54,115	856,776	—	—	—	—	—	—	—	—
Somerhalder	—	—	—	—	—	—	57,725	1,140,069	76,177	1,493,069	—	—
Liu	—	—	—	—	12,500	216,781	—	—	—	—	—	—
Vortherms	4,751	108,845	2,537	72,615	—	—	—	—	—	—	—	—

(a)

A participant is vested in the right to receive performance share units under the award agreements as of December 31, 2020 (the end of the performance cycle). However, pursuant to the terms of the awards, the actual number of shares to be awarded to the participant is not known until the Compensation Committee determines the applicable performance levels of the underlying goals within 60 days after the end of the performance cycle. Accordingly, the awards are valued for compensation purposes after the Compensation Committee completes its determination and the procedures to verify the financial information used in determining the applicable performance level achievements have been completed. After completion of this process, the actual transfer of the stock is made to participants.

(b)

Value Realized on Vesting for the performance share unit awards was determined using the closing market price of our common stock ($19.75) on the New York Stock Exchange on February 25, 2021, together with a dividend equivalent amount equal to the dividends accrued during the performance period until they were delivered ($3.16 per share) on our shares of common stock. The number of performance share units vested was determined based on an overall achievement level of 135%.

(c)

Value Realized on Vesting for the stock awards was determined using the closing market price of our common stock ($25.27) on the New York Stock Exchange on February 21, 2020, together with dividend equivalents per share during the vesting period of $3.3525.

(d)

Value Realized on Vesting for the stock awards was determined using the closing market price of our common stock ($16.19) on the New York Stock Exchange on April 22, 2020, together with dividend equivalents per share during the vesting period of $1.15.

(e)

Value Realized on Vesting for the stock awards was determined using the closing market price of our common stock ($19.60) on the New York Stock Exchange on July 6, 2020, together with dividend equivalents per share during the vesting period of $0.15.

(f)

Value Realized on Vesting for the stock awards was determined using the closing market price of our common stock ($19.60) on the New York Stock Exchange on July 6, 2020. No dividend equivalents per share accrued during the vesting period.

(g)

Value Realized on Vesting for the stock awards was determined by using the closing market price ($19.27) of the New York Stock Exchange on the grant date of July 1, 2020 as these stock awards were immediately fully vested on such date. On the grant date, Mr. Carroll received 25,947 shares, representing 1/3 of the grant, that immediately vested on that date, with 1/3 of the grant, or 25,947 shares to be distributed on the first anniversary of the grant date and the remaining 1/3 of the grant, or 25,947 shares, to be distributed on the second anniversary of the grant date.

Pension Benefits

Our senior executive officers hired or rehired before January 1, 2020 (Messrs. Prochazka, Doyle and Vortherms and Ms. Colvin) are eligible for pension benefits under a tax-qualified defined benefit pension plan—the CenterPoint Energy Retirement Plan. Ms. Liu, although eligible under the plan during her period of service with the Company, terminated employment prior to vesting and forfeited any benefits under the plan. Mr. Knight was rehired after January 1, 2020 and, therefore, is ineligible to accrue additional benefits under the plan. However, he has retained a vested benefit under the plan from his prior period of employment. In addition, our senior executive officers who are eligible for benefits under the CenterPoint Energy Retirement Plan are also eligible for benefits under a benefit

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restoration plan, which is also a defined benefit plan. Participants are fully vested in both plans after three years of service. For all employees hired on or after January 1, 1999 but prior to January 1, 2009 (including Mr. Prochazka and Mr. Knight with respect to his prior benefit), participants accumulated a retirement benefit based upon a cash balance formula of four percent of base salary and short-term incentive compensation through December 31, 2008. For all employees hired prior to January 1, 1999 (including Messrs. Doyle and Vortherms and Ms. Colvin), benefits accrued based on a participant’s years of service, final average pay and covered compensation through December 31, 2008. Beginning January 1, 2009, final average pay formula benefits under the retirement plan were frozen as to any future accruals. The lump sum value of the age-65 annuity for all final average pay formula participants was calculated using an interest conversion rate of 4.52% as of December 31, 2008. This lump sum amount will continue to grow annually with interest, based on the 30-year Treasury rate from the prior November, until commencement of the benefit.

The participant’s benefit through December 31, 2008 is the greatest of (i) this lump sum value, (ii) the final average pay benefit and (iii) the cash balance benefit. For periods after December 31, 2008, the retirement benefit is based on a cash balance formula of five percent of base salary and short-term incentive compensation.

Benefits that may not be provided under the retirement plan because of Internal Revenue Code annual limits on benefits and compensation are made in a bookkeeping account under the benefit restoration plan. This excess benefit amount is determined based on the final average pay formula and the cash balance formula under the retirement plan, as applicable. To comply with the requirements under Section 409A of the Internal Revenue Code, we established the CenterPoint Energy Benefit Restoration Plan (CNP Benefit Restoration Plan) for excess benefits that accrued or vested after 2004. This plan is subject to Section 409A. Benefits accrued under this plan are generally paid in a lump sum following the participant’s separation from service. All of our senior executive officers who are eligible for the Retirement Plan also participate in this plan and will generally receive payments in a lump sum form under this plan. Benefit payments for our senior executive officers and other key employees will be delayed for six months to comply with Section 409A of the Internal Revenue Code. The CNP Benefit Restoration Plan does not provide any past service credits or accelerated service benefits.

The table below provides information regarding our senior executive officers’ accumulated benefits under our retirement and benefit restoration plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments during 2020 ($)
Cash Balance Formula(1)
Knight	Retirement Plan	10.4	130,819	—
	CNP Benefit Restoration Plan	10.4	—	—
Prochazka	Retirement Plan	—	—	283,055
	CNP Benefit Restoration Plan	—	—	762,550
Liu	Retirement Plan	—	—	—
	CNP Benefit Restoration Plan	—	—	—
Final Average Pay Formula(2)
Colvin	Retirement Plan	31.5	1,134,822	—
	CNP Benefit Restoration Plan	31.5	114,318	—
Doyle	Retirement Plan	25.9	504,956	—
	CNP Benefit Restoration Plan	25.9	108,624	—
Vortherms	Retirement Plan	35.5	636,215	—
	CNP Benefit Restoration Plan	35.5	70,119	—

(1)

The benefits for Messrs. Knight (with respect to his prior benefit) and Prochazka are based solely on the cash balance formula under the retirement plan. Interest accrues in the current year at the average annual interest rate for 30-year Treasury Securities as reported daily during

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the previous November based upon the account balance as of the end of the previous year. The interest rate for the 2020 plan year was 2.28%. Mr. Knight’s benefit under the retirement plan was accrued during a prior period of employment and continues to accrue interest; however, because he was rehired after January 1, 2020, he is ineligible to accrue additional benefits under the retirement plan. In addition, Messrs. Knight (with respect to his prior benefit) and Prochazka accrued an excess benefit amount under the CNP Benefit Restoration Plan based on the cash balance formula as if the Internal Revenue Code annual benefit and compensation limits did not apply. Mr. Knight’s benefit under the CNP Benefit Restoration Plan was accrued during a prior period of employment and was paid upon his prior separation from service. He is not eligible to accrue any further benefits under the plan.

The present value for Mr. Knight was calculated based on benefits accrued through December 31, 2020 payable at age 65 (the earliest retirement age where the benefit is not reduced). Account balances are assumed to accumulate interest credits until age 65 at 2.25%. Since this is a cash balance plan, the lump sum payment is equal to the participant’s account balance at retirement. The single life annuity is calculated by dividing the account balance by the present value factor of an immediate single life annuity assuming an interest rate of 2.45% and using the mortality table prescribed by Section 417(e)(3) of the Internal Revenue Code. To calculate the present value of the benefit in the table, mortality assumptions are based on the PRI-2012 Mortality Table projected using Scale MP-2020, and the interest rate for discounting payments back to December 31, 2020 is 2.45%.

(2)

Through December 31, 2008, Messrs. Doyle and Vortherms and Ms. Colvin accrued benefits based on years of service, final average pay and covered compensation, which we refer to as final average pay (FAP) formulas.

For Mr. Doyle, final average pay means the highest base salary plus overtime, commissions, and bonuses for the 36 consecutive months out of the 120 consecutive months immediately preceding the earlier of retirement or December 31, 2008. This FAP retirement plan benefit is calculated under the following formula:

1.25% x FAP x Service + [0.65% x (FAP—Social Security Covered Compensation) x Service]

In this final average pay formula, the maximum service applicable to the portion of the benefit attributable to FAP in excess of Social Security Covered Compensation is 35 years. The benefit is reduced for early retirement if retirement occurs before age 65. Early retirement subsidies are provided for retirement at age 55 or older.

For Ms. Colvin, final average pay means the highest base salary for the 36 consecutive months out of the 120 consecutive months immediately preceding the earlier of retirement or December 31, 2008. This FAP retirement plan benefit is calculated under the following formula:

1.5% x FAP x Service + [0.44% x (FAP—Social Security Covered Compensation) x Service]

In this final average pay formula, the maximum service applicable to the portion of the benefit attributable to FAP in excess of Social Security Covered Compensation is 35 years. The benefit is reduced for early retirement if retirement occurs before age 60. Early retirement subsidies are provided for retirement at age 55 or older.

For Mr. Vortherms, final average pay means the highest base salary plus commissions and variable pay for 60 consecutive months out of the 120 consecutive months immediately preceding the earlier of retirement or December 31, 2008. This retirement plan benefit is calculated under the following formula:

1.1% x FAP x Service + [0.45% x (FAP—Social Security Covered Compensation) x Service]

In the final average pay formula, the maximum service applicable to the portion of the benefit attributable to FAP in excess of Social Security Covered Compensation is 30 years. The benefit is reduced for early retirement if retirement occurs before age 65. Early retirement subsidies are provided for retirement at age 55 or older.

Beginning in 2009, Messrs. Doyle and Vortherms and Ms. Colvin accrued a benefit under the benefit restoration plan based on the cash balance formula as if the Internal Revenue Code compensation limits did not apply.

The present values for Messrs. Doyle and Vortherms and Ms. Colvin were calculated based on benefits accrued through December 31, 2020 assuming retirement at the earliest reduced age. The calculation assumes the participant is 45% likely to commence the benefit in the form of a single life annuity and 55% likely to elect a lump sum distribution. The single life annuity is the normal form of benefit under the plan. Mortality assumptions for discounting annuities are based on the PRI-2012 Mortality Table projected using Scale MP-2020 and an interest rate of 2.45%. The lump sum distribution for benefits accrued through December 31, 2008 is calculated as the greater of the cash balance amount and the present value of the accrued benefit commencing at age 65 assuming an interest rate of 2.45% and using the mortality table prescribed by Section 417(e)(3) of the Internal Revenue Code. The interest rate for discounting payments back to December 31, 2020 was 2.45%. These assumptions, where applicable, are the same assumptions disclosed in “Stock Based Incentive Compensation Plans and Employee Benefit Plans” in Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2020.

Savings Plan and Savings Restoration Plans

Under our savings plan, our senior executive officers may contribute up to 50% of their plan-eligible compensation as pre-tax or Roth contributions. They may also contribute up to 16% of eligible pay as after-tax contributions. In addition, we make employer matching contributions of 100% of the first 6% of eligible pay our senior executive officers contribute under the plan. For our senior executive officers hired or rehired on or after January 1, 2020 (Messrs. Lesar, Wells, Knight and Somerhalder), in lieu of eligibility under the defined benefit pension plans, we also make employer nonelective contributions of 3% of eligible pay. Payment options under the savings plan include (i) a

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lump sum payment; (ii) annual, semi-annual, quarterly or monthly installments over a period elected by the participant, not to exceed ten years; (iii) a partial cash distribution of the participant’s account balance or (iv) a rollover of the account. Once the annual compensation limit under the Internal Revenue Code is reached in the savings plan, employer contributions are made in a bookkeeping account under the savings restoration plan. To comply with the provisions under Section 409A of the Internal Revenue Code, we established the CenterPoint Energy Savings Restoration Plan (CNP Savings Restoration Plan) for all benefits earned or vested from and after 2005, and this plan is subject to Section 409A. Benefits under this plan are paid in a lump sum following the participant’s separation from service, and all of our senior executive officers participate in this plan. Benefit payments for our senior executive officers and other key employees will be delayed for six months following the separation from service to comply with Section 409A of the Internal Revenue Code, unless the separation from service is due to death. Benefits earned and vested prior to 2005 are payable under the 1991 CenterPoint Energy Savings Restoration Plan (1991 Savings Restoration Plan), and no new benefits are provided from and after 2005 under this plan. The 1991 Savings Restoration Plan is not subject to Section 409A, and benefits are paid under this plan at the same time and in the same form and manner as distributions payable from the savings plan. Earnings on both restoration plans are based on each participant’s annual rate of return on their account in the savings plan. Participants are not permitted to make voluntary deferrals into either savings restoration plan.

Deferred Compensation Plans

Our current deferred compensation plan permits eligible key employees to elect voluntarily each year to defer a percentage of up to 90% of salary and/or short-term incentive compensation. The Company amended the Deferred Compensation Plan as of December 31, 2007, renamed it the 1989 Deferred Compensation Plan and froze the plan to new participants and benefit accruals as of December 31, 2007. Effective January 1, 2008, obligations with respect to deferrals under the 1989 Deferred Compensation Plan after December 31, 2004, along with all associated earnings were transferred to and are paid from the 2005 Deferred Compensation Plan, which was adopted effective as of January 1, 2008, to replace the 1989 Deferred Compensation Plan. References to our deferred compensation plan include both our 2005 Deferred Compensation Plan, which covers amounts subject to Section 409A, as well as our 1989 Deferred Compensation Plan, which covers amounts which are exempt from Section 409A. Under the terms of our deferred compensation plan, interest accrues on deferrals at a rate adjusted annually equal to the average yield during the year of the Moody’s Long-Term Corporate Bond Index plus two percent.

Participants in the plan currently may elect to receive distributions of their deferred compensation and interest in three ways:

•

an early distribution of either 50% or 100% of their account balance in any year that is at least four years from the year of deferral or, if earlier, the year in which they attain their normal retirement date under the plan (the first day of the month coincident with or next following attainment of age 65);

•	a lump sum distribution upon termination of employment on or after age 55; or

•	15 annual installments commencing upon termination of employment on or after age 55.

If a participant terminates employment prior to age 55, a lump sum distribution of his or her deferral amount plus interest, calculated using the Moody’s rate and excluding the additional two percentage points, will be made regardless of his or her form of election. For deferrals under the 2005 Deferred Compensation Plan, if a participant terminates employment on or after age 55, the deferral amount plus interest (including the additional two percent) will be paid in accordance with the participant’s distribution elections, in either a lump sum payment in the January after his or her termination or 15 annual installments commencing upon his or her separation from service. However, benefit payments for our named executive officers and other key employees will not be paid earlier than six months after separation from service (other than by reason of death) to comply with Section 409A of the Internal Revenue Code. Messrs. Carroll and Doyle were the only named executive officers who elected to defer compensation under the plan during 2020.

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For deferrals under the 1989 Deferred Compensation Plan, if a participant terminates employment from and after age 55 but prior to age 60, the deferral amount plus interest (including the additional two percent) will be paid in accordance with the participant’s distribution elections, in either a lump sum payment in the January after his or her separation from service or 15 annual installments commencing upon his or her separation from service. If a participant terminates employment after age 60 under the 1989 Deferred Compensation Plan, the deferral amount plus interest, including the additional two percent, will be paid in accordance with the participant’s distribution elections after he or she reaches age 65.

Each of our deferred compensation plans discussed above is a nonqualified, unfunded plan, and the employees are general, unsecured creditors of CenterPoint Energy. No fund or other assets of CenterPoint Energy have been set aside or segregated to pay benefits under any of these plans. Please refer to “Rabbi Trust” under “Potential Payments upon Change in Control or Termination” for information on funding of the plans upon a change in control.

Nonqualified Deferred Compensation Table

The following table provides information with respect to benefits under the deferred compensation plans and the savings restoration plans.

Name	Plan Name	Executive Contributions in 2020(1) ($)	Registrant Contributions in 2020(1) ($)	Aggregate Earnings in 2020(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2020(3) ($)
Lesar	CNP Savings Restoration Plan	—	35,100	5,742	—	40,842
Wells	CNP Savings Restoration Plan	—	—	—	—	—
Colvin	2005 Deferred Compensation Plan	—	—	—	—	—
	CNP Savings Restoration Plan	—	30,459	59,459	—	299,408
	1991 Deferred Compensation Plan	—	—	4,725		23,791
Carroll	1989 Deferred Compensation Plan	—	—	40,048	—	767,643
	2005 Deferred Compensation Plan	114,000	—	72,573	—	1,255,155
Doyle	2005 Deferred Compensation Plan	76,000	—	19,093	—	401,173
	CNP Savings Restoration Plan	—	28,590	11,789	—	150,482
Knight	2005 Deferred Compensation Plan	—	—	—	—	—
	CNP Savings Restoration Plan	—	—	—	—	—
Prochazka	2005 Deferred Compensation Plan	—	—	(12,564)	(514,842)	—
	CNP Savings Restoration Plan	—	—	9,733	(1,241,776)	—
	1991 Savings Restoration Plan	—	—	—	(34,187)	—
Liu	CNP Savings Restoration Plan	—	—	8	(6,769)	—
Vortherms	2005 Deferred Compensation Plan	—	—	—	—	—
	CNP Savings Restoration Plan	—	—	—	—	59,046

(1)

The Registrant Contributions in 2020 column for the savings restoration plan include employer matching contributions that could not be made to the savings plan due to limitations under the Internal Revenue Code. Mr. Doyle’s contributions to the deferred compensation plan are also included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Messrs. Carroll’s and Doyle’s contribution to the deferred compensation plan are included in the Salary column of the Summary Compensation Table. Our contributions to the savings plan and savings restoration plan for the senior executive officers are also included in the footnote to the All Other Compensation column of the Summary Compensation Table.

(2)

For the deferred compensation plans, Aggregate Earnings in 2020 consist of earnings on prior plan deferrals. Mr. Prochazka’s 2020 interest rate for the 2005 Deferred Compensation Plans was 3.22% with interest compounded annually; however, Mr. Prochazka forfeited the additional 2% interest previously earned because he was not at least 55 years of age when he separated from service. The 2020 interest rate for the 2005 Deferred Compensation Plan for Mr. Carroll was 5.82% with interest compounded annually on the month he attained age 65. The amounts are also included in the footnote to the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

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For the savings restoration plans, Aggregate Earnings in 2020 include gains and losses determined based on the participant’s balances as of January 1, 2020 plus any matching contributions credited for that year. The gains and losses are calculated using the annualized rate of return for the participant’s account in the plans based on the investment funds selected by the participant.

(3)	The table below sets forth the portion of these aggregate account balances that were reported as compensation in the Summary Compensation Table for 2018 and 2019.

Name	Amount Previously Reported ($)
David J. Lesar	—
Jason P. Wells	—
Milton Carroll	86,563
Kristie L. Colvin	—
Scott E. Doyle	5,848
Gregory E. Knight	—
Scott M. Prochazka	19,104
Xia Liu	—
Joseph J. Vortherms	—

Potential Payments upon Change in Control or Termination

Our Board adopted a change in control plan to ensure consistency of officer benefits and to simplify administration, which was effective January 1, 2015, and was subsequently amended and restated, effective May 1, 2017 (the “plan”). All of our named executive officers, except for Mr. Somerhalder, are (or were prior to their departures from the Company) participants in the plan.

The plan was amended and restated effective May 1, 2017 to provide that awards granted under the long-term incentive plan on or after such date are not subject to the plan and are instead governed by the long-term incentive plan and the applicable award agreements.

The change in control plan provides for payments and other benefits in the event a covered termination of employment occurs within three months prior to a change in control (provided that a binding agreement to effect a change in control has been executed as of the termination) or within two years after the completion of a transaction that effects a change in control. A “change in control” will be deemed to occur under the plan if:

•

any person or group becomes the direct or indirect beneficial owner of 30% or more of our outstanding voting securities, unless these securities are acquired directly from CenterPoint Energy as part of a merger or consolidation and following the merger or consolidation the conditions for an exclusion from a merger or consolidation event described below are met;

•	the members of our Board on the effective date of the plan, and successors designated as provided in the agreement, cease to constitute a majority of the Board;

•	approval by the shareholders of (or if there is no such approval, consummation of) a merger or consolidation of, or involving, CenterPoint Energy unless:

•	more than 70% of the surviving corporation’s outstanding voting securities are owned by former shareholders of CenterPoint Energy,

•

if the transaction involves CenterPoint Energy’s acquisition of another entity, the total fair market value of the consideration plus long-term debt of the business being acquired does not exceed 50% of the total fair market value of CenterPoint Energy’s outstanding voting securities, plus CenterPoint Energy’s consolidated long-term debt,

•	no person is the direct or indirect beneficial owner of 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from the transaction, and

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•	a majority of the members of the board of directors of the parent corporation resulting from the transaction were members of our Board immediately prior to consummation of the transaction; or

•	approval by the shareholders of (or if there is no such approval, consummation of) a sale or disposition of 70% or more of CenterPoint Energy’s assets unless:

•

individuals and entities that were beneficial owners of CenterPoint Energy’s outstanding voting securities immediately prior to the asset sale are the direct or indirect beneficial owners of more than 70% of the then outstanding voting securities of CenterPoint Energy (if it continues to exist) and of the entity that acquires the largest portion of the assets (or the entity that owns a majority of the outstanding voting stock of the acquiring entity), and

•

a majority of the members of our Board (if CenterPoint Energy continues to exist) and of the entity that acquires the largest portion of the assets (or the entity that owns a majority of the outstanding voting stock of the acquiring entity) were members of our Board immediately prior to the asset sale.

Under the plan, a covered termination occurs if the officer’s employment is terminated within three months prior to a change in control (provided that a binding agreement to effect a change in control has been executed as of the termination) or within two years after a change in control for reasons other than death, disability (as defined in our long-term disability plan), involuntary termination for cause (as defined), or resignation of the officer unless such resignation is due to “good reason” that is not cured within the cure period under the plan. “Good reason” means any of the following: (a) a failure to maintain the officer in his or her position or a substantially equivalent position; (b) a significant adverse change in the authorities, powers, functions, responsibilities or duties held; (c) a material reduction in the officer’s base salary; (d) a significant reduction in the officer’s qualified, nonqualified and welfare benefits other than a reduction that applies generally to all covered employees; (e) a material reduction in the officer’s overall compensation opportunities under the short-term incentive plan, a long-term incentive plan or other equity plan; (f) a change in the location of the officer’s principal place of employment by more than 50 miles; or (g) a failure to provide directors’ and officers’ liability insurance covering the officer.

The plan provides that we would pay our named executive officers experiencing a covered termination of employment a lump sum amount equal to (i) three times, in the case of Mr. Lesar, and (ii) two times, in the case of Messrs. Wells, Carroll, Doyle and Knight and Ms. Colvin, the sum of the officer’s base salary plus short-term incentive award at target, if applicable.

For officers who are not age 55 or older with five years of service (which includes all the senior executive officers except for Ms. Colvin), the plan also provides for a short-term incentive lump sum payment based on eligible earnings to the date of termination multiplied by his or her short-term incentive target. In addition, Mr. Doyle and Ms. Colvin will be entitled to a benefit equal to two additional years of pay credits under the cash balance formula under the retirement plan, and such additional benefit will be paid in the same time and manner that the officer’s benefit under the benefit restoration plan is paid. Effective March 1, 2021, the Board adopted an amendment to the plan to provide a similar benefit for officers who are not eligible to participate in the retirement plan. Under the amendment, Mr. Lesar will be entitled to a benefit equal to three additional years, and Messrs. Wells and Knight will be entitled to a benefit equal to two additional years, of employer nonelective contributions under the savings plan, and such additional benefit will be paid in the same time and manner that the officer’s benefit under the savings restoration plan is paid. In addition, the plan provides for welfare benefits for a period of two years, career transition placement services and the reimbursement of legal fees incurred related to the severance. With respect to awards granted under the long-term incentive plan, such awards are not subject to the plan and are governed by the long-term incentive plan and applicable award agreements.

Due to Messrs. Prochazka’s and Vortherms’ and Ms. Liu’s respective departures from the Company, they are not eligible to receive any payments upon a change in control under the plan. Further, Mr. Somerhalder, in his capacity as the Company’s former Interim President and Chief Executive Officer, did not participate in the plan.

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Our plan does not include any excise tax gross-up payment provisions. Under our plan, the executive’s total change in control payment is automatically reduced to the minimum extent necessary to prevent triggering the excise tax, but only if the after-tax benefit of the reduced payment exceeds the after-tax benefit if the payment was not reduced. If the payment is not reduced, the officer will be liable for any excise tax due under Section 4999.

An officer must sign a waiver and release in connection with any claims relating to the executive’s employment with or separation from the Company prior to receiving any benefits under the plan. The plan provides that for one year following a covered termination, an officer is prohibited from hiring or soliciting any employees to leave our employment or solicit or attempt to solicit the business of any of our customers or acquisition prospects. In addition, for one year following a covered termination, an officer is prohibited, without prior written consent, from engaging in any business or accepting employment with or rendering services to a business that is in competition with us. These non-solicit and non-compete restrictions are limited to a 50-mile radius around any geographical area in which we engage (or have a definite plan to engage) in operations or marketing of products or services at the time of the officer’s covered termination.

Change in control provisions in awards under our current long-term incentive plan. Awards granted under the long-term incentive plan are not subject to the plan and are governed by the long-term incentive plan and the applicable award agreements. The different outstanding award types under the long-term incentive plan are treated as follows:

Stock Awards. For stock awards granted beginning in February 2018, “double trigger” vesting applies, and vesting is accelerated upon a change in control only if the award is not continued, assumed, or substituted or a covered termination of employment occurs. A covered termination of employment occurs for purposes of awards under the long-term incentive plan if the officer’s employment is terminated within two years after the completion of a transaction that effects a change in control for reasons other than death, disability (as defined in our long-term disability plan), involuntary termination for cause (as defined in the award agreement), or resignation of the officer unless such resignation is due to “good reason” that is not cured within the cure period set forth in the award agreement. “Good reason” for this purpose is defined in substantially the same manner as such term is defined in the change in control plan.

Performance Share Units. For performance share units granted beginning February 2018, “double trigger” vesting applies, and vesting is accelerated upon a change in control only if the award is not continued, assumed, or substituted or if a covered termination of employment occurs (as described above for stock awards).

Payments in the event of change in control. The table below presents amounts that would have been payable and the value of the benefits provided under the change in control plan assuming a covered termination of employment occurred on December 31, 2020 following a change of control. The numbers in the table have been rounded to the nearest one thousand dollars.

Type of Payment	Lesar	Wells	Carroll	Colvin	Doyle	Knight
Severance amount	$ 9,119,000	$2,277,000	$1,641,000	$1,179,000	$1,635,000	$1,207,000
Short-term Incentive Plan(1)	1,689,000	488,000	—	209,000	317,000	118,000
Long-term Incentive Plan:(2)
Performance share units	5,707,000	1,338,000	4,316,000	584,000	1,117,000	501,000
Stock awards	3,536,000	1,704,000	2,998,000	525,000	478,000	566,000
Benefit restoration plan(3)	—	—	—	58,000	84,000	—
Health and welfare benefits	—	28,000	—	34,000	43,000	13,000
Outplacement	4,000	4,000	4,000	4,000	4,000	4,000

Total benefit and payment	$20,055,000	$5,839,000	$8,959,000	$2,593,000	$3,678,000	$2,409,000

(1)

Under the terms of our short-term incentive plan, an individual age 55 or older with at least five years of service satisfies the retirement provisions under the plan. If the individual terminates employment during the plan year, he or she is eligible for a pro rata payment at the target level of achievement, without regard to whether it is preceded by a change in control, based on his or her eligible earnings to the date of termination multiplied by his or her short-term incentive target. Refer to “—Payments upon termination of employment.”

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Executive Compensation Tables (continued)

(2)

For purposes of the calculations, amounts that would be payable in shares have been converted to dollars using the New York Stock Exchange closing price for CenterPoint Energy common stock on December 31, 2020 (which was $21.64). Under the terms of our current long-term incentive plan, amounts payable in shares would be converted to dollars using the New York Stock Exchange closing price on the date on which the change in control occurred. The payments are determined as described under “—Change in control provisions in awards under our current long-term incentive plan.” Amounts shown for performance share units are calculated based on a target level of achievement for each award. Amounts shown for the long-term incentive plan in this table include amounts in the “Payments upon termination of employment” table below.

(3)	Amounts shown consist of the increase in cash balance accounts that would result from crediting an additional two years of pay credits under the cash balance formula for Mr. Doyle and for Ms. Colvin.

Upon a change in control, each named executive officer would also be entitled to receive payment for any fully vested benefits to which he is already entitled, if payable upon a change in control, or which are required to be provided by law. These benefits could include those earned under CenterPoint Energy’s retirement, benefit restoration, savings, savings restoration, deferred compensation and retiree medical plans, as well as the continuation of health coverage required by the Consolidated Omnibus Budget Reconciliation Act (COBRA).

Payments upon termination of employment. Certain benefits are payable to a named executive officer upon his or her termination of employment other than in the event of a change in control as described above. The table below presents information on the value of short-term and long-term incentive benefits at the target level of achievement that would be provided if a named executive officer terminated employment as of December 31, 2020. The numbers in the table have been rounded to the nearest one thousand dollars. With respect to payments and other benefits received by Messrs. Prochazka, Somerhalder and Vortherms in connection with their respective departures from the Company in February, June and October 2020, see “Compensation Discussion and Analysis—Executive Summary—Leadership Transition.”

Type of Payment	Lesar	Wells	Carroll	Colvin	Doyle	Knight
Short-term Incentive Plan(1)	—	—	$—	$209,000	—	—
Long-term Incentive Plan:(2)			—		—
Performance Share Units	—	—	2,824,000	332,000	—	—
Stock Awards	—	—	2,277,000	132,000	—	—

Total	—	—	$5,101,000	$673,000	—	—

(1)

Under the terms of our short-term incentive plan, an individual age 55 with five years of service satisfies the retirement provisions under the plan. If the individual terminates employment during the plan year, he or she is eligible for a pro rata plan distribution at the target level of achievement based on eligible earnings to date multiplied by his or her short-term incentive target.

(2)

For purposes of the calculations, amounts that would be payable in shares have been converted to dollars using the New York Stock Exchange closing price for CenterPoint Energy common stock on December 31, 2020 (which was $21.64). Under the terms of our long-term incentive awards, an individual age 55 with five years of service (or, for Mr. Lesar, at least three years of service) satisfies the retirement provisions under the plan and is eligible for a pro rata plan distribution. In the case of performance share units, such distribution is based on the number of days employed in the performance cycle and the actual level of achievement. All amounts above have been calculated assuming the target level of achievement. In the case of stock awards, such distribution is based on the number of days employed in the vesting period. Mr. Carroll and Ms. Colvin satisfy the retirement provisions under the plan.

Upon termination of employment, each named executive officer would also be entitled to receive payment for any fully vested benefits to which he is already entitled, if payable upon termination of employment, or which are required to be provided by law. These benefits could include those earned under CenterPoint Energy’s retirement, benefit restoration, savings, savings restoration, deferred compensation and retiree medical plans, as well as the continuation of health coverage required by COBRA.

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Executive Compensation Tables (continued)

Payments upon termination due to death. The table below presents information on the value of the benefits payable if a named executive officer had died on December 31, 2020. The numbers in the table have been rounded to the nearest one thousand dollars. The beneficiaries would have been entitled to the following amounts:

Type of Payment	Lesar	Wells	Carroll	Colvin	Doyle	Knight
Short-term Incentive Plan(1)	$1,688,000	$488,000	$—	$209,000	$317,000	$118,000
Long-term Incentive Plan:(2)
Performance Share Units	5,707,000	1,338,000	4,258,000	577,000	1,102,000	589,000
Stock Awards	2,398,000	558,000	2,957,000	517,000	471,000	247,000
Executive life insurance plan(3)	—	—	180,000	—	—	—
Basic life insurance(3)	50,000	50,000	—	50,000	50,000	50,000

Total	$9,843,000	$2,434,000	$7,395,000	$1,353,000	$1,940,000	$1,004,000

(1)

Under the terms of our short-term incentive plan, an individual who dies during the plan year is eligible for a pro rata plan distribution at the target level of achievement based on eligible earnings to date multiplied by his or her short-term incentive target.

(2)

For purposes of the calculations, amounts that would be payable in shares have been converted to dollars using the New York Stock Exchange closing price for CenterPoint Energy common stock on December 31, 2020 (which was $21.64). Under the terms of the long-term incentive awards, an individual who dies prior to vesting is eligible for a full distribution of the award, based on the target level of achievement for performance share units.

(3)	Amounts payable by third party insurance providers.

Each named executive officer’s beneficiaries would also be entitled to receive payment for any fully vested benefits to which they are entitled under the terms of the applicable plan or which are required to be provided by law. These benefits could include those earned under CenterPoint Energy’s retirement, benefit restoration, savings, savings restoration, deferred compensation and retiree medical plans, as well as the continuation of health coverage required by COBRA.

Payments upon disability. If a named executive officer becomes disabled as defined under our long-term disability plan on December 31, 2020, he or she would receive the payments stated in the table below. Mr. Carroll is not eligible for long-term disability benefits. The numbers in the table have been rounded to the nearest one thousand dollars.

Type of Payment	Lesar	Wells	Carroll	Colvin	Doyle	Knight
Short-term Incentive Plan(1)	$1,688,000	$488,000	$—	$209,000	$317,000	$118,000
Long-term Incentive Plan:(2)
Performance Share Units	5,707,000	1,338,000	4,316,000	585,000	1,117,000	589,000
Stock Awards	2,398,000	558,000	2,998,000	525,000	478,000	247,000
Long-term Disability Per Month(3)	20,000	20,000	—	16,000	20,000	20,000

Total	$9,813,000	$2,404,000	$7,314,000	$1,335,000	$1,932,000	$974,000

(1)

Under the terms of our short-term incentive plan, an individual who becomes disabled as defined under our long-term disability plan during the plan year is eligible for a pro rata plan distribution at the target level of achievement based on eligible earnings to date multiplied by his or her short-term incentive target.

(2)

For purposes of the calculations, amounts that would be payable in shares have been converted to dollars using the New York Stock Exchange closing price for CenterPoint Energy common stock on December 31, 2020 (which was $21.64). Under the terms of the long-term incentive awards, an individual who terminates employment due to disability as defined under our long-term disability plan prior to vesting is eligible for a full distribution of the award under the plan, based on the target level of achievement for performance share units.

(3)	Amounts payable by third party insurance providers.

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Executive Compensation Tables (continued)

Upon becoming disabled as defined under our long-term disability plan, each named executive officer would also be entitled to receive payment for any fully vested benefits to which he is already entitled, if payable upon disability, or which are required to be provided by law. These benefits could include those earned under CenterPoint Energy’s retirement, benefit restoration, savings, savings restoration, deferred compensation and retiree medical plans, as well as the continuation of health coverage required by COBRA.

Rabbi Trust

We maintain a trust agreement with an independent trustee establishing a springing rabbi trust for the purpose of funding benefits payable to participants under our deferred compensation plans, benefit restoration plans, savings restoration plans, long-term incentive plan agreements, in some instances, and change in control plan, in which our named executive officers participate. The trust is a grantor trust, irrevocable except in the event of an unfavorable ruling by the Internal Revenue Service as to the tax status of the trust or certain changes in tax law. It is currently funded with a nominal amount of cash. Future contributions will be made to the grantor trust if and when required by the provisions of the covered plans or when required by our Benefits Committee, which consists of officers of the Company. If there is a change in control (defined in substantially the same manner as in the change in control plan described under “Potential Payments upon Change in Control or Termination”), the grantor trust must be fully funded, within 30 days following the change in control, with an amount equal to the entire benefit to which each participant would be entitled under the covered plans as of the date of the change in control (calculated on the basis of the present value of the projected future benefits payable under the covered plans). The assets of the grantor trust are required to be held separate and apart from the other funds of CenterPoint Energy and its subsidiaries but remain subject to the claims of general creditors under applicable state and federal law.

Chief Executive Officer Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Lesar, our Chief Executive Officer.

For 2020, our last completed fiscal year:

•	the median of the annual total compensation of all employees of CenterPoint Energy, excluding our Chief Executive Officer, was $103,993; and

•

the annual total compensation of our Chief Executive Officer was $12,621,295, which reflects the Chief Executive Officer’s annualized base salary and includes the sign-on restricted stock unit grant valued at $1,000,000.

Based on this information, for 2020, the ratio of Mr. Lesar’s annual total compensation to that of our median employee was approximately 121 to one.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we took the following steps:

•

We selected November 1, 2020 as the date to identify our median employee, at which time our employee population consisted of approximately 9,500 individuals located in the United States. This population consisted of our full-time, part-time and temporary employees.

•

To identify the “median employee” from our employee population in 2020, we compared employees’ trailing twelve months total gross wages (consisting of base salary, short-term and long-term incentives, overtime and other compensation excluding imputed income) from our payroll records.

•	We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.

•

Using the median employee identified in 2020, we combined all of the elements of this employee’s compensation for 2020 in accordance with Item 402(c)(2)(x) of Regulation S-K, resulting in total annual compensation of $103,993.

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Executive Compensation Tables (continued)

We believe that the above pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. In addition, because the Securities and Exchange Commission rules for identifying the median employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about CenterPoint Energy’s common stock that may be issued under our existing equity compensation plans as of December 31, 2020.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	4,430,249	(2)	$—	4,182,239	(3)
Equity compensation plans not approved by security holders	—		—	—
Totals	4,430,249		$—	4,182,239

(1)	Plans approved by shareholders consist of the 2009 Long-term Incentive Plan and the CenterPoint Energy, Inc. Stock Plan for Outside Directors.

(2)

Includes outstanding grants of 3,140,878 performance share units (which includes 308,980 shares at actual achievement for the 2018 performance cycle and assumes maximum performance is achieved for performance cycles commencing 2019 and later) and 1,289,371 shares issuable upon settlement of outstanding grants of stock awards.

(3)

The securities remaining available for issuance may be issued in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, performance share units and performance stock. The shares remaining available for issuance generally may be used for any of these types of awards, except that the CenterPoint Energy, Inc. Stock Plan for Outside Directors provides only for awards of common stock.

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REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in CenterPoint Energy’s proxy statement on Schedule 14A for its 2021 annual meeting, which is incorporated by reference in CenterPoint Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, each as filed with the Securities and Exchange Commission.

Theodore F. Pound, Chairman

Earl M. Cummings

Martin H. Nesbitt

Susan O. Rheney

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its responsibility for independent oversight of the quality and integrity of the accounting, auditing and financial reporting practices of CenterPoint Energy and is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit CenterPoint Energy’s financial statements. The Audit Committee is composed of four directors, each of whom is independent as defined by the New York Stock Exchange listing standards. The Audit Committee Charter further describes the committee’s responsibilities and is available at https://investors.centerpointenergy.com/governance. During 2020, the Audit Committee met five times, including meetings to discuss the interim financial information contained in each quarterly earnings announcement with management and Deloitte & Touche LLP, CenterPoint Energy’s independent registered public accounting firm (independent auditors), prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee (a) obtained from the independent auditors a formal written statement describing all relationships between the independent auditors and CenterPoint Energy that might reasonably be thought to bear on the auditors’ independence consistent with applicable Public Company Accounting Oversight Board (PCAOB) requirements and (b) discussed with the independent auditors any relationships that may impact their objectivity and independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of CenterPoint Energy’s internal controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications and other matters required to be discussed by generally accepted auditing standards, including those described in PCAOB Auditing Standard No. 16, as amended (Communication with Audit Committees), and discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

Management has the responsibility for the preparation of CenterPoint Energy’s financial statements and for its internal controls and the independent auditors have the responsibility for the examination of those statements and the related audit of internal control over financial reporting. The Audit Committee reviewed and discussed the audited financial statements of CenterPoint Energy as of and for the fiscal year ended December 31, 2020, with management and the independent auditors. The Audit Committee also reviewed and discussed with management and the independent auditors management’s report and the report and attestation of the independent auditors on internal control over financial reporting, based on the framework in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, in accordance with Section 404 of the Sarbanes-Oxley Act.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that CenterPoint Energy’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the Securities and Exchange Commission. The Audit Committee also reappointed, subject to ratification, Deloitte & Touche LLP as CenterPoint Energy’s independent auditors for the fiscal year ending December 31, 2021.

Phillip R. Smith, Chairman

Leslie D. Biddle

Earl M. Cummings

Theodore F. Pound

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PRINCIPAL ACCOUNTING FIRM FEES

Aggregate fees related to services provided to CenterPoint Energy as a consolidated entity for the fiscal years ending December 31, 2020 and 2019 by CenterPoint Energy’s principal independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, are set forth below.

	Year Ended December 31,
	2020	2019
Integrated audit of financial statements and internal control over financial reporting(1)	$5,282,000	$6,980,000
Audit-related fees(2)	702,051	911,100

Total audit and audit-related fees	5,984,051	7,891,100
Tax fees(3)	20,504	162,500
All other fees(4)	60,000	55,000

Total fees	$6,064,555	$8,108,600

(1)

For 2020 and 2019, amounts include fees for services provided by the principal accounting firm relating to the integrated audit for financial statements and internal control over financial reporting, statutory audits, attest services and regulatory filings.

(2)

For 2020 and 2019, amounts include fees for consultations concerning financial accounting and reporting standards and various agreed-upon or expanded procedures related to accounting and/or billing records to comply with financial accounting or regulatory reporting matters.

(3)	For 2020 and 2019, amounts include fees paid for reviews of Vectren Corporation standalone tax returns for the twelve months ended December 31, 2018 and for the period ended February 1, 2019.

(4)	Fees relate to a subscription-based service which provides the Company with access to benchmarking information and tools.

Audit Committee Policies and Procedures for Preapproval of Audit and Non-Audit Services

Consistent with Securities and Exchange Commission policies regarding auditor independence, the Audit Committee is responsible for pre-approving audit and non-audit services performed by the independent auditor. In addition to its approval of the audit engagement, the Audit Committee takes action at least annually to authorize the independent auditor’s performance of several specific types of services within the categories of audit-related services and tax services. Audit-related services include assurance and related services that are reasonably related to the performance of the audit or review of the financial statements or that are traditionally performed by the independent auditor. Authorized tax services include compliance-related services such as services involving tax filings, as well as consulting services such as tax planning, transaction analysis and opinions. Services are subject to preapproval of the specific engagement if they are outside the specific types of services included in the periodic approvals covering service categories or if they are in excess of specified fee limitations. The Audit Committee may delegate preapproval authority to subcommittees.

During 2020, no preapproval requirements were waived for services included in the Audit-related fees caption of the fee table above pursuant to the limited waiver provisions in applicable rules of the Securities and Exchange Commission.

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ITEM 2: RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as the independent registered public accounting firm to conduct the annual audit of CenterPoint Energy’s accounts for the fiscal year ending December 31, 2021. Deloitte & Touche LLP (and their predecessors) have served as the independent registered public accounting firm (independent auditor) for CenterPoint Energy and its predecessors since 1932. Ratification requires the affirmative vote of a majority of the shares of our common stock entitled to vote and voted for or against the matter. Abstentions will not affect the outcome of the vote on this item. We do not expect any broker non-votes. If the appointment is not ratified by the shareholders, the Audit Committee will reconsider the appointment.

Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement if they wish. They will be available to respond to appropriate questions from shareholders at the meeting.

To assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its investors.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

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ITEM 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act and the related rules of the Securities and Exchange Commission, we are providing our shareholders with the opportunity to cast an advisory vote on the compensation of our named executive officers at the meeting. This item, commonly referred to as a “say-on-pay” vote, provides you, as a CenterPoint Energy shareholder, the opportunity to express your views regarding the compensation of our named executive officers as disclosed in this proxy statement.

Feedback from our shareholders is a critical part of our Company’s and our Compensation Committee’s approach to designing our executive compensation program. Each year, we engage in shareholder outreach to proactively solicit feedback about our business strategy, our executive compensation programs and practices, corporate governance practices, human capital management and environmental and sustainability matters. Following the 2020 Annual Meeting, we engaged with our shareholders to discuss any issues or concerns they had, particularly with respect to our executive compensation program and practices. After receiving feedback from our shareholders on our executive compensation program during this engagement effort and evaluating such feedback, the Compensation Committee, with input from its independent compensation consultant and management, conducted a comprehensive review of our programs, including performance metrics and targets, with particular emphasis on our short-term and long-term incentive plans. The table below summarizes several of the executive compensation topics our shareholders asked us to consider.

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Item 3: Advisory Vote on Executive Compensation (continued)

WHAT WE HEARD FROM OUR SHAREHOLDERS	HOW WE RESPONDED
Increase focus on Earnings Per Share (EPS) in incentive plans to more directly align with shareholders

Short-term Incentive Plan: Effective in 2021, the funding of awards for our named executive officers under the short-term incentive plan is solely based on achieving a utility EPS goal.

Long-term Incentive Plan: Effective with the 2021 performance share unit awards under the long-term incentive plan, we replaced cumulative net income with cumulative utility EPS as a performance condition.

Enhance performance-based compensation and ensure rigorous metrics

Financial Performance: Effective in 2021, we incorporated a funding trigger whereby a threshold EPS must be achieved to fund the short-term incentive plan pool and, as described above, the funding of awards for our named executive officers under the short-term incentive plan is solely based on achieving a utility EPS goal. We also reduced the maximum payout opportunity under the short-term incentive plan to 150%.

The 2021 performance share unit awards will represent 75% (previously 70%) of the total award under the long-term incentive plan and, as described above, we replaced cumulative net income with cumulative utility EPS as a performance condition. We decreased the weighting on 2021 restricted stock unit awards to 25% (previously 30%) of the total award under the long-term incentive plan and incorporated a positive operating income trigger into our restricted stock unit awards, which will require positive operating income in the last full calendar year of the restricted period for the awards to vest.

Shareholder Return: Effective with the 2021 performance share unit awards, we increased the weighting on relative TSR from 40% to 45% of the total award under the long-term incentive plan.

Safety and Customer Service Performance and Accountability: While the funding of awards for our named executive officers under the short-term incentive plan beginning in 2021 is based on achieving a utility EPS goal as described above, the Compensation Committee has authority to adjust downward named executive officer awards under the plan if certain operational goals, such as safety and customer service, are not met.

Incorporate ESG metrics into incentive plans

Effective in 2021, we introduced an ESG modifier focused on diversity and inclusion into the short-term incentive plan design. The ESG modifier is a downward-only modifier and can only reduce the potential payout; it cannot increase the short-term incentive plan awards.

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Item 3: Advisory Vote on Executive Compensation (continued)

The objective of our executive compensation program is to enable us to recruit and retain highly qualified executive talent by providing market-based levels of compensation and align the interests of our executives and shareholders. We have structured our compensation program to motivate our executives to achieve individual and business performance objectives by varying their compensation in accordance with the success of our businesses. Highlights of our executive compensation program include the following:

•

Pay for Performance. The guiding principle of our compensation philosophy is that the interests of executives and shareholders should be aligned and that pay should be based on performance. We believe that a substantial portion of the compensation for our named executive officers should be “at risk,” meaning that the executives will receive a certain percentage of their total compensation only to the extent CenterPoint Energy and the particular executive accomplish goals established by the Compensation Committee. While compensation targets will to a large extent reflect the market, actual compensation in a given year will vary based on CenterPoint Energy’s performance, and to a lesser extent, on qualitative appraisals of individual performance. The following graphics reflect the components of the target total direct compensation opportunities provided to our named executive officers.

TARGET COMPENSATION MIX AS OF DECEMBER 31, 2020

(consisting of base salary, short-term incentives and long-term incentives)

*The graphic represents the average size of each component as a percentage of each named executive officer’s (other than the Chief Executive Officer’s and former senior executive officers’) target total direct compensation opportunities (approved by the Compensation Committee in 2020).

•

Market-Based Compensation Targets. We generally target the market median (50th percentile) for each major element of compensation for our named executive officers. To help ensure market-based levels of compensation, we measure the major elements of compensation annually for a job against available data for similar positions in our peer companies. In establishing individual incentive targets and awards, the Compensation Committee considers the data provided by its consultant, the level and nature of the executive’s responsibility, the executive’s experience and the Committee’s own qualitative assessment of the executive’s performance.

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Item 3: Advisory Vote on Executive Compensation (continued)

•

Change in Control Plan. Our Board of Directors approved a change in control plan, which was effective January 1, 2015 and was subsequently amended and restated, effective May 1, 2017, that applies to all of our named executive officers. The plan contains a “double trigger” term and does not provide for any excise tax gross-up payments. Mr. Somerhalder, in his capacity as the Company’s former Interim President and Chief Executive Officer, did not participate in the plan.

•

Stock Ownership Guidelines. We maintain executive stock ownership guidelines applicable to certain of our officers, including our named executive officers, to appropriately align the interests of our officers with our shareholders’ interests for CenterPoint Energy common stock. Our guidelines provide that our Chief Executive Officer should own CenterPoint Energy common stock having a market value of five times base salary, our Executive Chairman and executive vice presidents should own CenterPoint Energy common stock having a market value of three times their respective base salaries and our senior vice presidents should own CenterPoint Energy common stock having a market value of two times their respective base salaries.

•

Hedging Policy. As part of our Insider Trading Policy, our directors and officers are prohibited, and our non-officer employees are strongly discouraged, from hedging the risk of ownership of our common stock by purchasing, selling or writing options on our common stock or engaging in certain other types of transactions. Prohibited hedging or monetization transactions include a number of possible mechanisms, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.

•

Recoupment Policy. We have implemented a policy for the recoupment of short-term and long-term incentive payments in the event an officer is found to have engaged in any fraud, intentional misconduct or gross negligence that leads to a restatement of all, or a portion of, our financial results. This policy permits us to pursue recovery of incentive payments if the payment would have been lower based on the restated financial results.

The discussion under “Compensation Discussion and Analysis” describes our executive compensation program and the related decisions made by the Compensation Committee in more detail. We encourage you to read this discussion, as well as the Summary Compensation Table and other related compensation tables and narrative discussion under “Executive Compensation Tables,” which provides detailed information regarding the compensation of our named executive officers.

In accordance with Section 14A of the Exchange Act and the related rules of the Securities and Exchange Commission, we are asking our shareholders entitled to vote at the meeting to approve the following resolution regarding the compensation of our named executive officers:

RESOLVED, that the shareholders of CenterPoint Energy, Inc. (the “Company”) hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the proxy statement for the Company’s 2021 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Approval of the foregoing resolution requires the affirmative vote of a majority of the shares of common stock entitled to vote and voted for or against this item. Abstentions and broker non-votes will not affect the outcome of the vote on this item.

As an advisory vote, this proposal is not binding upon CenterPoint Energy or the Board of Directors. The final decision on the compensation and benefits of our named executive officers and on whether and how to address the results of the vote remains with the Board of Directors and the Compensation Committee. However, the Board of Directors values the opinions expressed by our shareholders, and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation paid to our named executive officers as disclosed in this proxy statement.

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GENERAL INFORMATION

We began mailing this proxy statement and the accompanying proxy card to shareholders on or about March 12, 2021. The proxy statement and proxy card are being furnished at the direction of the Board of Directors. We will pay all solicitation costs, including the fee of Morrow Sodali LLC, 470 West Ave, Stamford, CT 06902, who will help us solicit proxies, of $13,000 plus expenses. We will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock. In addition, certain of our directors, officers and employees may solicit proxies by telephone and personal contact.

The Board of Directors does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be properly presented to the meeting by others. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best.

Shareholder Proposals for the 2022 Annual Meeting

Any shareholder who intends to present a proposal at the 2022 annual meeting of shareholders and who requests inclusion of the proposal in CenterPoint Energy’s proxy statement and form of proxy in accordance with applicable rules of the Securities and Exchange Commission must file such proposal with us by November 12, 2021.

Our bylaws also require advance notice of other proposals by shareholders to be presented for action at an annual meeting. In the case of the 2022 annual meeting of shareholders, the required notice must be received by our Corporate Secretary between October 25, 2021 and January 23, 2022. The bylaws require, among other things, that the proposal must constitute a proper subject to be brought before the meeting and that the notice must contain prescribed information, including a description of the proposal and the reasons for bringing it before the meeting, proof of the proponent’s status as a shareholder and the number of shares held, the name and address of the proponent, a description of all arrangements and understandings between the proponent and anyone else in connection with the proposal and any material interest of the proponent in the proposal, as well as comply with other procedural requirements. If any of the foregoing information changes or requires supplementation, the proponent must update the information at the times provided in our bylaws. If the proposal is for an amendment of the bylaws, the notice must also include the text of the proposal and be accompanied by an opinion of counsel to the effect the proposal would not conflict with our Restated Articles of Incorporation or Texas law. A copy of the bylaws describing the requirements for notice of shareholder proposals may be obtained on our website at https://investors.centerpointenergy.com/governance.

Director Nominations for the 2022 Annual Meeting

For director nominations by eligible shareholders to be included in our proxy materials, see “Item 1—Election of Directors—Proxy Access Requirements” for further information. Additionally, for any shareholders seeking to make director nominations, but not seeking to include such matters in our proxy materials for the 2022 annual meeting, see “Item 1—Election of Directors—Director Nomination Process” for further information.

Householding of Annual Meeting Materials

In accordance with notices previously sent to many shareholders who hold their shares through a bank, broker or other holder of record (street-name shareholders) and share a single address, only one annual report to shareholders and proxy statement is being delivered to that address unless contrary instructions from any shareholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name shareholder residing at the same address who wishes to receive a separate copy of this proxy statement or the accompanying annual report to shareholders may request a copy by contacting the bank, broker or other holder of record or by contacting us by telephone at (713) 207-3060 or (800) 231-6406. Street-name shareholders who are currently receiving householded materials may revoke their consent, and street-name

88	CenterPoint Energy

2021 Proxy Statement

General Information (continued)

shareholders who are not currently receiving householded materials may request householding of our future materials, by contacting Broadridge Financial Services, Inc., either by calling toll free at (866) 540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent you will be removed from the “householding” program within 30 days of Broadridge’s receipt of your revocation, and each shareholder at your address will receive individual copies of our future materials.

Annual Report to Shareholders

The Annual Report to Shareholders, which includes a copy of our annual report on Form 10-K containing our consolidated financial statements for the fiscal year ended December 31, 2020, accompanies the proxy material being mailed to all shareholders. The Annual Report is not part of the proxy solicitation material.

By Order of the Board of Directors,

Milton Carroll Executive Chairman of the Board	David J. Lesar President and Chief Executive Officer

March 12, 2021

Always There®	89

BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 22, 2021 for shares of common stock held directly and by 11:59 p.m. Eastern Time on April 20, 2021 for shares of common stock held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 22, 2021 for shares held directly and by 11:59 p.m. Eastern Time on April 20, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D36026-P49427                    KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CENTERPOINT ENERGY, INC.
The Board of Directors recommends you vote
FOR the following:
1. Election of Directors
Nominees:		For	Against	Abstain
1a. Leslie D. Biddle		☐	☐	☐
1b. Milton Carroll		☐	☐	☐	The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain
1c. Wendy Montoya Cloonan		☐	☐	☐	2. Ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2021.		☐	☐	☐
1d. Earl M. Cummings		☐	☐	☐
1e. David J. Lesar		☐	☐	☐
1f. Martin H. Nesbitt		☐	☐	☐	3. Approve the advisory resolution on executive compensation.		☐	☐	☐
1g. Theodore F. Pound		☐	☐	☐
1h. Phillip R. Smith		☐	☐	☐
1i. Barry T. Smitherman		☐	☐	☐
							Yes	No

					Please indicate if you plan to attend this meeting.		☐	☐

Sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

ADMISSION TICKET

CENTERPOINT ENERGY, INC.

2021 ANNUAL MEETING OF SHAREHOLDERS

Friday, April 23, 2021

9:00 a.m. Central Time

Auditorium

1111 Louisiana Street

Houston, Texas 77002

This admission ticket admits only the named shareholder.

Note: If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, valid picture identification. The use of video or still photography at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Shareholder Meeting to be Held April 23, 2021.

The Notice & Proxy Statement and Annual Report are

available at: http://materials.proxyvote.com/15189T

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D36027-P49427

CENTERPOINT ENERGY, INC.

2021 Annual Meeting of Shareholders

Proxy-Common Stock

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Monica Karuturi and Vincent A. Mercaldi, or either of them as proxies, with full power of substitution, to vote as designated on the reverse side, all shares of common stock held by the undersigned at the Annual Meeting of Shareholders of CenterPoint Energy, Inc. to be held on Friday, April 23, 2021 at 9:00 a.m. in the Auditorium of 1111 Louisiana Street, Houston, Texas and any adjournments thereof, revoking any proxy heretofore given and with discretionary authority to vote on all other matters that may properly come before the meeting.

If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date the reverse side and mail in the postage-paid envelope provided, or direct your vote by Internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In absence of instructions to the contrary on a signed or executed proxy, the shares represented will be voted in accordance with the Board’s recommendation.

The terms for Directors will expire in 2022. The Board of Directors recommends a vote FOR the nominees for Directors, FOR the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2021 and FOR the advisory resolution on executive compensation.

Continued and to be signed on reverse side

BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 22, 2021 for shares of common stock held directly and by 11:59 p.m. Eastern Time on April 20, 2021 for shares of common stock held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 22, 2021 for shares held directly and by 11:59 p.m. Eastern Time on April 20, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D36028-P49427                    KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CENTERPOINT ENERGY, INC.
The Board of Directors recommends you vote
FOR the following:
1. Election of Directors
Nominees:		For	Against	Abstain
1a. Leslie D. Biddle		☐	☐	☐
1b. Milton Carroll		☐	☐	☐	The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain
1c. Wendy Montoya Cloonan		☐	☐	☐	2. Ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2021.	☐	☐	☐
1d. Earl M. Cummings		☐	☐	☐
1e. David J. Lesar		☐	☐	☐
1f. Martin H. Nesbitt		☐	☐	☐	3. Approve the advisory resolution on executive compensation.	☐	☐	☐
1g. Theodore F. Pound		☐	☐	☐
1h. Phillip R. Smith		☐	☐	☐
1i. Barry T. Smitherman		☐	☐	☐

Sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date

Important Notice Regarding the Availability of Proxy Materials

for the Annual Shareholder Meeting to be Held April 23, 2021.

The Notice & Proxy Statement and Annual Report are

available at: http://materials.proxyvote.com/15189T

This proxy covers all shares of common stock in the CenterPoint Energy, Inc. stock fund under the CenterPoint Energy Savings Plan (Plan) for which the undersigned has the right to give confidential voting instructions to The Northern Trust Company, Trustee of the Plan. Under the Plan, participants are “named fiduciaries” as defined under ERISA to the extent of their authority to direct the voting of shares held in their accounts and their proportionate share of allocated shares for which no direction is received and unallocated shares, if any (together, “Undirected Shares”). This proxy, when properly executed, will be voted by the Trustee as directed by the undersigned. If no direction is given to the Trustee by 11:59 p.m. Eastern Time on April 20, 2021, The Northern Trust Company, as Trustee, will vote the Undirected Shares in the same proportion as the shares for which directions are received, except as otherwise provided in accordance with ERISA.

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D36029-P49427

CENTERPOINT ENERGY, INC.

2021 Annual Meeting of Shareholders

Proxy-Common Stock

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints The Northern Trust Company to vote as designated on the reverse side, all shares of common stock held by the undersigned at the Annual Meeting of Shareholders of CenterPoint Energy, Inc. to be held on Friday, April 23, 2021 at 9:00 a.m. in the Auditorium of 1111 Louisiana Street, Houston, Texas and any adjournments thereof, revoking any proxy heretofore given and with discretionary authority to vote on all other matters that may properly come before the meeting.

If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date the reverse side and mail in the postage-paid envelope provided, or direct your vote by Internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In absence of instructions to the contrary on a signed or executed proxy, the shares represented will be voted in accordance with the Board’s recommendation.

The terms for Directors will expire in 2022. The Board of Directors recommends a vote FOR the nominees for Directors, FOR the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2021 and FOR the advisory resolution on executive compensation.

Continued and to be signed on reverse side